Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

SMART GLOBAL HOLDINGS, INC.,

STORM PRIVATE HOLDINGS I LTD.

AND

STORM PRIVATE INVESTMENTS LP

Dated as of June 28, 2022

i

ii

EXHIBITS

Exhibit A	Form of Restrictive Covenant Agreement
Exhibit B	Earn-Out
Exhibit C-1	Sample Cash Calculation
Exhibit C-2	Sample Indebtedness Calculation
Exhibit C-3	Sample Net Working Capital Calculation
Exhibit C-4	Accounting Principles

iii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of June 28, 2022 (the “Execution Date”), is by and among SMART Global Holdings, Inc., a Cayman Islands exempted company limited by shares (“Purchaser”), Storm Private Holdings I Ltd., a Cayman Islands exempted company limited by shares (the “Company”) and Storm Private Investments LP, a Cayman Islands exempted limited partnership acting by its general partner Siris Partners II (Cayman) GP I LP, acting by its general partner, Siris Partners II (Cayman) GP Holdco I LP, acting by its general partner, Siris Partners II (Cayman) GP I Ltd. (“Seller”). Purchaser, the Company and Seller are each sometimes referred to herein as a “Party” or collectively as the “Parties”.

RECITALS:

WHEREAS, Seller owns all of the issued and outstanding Capital Stock of the Company;

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Purchased Shares (the “Share Purchase”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to Purchaser to enter into this Agreement and consummate the Transactions (including the Share Purchase), Siris Partners II (Cayman) Main I LP and Siris Partners II (Cayman) Parallel I LP (collectively, “Siris Fund II”) are entering into a restrictive covenant agreement with Purchaser in the form attached hereto as Exhibit A (the “Restrictive Covenant Agreement”), which shall be effective as of the Effective Time; and

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as an inducement to Purchaser to enter into this Agreement and consummate the Transactions (including the Share Purchase), each of the Key Employees has entered into or is entering into an offer letter and related employment documentation with Purchaser in a form provided by Purchaser (each, an “Offer Letter”), each of which shall be effective as of the Effective Time.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF PURCHASED SHARES

Section 1.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser will purchase, assume, acquire, and accept from Seller, all of Seller’s rights, title, and interest in and to the Purchased Shares, in each case, free and clear of any Encumbrances (other than transfer restrictions imposed thereon by applicable U.S. federal and state securities Law).

Section 1.2 Purchase Price.

(a) The initial purchase price to be paid to Seller as consideration for the Share Purchase and the other Transactions will be an amount in cash equal to the Closing Adjusted Purchase Price, subject to the adjustments set forth in Section 1.4 (the Closing Adjusted Purchase Price, as so adjusted, the “Closing Purchase Price”).

(b) In addition to the Closing Purchase Price, and in consideration for the Share Purchase and the other Transactions, following the Closing, Seller shall have the right to receive the Achieved Earn-Out Value, if any, that may become payable by Purchaser (if at all) upon the terms and subject to the satisfaction of the conditions set forth on Exhibit B.

Section 1.3 Estimated Closing Adjustment Statement. No later than five Business Days prior to the Closing Date, Seller will deliver to Purchaser a statement (the “Estimated Closing Adjustment Statement”) setting forth (a) an unaudited consolidated balance sheet of the Purchased Companies as of the Reference Time, (b) Seller’s good faith estimates of Closing Net Working Capital (“Estimated Closing Net Working Capital”), Closing Indebtedness (“Estimated Closing Indebtedness”), Closing Cash (“Estimated Closing Cash”) and Closing Transaction Expenses (“Estimated Closing Transaction Expenses”) and (c) Seller’s good faith calculation of the Estimated Closing Adjustment based thereon. The Estimated Closing Adjustment Statement will (x) be derived from the books and records of the Purchased Companies, (y) be prepared in accordance with the Accounting Principles, and (z) include reasonable supporting detail to evidence the calculations of the amounts contained therein. Seller shall in good faith consider any comments Purchaser may have to the Estimated Closing Adjustment Statement.

Section 1.4 Post-Closing Purchase Price Adjustment.

(a) Preparation of the Preliminary Adjustment Statement. Within 90 days after the Closing Date, Purchaser will prepare and deliver to Seller a preliminary statement (the “Preliminary Adjustment Statement”) setting forth in reasonable detail Purchaser’s good faith calculation of (i) Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses and (ii) the Adjustment Amount based thereon. The Preliminary Adjustment Statement will (x) be derived from the books and records of the Purchased Companies, (y) be prepared in accordance with the Accounting Principles, and (z) include reasonable supporting detail to evidence the calculations of the amounts contained therein. Notwithstanding the foregoing, in the event Purchaser does not deliver to Seller the Preliminary Adjustment Statement in accordance with this Section 1.4(a), the calculations of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses set forth in the Estimated Closing Adjustment Statement shall be deemed final and binding for all purposes under this Agreement, and the Adjustment Amount (as finally determined in accordance with this Section 1.4) shall be deemed to equal zero.

(b) Review of Preliminary Adjustment Statement.

(i) During the 45-day period commencing upon receipt by Seller of the Preliminary Adjustment Statement (the “Adjustment Review Period”), Purchaser shall provide Seller and any accountants and advisors engaged by Seller with reasonable access, during normal business hours and upon reasonable advance notice, to the books and records of the Purchased Companies used to prepare the Preliminary Adjustment Statement solely for the purposes of (A) enabling Seller and its accountants or advisors to calculate and to review Purchaser’s calculation of the Adjustment Amount set forth in the Preliminary Adjustment Statement and (B) identifying any dispute related to Purchaser’s calculation of the Adjustment Amount set forth in the Preliminary Adjustment Statement.

(ii) If Seller disputes the calculation of the Adjustment Amount set forth in the Preliminary Adjustment Statement, then Seller shall deliver a written notice (a “Notice of Disagreement”) to Purchaser prior to the expiration of the Adjustment Review Period. The Notice of Disagreement shall set forth, in reasonable detail, the principal basis for the dispute of such calculation and Seller’s determination of the Adjustment Amount (including Seller’s proposed good faith calculations of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses).

(iii) If Seller does not deliver a Notice of Disagreement to Purchaser prior to the expiration of the Adjustment Review Period, the Adjustment Amount set forth in the Preliminary Adjustment Statement shall be deemed final and binding on Purchaser and Seller as the Adjustment Amount for all purposes of this Agreement.

(c) Meeting to Resolve Proposed Adjustments. If Seller delivers a Notice of Disagreement prior to the expiration of the Adjustment Review Period in accordance with Section 1.4(b)(ii), then Purchaser and Seller shall meet, confer in good faith and exchange additional relevant information reasonably requested by the other Party regarding the computation of the Adjustment Amount for a period of 20 days following Purchaser’s receipt of the Notice of Disagreement. In the event Purchaser and Seller resolve any differences as to the Adjustment Amount (the “Agreed Adjustment Modifications”), the Adjustment Amount set forth in the Preliminary Adjustment Statement, as adjusted by the Agreed Adjustment Modifications, shall be final and binding as the Adjustment Amount for all purposes of this Agreement.

(d) Resolution by Accounting Referee.

(i) If Seller and Purchaser are unable to reach agreement on the calculation of the Adjustment Amount within the 20-day period following Purchaser’s receipt of the Notice of Disagreement, then either Seller or Purchaser may submit any remaining disputed adjustments that were included in the Notice of Disagreement to Ernst & Young Global Limited (or, if such accounting firm declines to act or is not independent as of the time of any such submission of a disputed adjustment, to an independent accounting firm mutually acceptable to Purchaser and Seller, or if Purchaser and Seller are not able to agree on a mutually acceptable independent accounting firm within 30 days, then an independent accounting firm of national standing in the United States) (the “Accounting Referee”) in accordance with the following provisions of this Section 1.4(d); provided that the Accounting Referee will not have provided audit, accounting, or other services to Purchaser or Seller or their respective Affiliates in the past five years; provided, further, that the Accounting Referee will act as an expert and not an arbitrator in resolving such disputes.

(ii) Seller will furnish the Accounting Referee with a copy of this Agreement, the Estimated Closing Adjustment Statement, the Preliminary Adjustment Statement and the Notice of Disagreement. Purchaser and Seller will also furnish to the Accounting Referee position papers outlining such Party’s respective arguments and supporting documentation for such Party’s position; provided, however, that Purchaser’s positions, arguments and computations must match those set forth in the Preliminary Adjustment Statement or agreed to with Seller pursuant to Section 1.4(c) (and the Accounting Referee will not consider any that do not so match), and Seller’s positions, arguments and computations must match those set forth in the Notice of Disagreement or agreed to with Purchaser pursuant to Section 1.4(c) (and the Accounting Referee will not consider any that do not so match).

(iii) The Accounting Referee’s engagement will be limited to: (A) reviewing the Preliminary Adjustment Statement and the amounts in dispute as set forth in the Notice of Disagreement and that remain in dispute (the “Unresolved Matters”); (B) determining an amount with respect to any such Unresolved Matter that is within the range defined by the respective amounts proposed by Purchaser and Seller; and (C) calculating the Adjustment Amount, which will include those amounts in the Preliminary Adjustment Statement accepted by Seller pursuant to Section 1.4(b)(iii), those adjustments otherwise agreed to in writing by Purchaser and Seller pursuant to Section 1.4(c), and those amounts determined by the Accounting Referee for the Unresolved Matters in accordance with this Agreement (including the Accounting Principles). The Accounting Referee’s determination will be based solely on information provided to the Accounting Referee by Purchaser and Seller and not based on any independent review. The fees and expenses of the Accounting Referee will be borne by Seller and Purchaser in inverse proportion as they may prevail on matters resolved by the Accounting Referee, which proportionate allocations will also be determined by the Accounting Referee at the time of the determination of Adjustment Amount by the Accounting Referee; provided that any retainer or other upfront costs or expenses of the Accounting Referee will be equally divided between Seller and Purchaser, subject to re-allocation as set forth above; provided, further, that the Escrow Amount shall serve as the sole source of recovery for any fees, costs or expenses payable by Seller under this Section 1.4(d).

(iv) The Parties will instruct the Accounting Referee to (A) complete its calculation of the Adjustment Amount within 30 days from the date of submission of the Unresolved Matters to the Accounting Referee pursuant to Section 1.4(d)(ii) and (B) deliver promptly thereafter its calculation of the Adjustment Amount to Seller and Purchaser, together with a concise and reasoned written report setting forth each Unresolved Matter and the Accounting Referee’s determination with respect thereto. The Accounting Referee’s determination and calculation of the Adjustment Amount will be conclusive and binding upon the Parties (absent mathematical errors by the Accounting Referee) for all purposes of this Agreement and may be entered and enforced in any court of competent jurisdiction as an arbitral award.

(e) Payment of Adjustment Amount. No later than the fifth Business Day following the final determination of the Adjustment Amount (as finally determined in accordance with this Section 1.4), if the Adjustment Amount is:

(i) a positive number, (A) Purchaser will promptly pay (or cause to be paid) to Seller, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller to Purchaser, an amount in cash equal to the lesser of (x) the Adjustment Amount and (y) an amount equal to the Escrow Amount, and (B) Purchaser and Seller will deliver joint written instructions to the Escrow Agent (which joint written instructions will be delivered in accordance with the Escrow Agreement) directing the Escrow Agent to distribute to Seller the Escrow Amount; provided, for the avoidance of doubt, that Purchaser shall in no event be required to make any payment (or cause any payment to be made) to Seller pursuant to clause (A) of this Section 1.4(e)(i) or otherwise in respect of the Adjustment Amount of any amount exceeding an amount equal to the Escrow Amount;

(ii) a negative number (the absolute value of the Adjustment Amount, the “Shortfall Amount”), Purchaser and Seller will deliver joint written instructions to the Escrow Agent (which joint written instructions will be delivered in accordance with the Escrow Agreement) directing the Escrow Agent to (1) distribute to Purchaser an amount equal to the lesser of (x) the Shortfall Amount and (y) the Escrow Amount, and (2) distribute to Seller the remaining Escrow Amount (if any); provided that Seller shall in no event be required to make any payment to Purchaser pursuant to this Section 1.4(e)(ii) or otherwise in respect of the Adjustment Amount beyond delivery of the Escrow Amount (or portion thereof) to Purchaser as provided herein; or

(iii) zero, (A) Purchaser and Seller will deliver joint written instructions to the Escrow Agent (which joint written instructions will be delivered in accordance with the Escrow Agreement) directing the Escrow Agent to distribute to Seller the Escrow Amount, and (B) neither Purchaser nor Seller will be obligated to pay any amounts pursuant to this Section 1.4(e).

(f) For all Tax purposes, any payment made by any Party under this Section 1.4 shall be treated by the Parties as an adjustment to the Closing Purchase Price to the extent permitted by applicable Law.

Section 1.5 Withholding. Purchaser, the Company and their respective Affiliates and agents will be entitled to deduct and withhold from the consideration otherwise payable to Seller pursuant to this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts as are required to be deducted and withheld under the Code, or any Tax law, with respect to the making of such payment. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts will be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made. Without limiting the foregoing sentences of this Section 1.5, Purchaser will use commercially reasonable efforts to notify Seller in advance of any deduction and withholding from payments to be made to Seller pursuant to this Agreement.

ARTICLE II

CLOSING

Section 2.1 Closing Date. The closing of the Transactions (the “Closing”) will take place remotely via electronic exchange of documents and signatures on the third Business Day following the satisfaction (or written waiver, to the extent permitted by applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction of such conditions), or on such other date or at such other place as Seller and Purchaser mutually agree in writing; provided, however, that in the event that, pursuant to the foregoing terms, the Closing would occur (x) on or prior to August 29, 2022, (y) after August 29, 2022, and prior to September 26, 2022, or (z) on a date during the last 15 days of a Purchaser fiscal quarter, then, in any such case, at Purchaser’s written election delivered to the Company no later than one Business Day prior to the date on which the Closing would have otherwise occurred (such date, the “Original Closing Date”) (provided, that (a) such election shall be irrevocable upon delivery and effective as of 12:01 a.m. (Pacific time) on the Original Closing Date, (b) upon effectiveness of such election, and subject to (i) confirmation by each of Seller and the Company to Purchaser in writing that each of Seller and the Company is ready, willing, and able to consummate the Closing on the Original Closing Date and (ii) the delivery by each of Seller and the Company to Purchaser of the certificates specified in Section 8.2(e) and Section 8.2(f), respectively, dated as of the Original Closing Date (and not the Closing Date) solely with respect to the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(c)), each of the conditions to the obligations of Purchaser set forth in Section 8.2(a) and Section 8.2(c) (other than with respect to non-fulfillment of any such condition as a result of any willful breach by Seller or the Company occurring after the date of the delivery of such election) shall be deemed to have been irrevocably fulfilled in all respects and Purchaser shall have irrevocably waived its right to terminate this Agreement pursuant to Section 11.1(d)(i) (other than with respect to a willful breach by Seller or the Company occurring after the date of the delivery of such election) (for the avoidance of doubt, as a condition to the Closing, each of Seller and the Company will be required to deliver the certificate specified in Section 8.2(e) and Section 8.2(f), respectively, with respect to the absence of any willful breach by Seller or the Company occurring after the date of the delivery of such election) and (c) in the case of such election, neither Seller nor Purchaser shall have the right to terminate this Agreement pursuant to Section 11.1(c) or Section 11.1(f) until September 6, 2022 (in the case of clause (x)), October 3, 2022 (in the case of clause (y)) or the fifth Business Day of the immediately succeeding fiscal quarter (in the case of clause (z))), the Closing shall take place on August 29, 2022 (in the case of clause (x)), September 26, 2022 (in the case of clause (y)) or the first Business Day of the immediately succeeding Purchaser fiscal quarter (in the case of clause (z)), if, except to the extent provided above in this sentence, the conditions set forth in Article VIII are satisfied or waived as of such time, or if such conditions are not satisfied or waived as of such time, the timing of the Closing shall be determined in accordance with this Section 2.1, unless another date is agreed to in writing by Seller and Purchaser. The date on which the Closing occurs is referred to herein as the “Closing Date” and the Closing shall be deemed to have occurred as of 12:01 a.m. (Pacific time) on the Closing Date (the “Effective Time”). Unless otherwise explicitly specified, all transactions taking place at the Closing shall be deemed to occur simultaneously.

Section 2.2 Closing Deliveries.

(a) Deliveries by Seller. At the Closing (or in those cases where a specified period of time before the Closing is indicated in this Agreement, by no later than such time), Seller shall have delivered, or caused to be delivered, to Purchaser:

(i) (A) a share transfer form or assignment (or comparable documents), duly executed by Seller, together with such other assignments, deeds and other instruments necessary to vest in Purchaser all of Seller’s right, title, and interest in and to the Purchased Shares, and (B) a copy of the register of members of the Company, dated as of the Closing and duly certified by a director of the Company or the registered office provider of the Company, evidencing that the Purchased Shares have been transferred and registered as fully paid under the name of Purchaser;

(ii) the Estimated Closing Adjustment Statement;

(iii) the Seller Officer’s Certificate;

(iv) the Company Officer’s Certificate;

(v) an IRS Form W-8BEN, properly completed and executed by Seller;

(vi) duly executed copies of each Payoff Letter, together with UCC-3 termination statements and duly executed and, if applicable, recordable releases of all Encumbrances on the Capital Stock, other Securities, assets or properties of the Purchased Companies securing all Covered Indebtedness;

(vii) an Invoice for each Closing Transaction Expense set forth on the Estimated Closing Adjustment Statement;

(viii) duly executed letters of resignation, in form and substance reasonably satisfactory to Purchaser and effective as of the Closing, of each of the directors of the Company as directed by Purchaser no later than five Business Days prior to the Closing Date;

(ix) the Restrictive Covenant Agreement, duly executed by Siris Fund II;

(x) the Escrow Agreement, duly executed by Seller;

(xi) each other Ancillary Agreement to which Seller or any Purchased Company is a party, duly executed by Seller or such Purchased Company, as applicable;

(xii) evidence reasonably satisfactory to Purchaser that all consents, approvals, authorizations, permits or waivers of, filings or registrations with or notifications to any Governmental Authority set forth on Section 8.1(b) of the Company Disclosure Letter have been made or obtained;

(xiii) evidence reasonably satisfactory to Purchaser that all Affiliate Arrangements set forth on Section 6.8 of the Company Disclosure Letter have been terminated without any further obligation binding on, or Liability of, any Purchased Company (excluding obligations that are set forth on Section 6.8(b) of the Company Disclosure Letter, solely to the extent such provisions set forth on Section 6.8(b) of the Company Disclosure Letter expressly survive the termination of any such Affiliate Arrangement pursuant to the written terms of such Affiliate Arrangement);

(xiv) evidence reasonably satisfactory to Purchaser that Seller has obtained the D&O Tail Policy; and

(xv) the Needed Financial Statements.

(b) By Purchaser. At the Closing, Purchaser shall have delivered to Seller:

(i) the Purchaser Officer’s Certificate;

(ii) the Escrow Agreement, duly executed by Purchaser and the Escrow Agent; and

(iii) each other Ancillary Agreement to which Purchaser is a party, duly executed by Purchaser.

(c) Closing Payments.

(i) Payment of Consideration. At the Closing, Purchaser shall pay, or cause to be paid, an amount equal to (A) the Closing Adjusted Purchase Price, minus (B) the Escrow Amount, in cash to Seller by wire transfer of immediately available funds to the account(s) designated by Seller in the Estimated Closing Adjustment Statement.

(ii) Payment of Transaction Costs. At the Closing, Purchaser shall pay, or cause to be paid, on behalf of the Purchased Companies, the Estimated Closing Transaction Expenses as to which final Invoices therefor (including wire instructions) have been provided to Purchaser at least one Business Day prior to the Closing Date, in each case by wire transfer of immediately available funds to the accounts designated in such Invoices.

(iii) Payment of Indebtedness. At the Closing, Purchaser shall repay, or cause to be repaid, on behalf of the Purchased Companies, the Estimated Closing Indebtedness as to which final Payoff Letters therefor (including wire instructions) have been provided to Purchaser at least one Business Day prior to the Closing Date, in each case by wire transfer of immediately available funds to the accounts designated in such Payoff Letters.

(iv) Delivery of Escrow Amount. At the Closing, Purchaser shall deposit with the Escrow Agent an amount equal to the Escrow Amount by wire transfer of immediately available funds to the account designated by the Escrow Agent (the “Escrow Account”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

Section 3.1 Formation. Seller is an exempted limited partnership duly formed, validly existing, and in good standing under the Laws of the Cayman Islands.

Section 3.2 Authorization, Validity, and Execution. Seller has all power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is (or will be) a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions (including the Share Purchase), and the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which Seller is (or will be) a party, and the consummation of the Transactions, have been duly and validly authorized by Seller by all necessary action on the part of Seller and the holders of its Securities. This Agreement and each Ancillary Agreement to which Seller is (or will be) a party (i) have been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by Seller and (ii) assuming due authorization, execution, and delivery by Purchaser, this Agreement and each such Ancillary Agreement is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, in each case, except as such enforceability may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, and other similar Laws affecting creditors’ rights generally and (B) general principles of equity (the “Enforceability Exceptions”).

Section 3.3 No Violations. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is (or will be) a party and the consummation by Seller of the Transactions (including the Share Purchase) will not (a) violate the provisions of any Organizational Document of Seller, (b) assuming compliance with the matters referred to in Section 3.4, violate or conflict with any Law applicable to Seller or by which it or any of its Assets are bound, (c) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or a right of termination or cancellation under, or accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which Seller is a party, or by which it or any of its Assets may be bound or affected or (d) result in the creation of any Encumbrance upon the Purchased Shares; except, with respect to clauses (b) and (c), as would not reasonably be expected to prevent, materially impair, or materially delay the ability of Seller to enter into and perform its obligations under this Agreement and the Ancillary Agreements or consummate the Transactions (including the Share Purchase).

Section 3.4 Governmental Authorization; Consents and Approvals. No action by or in respect of, notice to, consent from, approval, authorization, permit or waiver of, or filing or registration with, any Governmental Authority or any other Person is required to be made or obtained in connection with the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is (or will be) a party and the consummation of the Transactions, other than compliance with any applicable requirements of Regulatory Laws set forth on Section 8.1(b) of the Company Disclosure Letter.

Section 3.5 Ownership of the Purchased Shares. Seller is the sole owner of record and beneficially of the Purchased Shares and has good and valid title to such Purchased Shares, free and clear of any Encumbrances (other than restrictions imposed by securities laws applicable to unregistered securities generally). Upon the sale and transfer of the Purchased Shares to Purchaser, Seller will convey to Purchaser good and valid title to the Purchased Shares, free and clear of any Encumbrances (other than transfer restrictions imposed thereon by applicable U.S. federal and state securities Law). Seller does not own, of record or beneficially, or have any interest in or right to acquire, any Capital Stock or other Securities of the Purchased Companies other than the Purchased Shares. Other than pursuant to this Agreement or Seller’s Organizational Documents, (a) Seller is not a party to any voting trusts, shareholder agreements, proxies, registration rights agreements, or other Contracts or understandings in effect with respect to the acquisition, disposition, voting, or transfer of any Purchased Shares, (b) Seller is not bound by any Contract restricting Seller’s right to dispose of or transfer the Purchased Shares or any Capital Stock or other Securities of the Purchased Companies and (c) there are no preferential purchase rights, “tag-along” rights, “drag-along” rights, rights of first offer, rights of first refusal, co-sale rights, or other similar rights with respect to the Purchased Shares or that are or may be applicable to the Transactions, including the Share Purchase.

Section 3.6 Orders; Actions; Bankruptcy. There are no (a) Orders pending or, to the Knowledge of Seller, threatened against Seller, in each case, that (i) challenges or may otherwise have the effect of interfering with, preventing, materially delaying, or making illegal the Transactions, including the Share Purchase, or (ii) relates in any way to the Purchased Shares, or (b) Actions pending or, to the Knowledge of Seller, threatened against Seller, in each case, that (i) challenges or may otherwise have the effect of interfering with, preventing, materially delaying, or making illegal the Transactions, including the Share Purchase, or (ii) relates in any way to the Purchased Shares. Seller is not the subject of a bankruptcy, reorganization, or similar proceeding.

Section 3.7 Brokers. Seller has not engaged, and does not and will not have any Liability to pay any fees, commissions or other amounts to, any broker, finder, or investment banker in connection with the Transactions.

Section 3.8 Investigation; No Other Representations. Seller acknowledges that, other than the representations and warranties expressly set forth in Article V of this Agreement and in the certificates or other instruments delivered by Purchaser pursuant hereto, neither Purchaser nor any of its direct or indirect equityholders or Representatives makes or has made any representation or warranty, either express or implied, at law or in equity as to the accuracy or completeness of any of the information (financial or otherwise) provided or made available to Seller, any of its direct or indirect equityholders or any of its Representatives prior to the execution of this Agreement. Seller specifically disclaims that it is relying upon or has relied upon any representations or warranties other than the representations and warranties expressly set forth in Article V of this Agreement and in the certificates or other instruments delivered by Purchaser pursuant hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the applicable Section or subsection of the Company Disclosure Letter, the Company represents and warrants to Purchaser as follows:

Section 4.1 Formation, Existence, and Good Standing. Section 4.1 of the Company Disclosure Letter sets forth a true and correct list of each Purchased Company and the jurisdiction of organization or formation of each Purchased Company. Each Purchased Company (a) is duly organized or formed, validly existing, and in good standing (where such concept is applicable) under the Laws of its respective jurisdiction of organization or formation, (b) has been in continuous existence since its formation, (c) has all corporate or equivalent organizational power and authority necessary to own, lease and operate its Assets, to carry on its business as currently being conducted, and to perform its obligations under all Contracts to which it is a party or by which it or its Assets are bound, and (d) is duly qualified to do business

(where such concept is applicable) in each jurisdiction where the nature of its business or the ownership of its Assets makes such qualification necessary, except where any failure to be so qualified would not be material (individually or in the aggregate) to such Purchased Company. The Company has made available to Purchaser accurate and complete copies of the Organizational Documents of each Purchased Company, in each case as amended through the date hereof.

Section 4.2 Authorization, Validity, and Execution. The execution, delivery, and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is (or will be) a party and the consummation of the Transactions, in each case, are within the corporate or equivalent power and authority of the Company and have been duly authorized by the Company by all necessary action on the part of the Company and holders of its Securities. This Agreement and each Ancillary Agreement to which the Company is (or will be) a party (a) have been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by the Company and (b) assuming due authorization, execution, and delivery by Purchaser and Seller, this Agreement and each such Ancillary Agreement is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

Section 4.3 No Violations. Except as set forth on Section 4.3 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a party and the consummation of the Transactions will not (a) violate the provisions of any Organizational Document of any Purchased Company, (b) assuming compliance with the matters referred to in Section 4.4, violate or conflict with any Law applicable to any Purchased Company or by which any such Purchased Company or any of its Assets are bound, (c) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or a right of termination or cancellation under, or accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which any Purchased Company is a party, or by which any such Purchased Company or its Assets may be bound or affected, or (d) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the Assets of any Purchased Company, except, with respect to clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to (x) be material to the Purchased Companies, taken as a whole, or (y) prevent, materially impair, or materially delay the ability of the Company to consummate the Transactions.

Section 4.4 Governmental Authorization; Consents and Approvals. No action by or in respect of, notice to, consent from, approval, authorization, permit or waiver of, or filing or registration with, any Governmental Authority or any other Person is required to be made or obtained in connection with the execution, delivery, and performance of this Agreement and the Ancillary Agreements to which the Company is (or will be) a party and the consummation of the Transactions, other than compliance with any applicable requirements of Regulatory Laws set forth on Section 8.1(b) of the Company Disclosure Letter.

Section 4.5 Capitalization.

(a) Section 4.5(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of each of the record and beneficial holders of the Capital Stock and other Securities of each Purchased Company. All of the issued and outstanding Capital Stock of each of the Purchased Companies has been duly authorized and validly issued and is fully paid and nonassessable, is not subject to any preemptive right, subscription right, right of first refusal, right of first offer, right of rescission, or other similar right and was not issued in violation of any such rights. All outstanding Capital Stock of each Purchased Company has been issued and granted in compliance in all material respects with (i) all applicable securities Laws and other applicable Laws, (ii) all requirements set forth in the Organizational Documents of the applicable Purchased Company, and (iii) any Contract by which the applicable Purchased Company or any of its Assets is bound.

(b) Section 4.5(b) of the Company Disclosure Letter sets forth a true, correct, and complete list of each outstanding Incentive Right Award, including with respect to each such Incentive Right Award (i) the name, (ii) the date of grant, and (iii) the number of Incentive Rights subject thereto. All Incentive Rights Awards have been granted and administered in compliance in all material respects with (A) all applicable Tax and securities Laws and other applicable Laws, including Section 409A of the Code to the extent applicable, (B) the terms of the Long Term Incentive Plan and all requirements set forth in the applicable award agreement evidencing such Incentive Right Award, and (C) all requirements set forth in the Organizational Documents of Stratus Bermuda and all Contracts by which Stratus Bermuda or any of its Assets are bound. The Company has made available to Purchaser true, accurate, and complete copies of (1) the Long Term Incentive Plan, and (2) each award agreement evidencing an Incentive Right Award. Except for the Incentive Right Awards set forth on Section 4.5(b) of the Company Disclosure Letter, there are no outstanding or authorized, compensatory, or non-compensatory equity or equity-linked interests with respect to the Capital Stock or other Securities, or other voting interests in, any Purchased Company, including without limitation, any options, appreciation rights, restricted shares or restricted share unit awards, profits interests, profit participation rights, phantom equity, or similar awards or rights.

(c) Section 4.5(c) of the Company Disclosure Letter sets forth a true, correct, and complete list of the following information with respect to Incentive Right Award set forth on Section 4.5(b) of the Company Disclosure Letter: (i) whether such Incentive Rights constitute Initial Incentive Rights or Follow-On Incentive Rights under the Long Term Incentive Plan, (ii) the vesting schedule (including any accelerated vesting provisions), including the number of vested and unvested Incentive Rights, (iii) the strike price applicable to the Incentive Rights evidenced thereby, (iv) the expiration date, and (v) any payment elections made by the holder thereof (if applicable).

(d) Except as set forth on Section 4.5(a) and Section 4.5(b) of the Company Disclosure Letter, there are no (i) authorized or outstanding shares of Capital Stock or other Securities of any Purchased Company, (ii) options, warrants, calls, subscriptions or other rights, convertible securities, exchangeable securities, restricted shares, restricted share units, appreciation rights, profits interests, profit participation rights, phantom equity, or any similar awards or rights with respect to any Purchased Company, or promises to issue, transfer, or sell any of the foregoing, or (iii) Contracts, agreements, arrangements, trusts, or any other obligation or commitment (x) obligating any Purchased Company to issue, transfer or sell any Capital Stock or other Securities of any Purchased Company, (y) requiring any Purchased Company to repurchase, redeem, or otherwise acquire any of Capital Stock or other Securities of any Purchased Company, or otherwise make any payment in respect of any such Capital Stock or other Securities of such Purchased Company, or (z) with respect to the voting of any Capital Stock or other Securities of a Purchased Company. There are no bonds, debentures, notes, or other instrument of Indebtedness giving or purporting to give the holder thereof the right to vote or consent (or convertible into or exchangeable for Securities of any Purchased Company having the right to vote or consent) on any matters on which the holders of Securities of any Purchased Company may vote. There are no preferential purchase rights, “tag-along” rights, “drag-along” rights, rights of first offer, rights of first refusal, co-sale rights, or other similar rights with respect to any Capital Stock or other Securities of any Purchased Company.

(e) There are no accrued or declared but unpaid dividends or distributions on any Capital Stock or other Securities of any Purchased Company.

(f) No Purchased Company owns, directly or indirectly, any Capital Stock or other Securities in any Person other than another Purchased Company.

Section 4.6 Financial Statements; Absence of Undisclosed Liabilities.

(a) Section 4.6(a) of the Company Disclosure Letter sets forth the audited consolidated balance sheets and related consolidated statements of operations and comprehensive income, statements of stockholders’ equity and statements of cash flows of Stratus Technologies Bermuda Ltd. (“Stratus Bermuda”) and its Subsidiaries as of, and for the fiscal years ended, February 28, 2021 and February 27, 2022 (such date, the “Balance Sheet Date” and the audited consolidated balance sheet as of such date, the “Balance Sheet”) (such financial statements, the “Current Financial Statements”).

(b) The Current Financial Statements (i) are accurate and complete in all material respects, (ii) have been prepared from the books and record of the Purchased Companies, (iii) have been prepared in accordance, and comply as to form in all material respects, with GAAP, consistently applied throughout the periods presented, and (iv) fairly present the combined financial condition and combined results of operations and cash flows of the Purchased Companies as of the respective dates or for the respective time periods set forth therein.

(c) When delivered in accordance with Section 6.17, the Interim Financial Statements will (i) be accurate and complete in all material respects, (ii) be prepared from the books and record of the Purchased Companies, (iii) be prepared in accordance, and comply as to form in all material respects, with GAAP, consistently applied throughout the periods presented, and (iv) fairly present the combined financial condition and combined results of operations and cash flows of the Purchased Companies as of the respective dates or for the respective time periods set forth therein (except (A) for the absence of footnotes and (B) for normal and recurring year-end adjustments, none of which are material individually or in the aggregate).

(d) The books of account and other financial records of the Purchased Companies (including the summary balance sheets, trial balances and related work papers which have been made available to Purchaser for each fiscal month during the quarterly period ended May 29, 2022) are true and correct, have been kept accurately in the ordinary course of business consistent with applicable Laws, the transactions entered therein represent bona fide transactions and the revenues, expenses, Assets, and Liabilities of the Purchased Companies have been properly recorded therein in all material respects. The Purchased Companies have established and maintain internal accounting controls designed, intended, and sufficient to provide reasonable assurances (i) that transactions, receipts, and expenditures of the Purchased Companies are being executed and made only in accordance with appropriate authorizations of management and the governing bodies of such Purchased Companies, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Purchased Companies, (iv) that the amount recorded for Assets on the books and records of the Purchased Companies are compared with the existing Assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) that accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(e) All accounts receivable, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts receivable, notes receivable and other receivables arising from or otherwise relating to the business of the Purchased Companies as of the Closing Date will be, valid, genuine, arm’s length obligations for the provision of goods or services generated in the ordinary course of business, reflected in accordance with GAAP and adequately and appropriately reserved in accordance with GAAP and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet.

(f) The Purchased Companies do not have any Liabilities (whether or not required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP, and whether due or to become due) except for Liabilities (i) specifically set forth in the Balance Sheet, (ii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (excluding Liabilities for breach, violation of applicable Law, non-performance or default), (iii) incurred since the Balance Sheet Date and arising pursuant to this Agreement or the Transactions, or (iv) as set forth on Section 4.6(f) the Company Disclosure Letter. The Purchased Companies do not have any obligations with respect to any off-balance sheet financings.

(g) Section 4.6(g) of the Company Disclosure Letter sets forth a schedule of each item of Indebtedness of the Purchased Companies as of the Execution Date (other than with respect to the incurrence of Taxes) in excess of $100,000, including with respect to each item of Indebtedness: (i) the Person(s) to whom such Indebtedness is payable (or any administrative agent or trustee therefor), and (ii) the aggregate amount of such Indebtedness as of the Execution Date.

Section 4.7 Absence of Certain Changes or Events. During the period beginning on the Balance Sheet Date and ending on the Execution Date, (x) there has not been any Event which has had or would reasonably be expected to have, individually or in the aggregate with any other Event, a Material Adverse Effect, (y) the respective businesses of the Purchased Companies have been conducted in the ordinary course consistent with past practice, and (z) except as set forth in Section 4.7 of the Company Disclosure Letter, there has not been any:

(a) (i) amendment, modification, or waiver of any provision of the Organizational Documents of the Company or (ii) amendment, modification, or waiver of any material provision of the Organizational Documents of any Purchased Company (other than the Company);

(b) (i) failure by any Purchased Company to maintain its Assets in materially the same condition (ordinary wear and tear excepted), (ii) damage, destruction, loss, or other casualty affecting any Assets of any Purchased Company, whether or not covered by insurance, of more than $100,000 for any single loss or $250,000 in the aggregate for any related losses, or (iii) failure to maintain any Insurance Policies of the Purchased Companies in effect without interruption;

(c) satisfaction, discharge, or release of any material Encumbrance or payment of any material Liability by a Purchased Company, except in the ordinary course of business consistent with past practice;

(d) creation, incurrence, or assumption by any Purchased Company of any material Indebtedness (other than of the type described in clause (i) of the definition thereof), other than (i) Indebtedness solely between or among the Purchased Companies or (ii) advances made or letters of credit issued under any revolving credit facility of any Purchased Company as in effect on the date of this Agreement;

(e) (i) entry into, termination of, or material amendment or modification to a Material Contract or (ii) waiver, release, or assignment of any material rights, claims, or benefits of any Purchased Company under any Material Contract;

(f) acquisition, sale, lease, license, assignment, abandonment, or transfer of any Assets, Securities, interests, or businesses of any Purchased Company, including any Owned IP, having a value of more than $100,000 in each instance or $250,000 in the aggregate, other than non-exclusive licenses of Owned IP granted in the ordinary course of business consistent with past practice;

(g) mortgage, pledge, or other creation of any Encumbrance (other than Permitted Encumbrances) on any Assets or Securities of any Purchased Company;

(h) (i) grant or increase of, or commitment to grant or increase, any base salary payable to any Key Employee or Management Employee (other than increases not in excess of 10% made in the ordinary course of business consistent with past practice), (ii) hiring, engagement, or termination (other than terminations for cause) of any Key Employee or Management Employee, (iii) adoption, entry into, material modification, or termination of any Employee Benefit Plan (other than (A) adoptions, renewals, or terminations of health and welfare plans in the ordinary course of business consistent with past practice, or (B) entrance into at-will offer of employment letters or promotion letters with employees in the United States in the ordinary course of business consistent with past practice on substantially the forms made available to Purchaser that do not provide for severance, retention, or change in control payments or benefits; (C) entrance into offer of employment letters or employment agreements in the ordinary course of business consistent with past practice on substantially the same forms made available to Purchaser with new employees outside of the United States that do not provide for severance, retention, or change in control payments or benefits (other than statutory termination payments and benefits), or (D) entrance into consulting or independent contractor agreements with non-employee Service Providers in the ordinary course of business consistent with past practice on substantially the forms made available to Purchaser); (iv) acceleration of the vesting, funding, or payment of any material compensation or material benefits to any Key Employee or Management Employee (whether or not under any Employee Benefit Plan) or (v) grant of any equity or equity-linked awards or any material and non-routine bonus, commission, or other incentive compensation to any Key Employee or Management Employee;

(i) material change in the manner in which the Purchased Companies generally extend discounts or credits to customers;

(j) acquisition by any Purchased Company (whether by merger, consolidation, acquisition of stock, or otherwise), directly or indirectly, of all or a substantial portion of the Assets, Securities, interests, or business or any Person or any division thereof;

(k) (i) adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or (ii) filing of a petition in bankruptcy under any provisions of relevant bankruptcy or similar Law or consent to the filing of any bankruptcy petition against any Purchased Company under any similar Law;

(l) settlement of (i) any material Action or other claim against any Purchased Company or (ii) any Action or other claim or dispute (whether against a Purchased Company, Seller, or any other Person) relating to the ownership or purported ownership of any Purchased Company or the Capital Stock or other Securities or Assets of any Purchased Company;

(m) commitment to make any capital expenditure (or series of related capital expenditures) involving amounts that exceed $100,000 individually or $250,000 in the aggregate to the extent not set forth in the Company’s capital expenditure budget set forth on Section 4.9(m) of the Company Disclosure Letter;

(n) loans, advances, capital contributions, investments, or guarantees made by a Purchased Company to, in or for the benefit of any other Person, other than travel and business advances to Service Providers made in the ordinary course of business consistent with past practice;

(o) (i) issuance, sale, or authorization of the issuance or sale of any Capital Stock or other Securities of any Purchased Company, (ii) splitting, combination or reclassification of any Capital Stock or other Securities of any Purchased Company, (iii) declaration, setting aside or payment or other dividend or distribution in respect of any Capital Stock or other Securities of any Purchased Company, or (iv) direct or indirect redemption, purchase or other acquisition of any Capital Stock or other Securities of any Purchased Company;

(p) (i) change in financial accounting principles, methods or policies of any Purchased Company, except as required by a change in GAAP as advised by the Company’s independent public accountants, (ii) change in any annual Tax accounting period by any Purchased Company, (iii) new change or revocation of any Tax election or method of Tax accounting of any Purchased Company, (iv) filing of any amendment to any Tax Return by any Purchased Company, (v) settlement or compromise of any Tax Proceeding in respect of Taxes of any Purchased Company, (vi) entry by a Purchased Company into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) or submission of any request for rulings or special Tax incentives with any Taxing Authority, (vii) relinquishment of any material refund of Taxes, or (viii) consent of any Purchased Company to any extension or waiver of the statute of limitations period applicable to any Tax Proceeding or Tax assessment;

(q) entry by any Purchased Company into any prepaid transactions (other than in the ordinary course of business consistent with past practice in amounts that are not material, individually or in the aggregate, to the Purchased Companies) or acceleration of revenue recognition or sales for periods prior to the Closing;

(r) material change to any Purchased Company’s policies or practices with respect to the payment of accounts payable or other current liabilities or the collection of accounting receivable (including any material acceleration or delay or deferral of the payment or collection thereof);

(s) any other action taken by any Purchased Company that, if taken after the date of this Agreement without the prior written consent of Purchaser, would constitute a breach of any of the covenants set forth in Section 6.1(b) (other than those set forth in Section 6.1(b)(ix)); or

(t) authorization, agreement, resolution, commitment, or consent, whether orally or in writing, to do any of the foregoing.

Section 4.8 Real Property.

(a) Owned Real Property. The Purchased Companies do not own and have not ever owned any real property.

(b) Leased Real Property. Each Purchased Company has a good and valid leasehold interest, license, or similar legally enforceable right to use each parcel of real property leased, subleased, licensed, or otherwise used or occupied by such Purchased Company (the “Leased Real Property”) free and clear of Encumbrances other than Permitted Encumbrances, and the right to use and occupy the Leased Real Property. The Company has made available to Purchaser true, correct and complete copies of all leases, subleases, licenses and occupancy agreements, each as amended to date, under which each item of Leased Real Property is leased, subleased, licensed or occupied and all renewals, amendments, modifications, or supplements thereto and guarantees thereof (collectively, the “Leases”). Section 4.8(b) of the Company Disclosure Letter sets forth a true, correct and complete list of each item of Leased Real Property, and identifies for each Lease: (i) the parties thereto; and (ii) the street address of the property subject thereto. With respect to the Leased Real Property:

(i) the Leased Real Property is all the real property used and required to be used in connection with the operation of the business of the Purchased Companies and, to the Knowledge of the Company, all buildings, fixtures, and other improvements thereon are in reasonable working order and repair in all material respects and are suitable for the purpose for which they are currently used;

(ii) there are no pending or, to the Knowledge of the Company, threatened condemnation or similar proceedings related to any Leased Real Property, and no Purchased Company has received any written notice of any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to any Leased Real Property;

(iii) there are no outstanding options, rights of first offer, or rights of first refusal to purchase the Leased Real Property; and

(iv) none of the Purchased Companies has subleased, licensed, or otherwise granted to any Person the right to use or occupy the Leased Real Property or any portion thereof.

Section 4.9 Intellectual Property; Information Technology; Privacy.

(a) Section 4.9(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) Owned Registered IP, indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant(s) or registered owner(s), and (ii) all material unregistered trademarks owned or purported to be owned by a Purchased Company and used in connection with any Company Product. All Owned Registered IP is subsisting and valid and (other than pending registration applications) enforceable. All filings, payments, and other actions required to be made or taken by any Purchased Company to or with any Governmental Authority to obtain, perfect, or maintain in full force and effect each item of Owned Registered IP have been made or taken by the applicable deadline and otherwise in accordance with all applicable Laws. No application for, or registration with respect to, any material Owned Registered IP has been abandoned, allowed to lapse, or rejected. No interference, opposition, reissue, reexamination, or other Action of any nature is, or since January 1, 2018, has been, pending or threatened in writing (or, to the Knowledge of the Company, threatened orally) in which the scope, validity, or enforceability of any Owned Registered IP is being or has been contested or challenged.

(b) A Purchased Company is the sole and exclusive owner of the Owned IP, free and clear of all Encumbrances (other than Permitted Encumbrances), and the Owned IP has not been adjudged invalid or unenforceable. The Purchased Companies own, or have a valid right to use, all Intellectual Property used in or necessary for the conduct of the businesses of the Purchased Companies as currently conducted or as currently proposed (as set forth in the current written product roadmap or project plans of the Purchased Companies)) to be conducted by the Purchased Companies (collectively, the “Business IP”); provided, however, that the foregoing shall not be deemed to be a representation or warranty as to the infringement, misappropriation or other violation of the Intellectual Property of any Person. No Person who has licensed Intellectual Property to any Purchased Company has ownership rights or license rights to derivative works or improvements (excluding feedback with respect to the licensor’s products or services provided by a Purchased Company in the course of using such products or services or receiving services) made by or on behalf of any Purchased Company relating to such Intellectual Property. No Person has ownership rights in derivative works of or improvements in Owned IP.

(c) Since January 1, 2018, no Purchased Company has received any written or, to the Knowledge of the Company, other notice (i) contesting the validity, enforceability, or ownership of any Owned IP, or (ii) alleging that the operation of the business of the Purchased Companies infringes upon, misappropriates, or otherwise violates any third-party Intellectual Property (including any such notice inviting a Purchased Company to take a license under any Intellectual Property and that a reasonable Person under the circumstances would interpret to be a claim), and, in the case of the preceding clauses (i) and (ii), to the Knowledge of the Company, no such claims have been threatened. The operation of the business of the Purchased Companies has not infringed upon, misappropriated, or otherwise violated, and is not infringing upon, misappropriating, or otherwise violating, any third-party Intellectual Property rights. To the Knowledge of the Company, no third party is infringing misappropriating, or otherwise violating the Owned IP and, since January 1, 2018, no Purchased Company or any Representative of any Purchased Company has sent or otherwise delivered any letter or other written communication alleging the foregoing.

(d) Neither the execution, delivery, or performance of this Agreement or the Ancillary Agreements, nor the consummation of any of the Transactions, will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare any of the following pursuant to the terms of any Contract to which any Purchased Company is a party or by which any Assets of a Purchased Company are otherwise bound: (i) a loss of, or Encumbrance on, any Owned IP; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Section 4.10(a)(v) of the Company Disclosure Letter; (iii) the release, disclosure, or delivery of any Owned IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Intellectual Property, including any such grant, assignment, or transfer by Purchaser or its Affiliates (excluding any such grant, assignment, or transfer of any license or other right or interest that arises from any Contract to which Purchaser or any of its Affiliates is a party but to which none of the Purchased Companies is a party).

(e) The Purchased Companies have taken commercially reasonable steps to preserve the confidentiality of any trade secret and other material confidential Proprietary Information (including the source code for the Proprietary Software) that either (i) is Owned IP or (ii) was disclosed by a third party to any Purchased Company and with respect to which any Purchased Company has undertaken a duty of confidentiality. Each Person who is or was an employee, officer, manager, director, or contractor of any Purchased Company and who is or was engaged by a Purchased Company or its agent to design, create, or otherwise develop any Intellectual Property has signed an enforceable agreement containing an irrevocable assignment to a Purchased Company of all such Intellectual Property. No current or former Service Provider of a Purchased Company holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Owned IP. To the Knowledge of the Company, no employee of any Purchased Company is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for any Purchased Company or (ii) in breach of any Contract with any former employer or other Person, in each case, concerning Intellectual Property or confidentiality.

(f) None of the Company Products (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product, or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Purchased Company relating to the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product.

(g) No Company Product contains any Malicious Code which may (i) disrupt, disable, erase, or harm in any way such Company Product’s operation, or cause such Company Product to damage or corrupt any data, hardware, storage media, programs, equipment or communications, (ii) compromise the privacy or data security of a user or damage or destroy any data or file without the user’s consent, or (iii) permit any Person to access such Company Product or the Purchased Companies’ IT Systems without authorization. Each Purchased Company implements industry standard measures designed to prevent the introduction of any Malicious Code into Company Products.

(h) No source code for any Proprietary Software has been delivered, licensed, or made available to any escrow agent or other Person who was not an employee or contractor of a Purchased Company who needed access to such source code to perform services to or on behalf of a Purchased Company. No Purchased Company has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Proprietary Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that, with or without notice or lapse of time, will, or would reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Product to any other Person.

(i) No Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any Open Source Software license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that, based on the conduct of the businesses of the Purchased Companies as previously or currently conducted or currently proposed to be conducted, would: (i) require or condition the use or distribution of such Proprietary Software or portion thereof on (A) the disclosure, licensing, or distribution of any source code for any Proprietary Software or any portion thereof, (B) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such Proprietary Software or portions thereof, (C) licensing or otherwise distributing or making available any Proprietary Software or any portion thereof for a nominal or otherwise limited fee or charge, or (D) granting any Intellectual Property rights to any licensee or other third party; or (ii) otherwise impose any limitation, restriction, or condition on the right or ability of any Purchased Company to use, license, distribute, or charge for any Proprietary Software or any Intellectual Property rights therein (provided that an obligation to provide any notices, disclaimers, or attribution under any Open Source Software license shall not be deemed to be a limitation, restriction, or condition for purposes of clause (ii)).

(j) No funding, facilities, or personnel of any Governmental Authority were used to develop or create, in whole or in part, any Owned IP. No Purchased Company is a party to any Contract with any Governmental Authority that grants to such Governmental Authority any right or license with respect to any Owned IP.

(k) No Purchased Company is, nor ever has been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Purchased Company to grant or offer to any other Person any license or right to any Owned IP or to refrain from enforcing any Owned IP.

(l) The Purchased Companies have implemented and maintained an information security plan (the “Security Plan”), which implements commercially reasonable, industry standard organizational, technical, and physical safeguards to (i) protect the integrity, availability, and security of the IT Systems, and the information stored therein (including, but not limited to, Personal Data, Proprietary Information, and other confidential data in the possession or under the control of the Purchased Companies) against accidental, unlawful or unauthorized use, disclosure, access, or other Processing (each a “Security Incident”) and (ii) identify and address internal and external risks to the Processing, privacy, and security of Personal Data in any Purchased Company’s possession or control. Each Purchased Company has, and at all times since January 1, 2018 has had, in place contractual arrangements with (x) all Data Partners and (y) each customer or other entity for or on behalf of which such Purchased Company Processes Personal Data, such contractual arrangements requiring protection of Personal Data in a manner consistent with the respective Privacy Obligations of such Purchased Company. Where, to the extent required by the Privacy Obligations, the Purchased Companies act as a processor or service provider for Personal Data under Privacy Laws, the Purchased Companies have contractual commitments that the relevant controller and/or business has provided notice of the Personal Data being used and shared with the Purchased Companies consistent with Privacy Laws and sought any necessary consents. The terms “controller”, “processor”, “business” and “service provider” have the meanings assigned to such terms in Privacy Laws.

(m) No Purchased Company and, to the Knowledge of the Company, none of the Purchased Companies’ respective Data Partners, have, since January 1, 2018, experienced any actual or suspected Security Incidents. No Purchased Company has, in relation to any Security Incident and/or a Privacy Obligation: (i) been required to notify any Person and/or Governmental Authorities, (ii) been the subject of any inquiry, enforcement action or, to the Knowledge of the Company, investigation of any Governmental Authority, or (iii) received any notice, request, claim, complaint, correspondence, or other communication from any Governmental Authority or other Person.

(n) The IT Systems (i) are sufficient for the current operations of the Purchased Companies, (ii) have not, at any time since January 1, 2018, malfunctioned or failed in any material respect, and (iii) do not contain any Malicious Code. The Purchased Companies have implemented and maintain commercially reasonable measures designed to protect the integrity and security of the IT Systems under their control, as well as commercially reasonable data backup and continuity, system redundancy, and disaster avoidance and recovery procedures.

(o) Each Purchased Company is, and since January 1, 2018, has been, in material compliance with its Privacy Obligations. No Action is pending or, since January 1, 2018, has been made or, to the Knowledge of the Company, threatened against any Purchased Company alleging that any use, disclosure, or Processing of Personal Data by such Purchased Company is in violation of a Privacy Obligation. Each Purchased Company has at all times presented a Privacy Policy to Persons prior to the collection of any Personal Data as required by Privacy Obligations. The Purchased Companies’ Privacy Policies are and have at all times been accurate, consistent, and complete, and not misleading or deceptive (including by omission) regarding each Purchased Company’s then-current Processing activities.

(p) No Purchased Company has transferred or permitted the transfer of Personal Data originating in the European Economic Area or the United Kingdom outside of the European Economic Area or the United Kingdom, except where such transfers have complied with Privacy Obligations.

(q) The execution, delivery, and performance of this Agreement and the consummation of the Transactions (including the Share Purchase) will not: (i) conflict with or result in a violation or breach of any Privacy Obligation in any material respect; (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Data or to any Governmental Authority; (iii) give rise to any right of termination or other right to impair or limit the Purchaser’s or its Subsidiaries’ rights to own and Process any Personal Data used in or necessary for the operation of the Purchased Companies’ business; or (iv) otherwise prohibit the transfer of Personal Data to Purchaser. To the extent that any Personal Data transferred as part of the Transactions satisfies the definition of “personal information” as defined by the California Consumer Privacy Act (“CCPA”), for the avoidance of doubt, all such Personal Data is an asset that will be transferred as part of the Transactions, as contemplated by Section 1798.140(t)(2)(D) of the CCPA.

(r) The Purchased Companies maintain insurance coverage that is commercially reasonable in relation to any Security Incident.

(s) The representation and warranty set forth in Section 4.9(s) of the Company Disclosure Letter is incorporated herein by reference.

Section 4.10 Material Contracts.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of the following Contracts (other than Employee Benefit Plans set forth in Section 4.17(a) of the Company Disclosure Letter or Employee Benefit Plans not required to be set forth in Section 4.17(a) of the Company Disclosure Letter pursuant to Section 4.17(a)(x) or (y) of this Agreement) to which any Purchased Company is a party or by which any Assets of a Purchased Company are otherwise bound:

(i) any Contract for the purchase, lease, sale, or use by a Purchased Company of assets, products, or services, in each case, requiring either (A) annual payments by a Purchased Company in excess of $250,000 or (B) aggregate payments by a Purchased Company in excess of $500,000;

(ii) any Contract for the lease of equipment requiring either (A) annual payments by a Purchased Company in excess of $250,000 or (B) aggregate payments by a Purchased Company in excess of $500,000;

(iii) each Lease;

(iv) any Contract containing a covenant that restricts a Purchased Company or, after the Effective Time, Purchaser or its Affiliates, from (A) engaging in any line of business, market, or geographic area, or competing with any Person, (B) acquiring any product, service, Intellectual Property, or other asset from any other Person, in any geographic market or during any period of time, (C) selling any product, service, Intellectual Property, or other asset to, or performing any services for, any other Person, in any geographic market or during any period of time, (D) transacting business or dealing in any other manner with any other Person, (E) soliciting the employment of, or hiring, any director, manager, officer, individual advisor, individual consultant, individual independent contractor, or employee of any other Person, or (D) developing or distributing any Intellectual Property, in each case, other than any Contract pursuant to which another Person licenses any Intellectual Property to a Purchased Company and such restrictions apply only with respect to such licensed Intellectual Property;

(v) any Contract pursuant to which any Intellectual Property right or Intellectual Property is licensed, sold, assigned, or otherwise conveyed or provided to any Purchased Company or pursuant to which any Person has agreed not to enforce any Intellectual Property right against any Purchased Company, other than: (A) off-the-shelf computer software Contracts not included in or bundled with the Company Products or Proprietary Software; (B) non-disclosure agreements entered into in the ordinary course of business for the disclosure or receipt of confidential information subject to customary protections to preserve confidentiality and proprietary rights; (C) offer letters, employment agreements, invention assignment agreements, individual consulting agreements, and individual contracting agreements, in each case, entered into in the ordinary course of business that do not, as to Intellectual Property-related terms, materially deviate from a form made available to Purchaser; and (D) Open Source Software licenses;

(vi) any Contract pursuant to which any Intellectual Property is or has been licensed (whether or not such license is currently exercisable), sold, assigned, or otherwise conveyed or provided to a third party by any Purchased Company, or pursuant to which any Purchased Company has agreed not to enforce any Intellectual Property against any third party, including any Contract requiring the provision or release (whether contingent or otherwise) of any source code to any Proprietary Software to any Person, other than: (A) non-exclusive licenses to Intellectual Property granted to customers in the ordinary course of business consistent with past practice; (B) non-disclosure agreements entered into in the ordinary course of business for the disclosure or receipt of confidential information subject to customary protections to preserve confidentiality and proprietary rights; (C) offer letters, employment agreements, invention assignment agreements, individual consulting agreements, and individual contracting agreements entered into in the ordinary course of business that do not, as to Intellectual Property-related terms, materially deviate from a form made available to Purchaser; and (D) non-exclusive licenses to trademarks and other marketing and advertising materials granted in the ordinary course of business solely to enable the advertising and marketing of Company Products;

(vii) any sales commission agreements and similar Contracts providing for payments to any Person (other than an employee of a Purchased Company) based on sales, purchases, or profits, other than direct payments for goods, under which a Purchased Company made payments exceeding $250,000 in the aggregate during the 12-month period ending February 27, 2022;

(viii) any Contract for the employment or engagement of a Service Provider or Employee Benefit Plan that (A) provides for annual base compensation in excess of $200,000, (B) provides for the payment of any cash or other compensation or benefits, or the acceleration of the payment of any cash or other compensation or benefits, upon or in connection with the consummation of the Transactions, or (C) provides for notice of termination, payments in lieu of notice, severance, or termination payments or benefits upon a termination of a Service Provider’s employment or other service with any Purchased Company or that cannot be terminated by a Purchased Company at any time and for any reason without notice or Liability to any Purchased Company, in each case, pursuant to which a Purchased Company has any current or future rights or obligations;

(ix) any collective bargaining agreement or other Contract with any trade or labor union, works council, or similar association or other labor representative body (each, a “Labor Agreement”);

(x) any Contract that relates to Indebtedness in excess of $100,000 (other than (A) such Contracts solely between a Purchased Company and any other Purchased Company and (B) such Contracts that relate to Indebtedness of the type described in clause (h), (i), (j) or (k) of the definition thereof) or conditional sale arrangements, or that creates any Encumbrance with respect to any Assets or Securities of any Purchased Company;

(xi) any Contract (including any guaranty, pledge, charge, completion bond, or surety arrangement) under which (A) any Person has directly or indirectly guaranteed any Liabilities of any Purchased Company or (B) any Purchased Company has directly or indirectly guaranteed any Liabilities of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business);

(xii) any Contract evidencing an Affiliate Arrangement (other than offer letters, employment agreements, individual consulting agreements, individual contracting or service agreements, indemnification agreements, employment-related restrictive covenant agreements and employment-related Intellectual Property assignment agreements, in each case, entered into in the ordinary course of business and that do not materially deviate from a form made available to Purchaser);

(xiii) any Contract providing for or governing the formation, creation, operation, management, or control of any joint venture, strategic partnership, alliance, or joint development, profit sharing, participation or similar arrangement involving a sharing of profits or losses with any other Person;

(xiv) any Contract which contains any provisions requiring any Purchased Company to indemnify any other party (other than indemnification provisions customarily agreed to by the Company in the ordinary course of business consistent with past practice and contained in Contracts for the purchase, sale, or license of products or services entered into in the ordinary course of business consistent with past practice);

(xv) any Contract relating to the acquisition or disposition of a material portion of the assets of, or any equity interest in, any business (whether by merger, sale of stock, sale of assets, or otherwise) entered into since January 1, 2018, or pursuant to which any Purchased Company has any current or future rights or obligations;

(xvi) any Contract relating to the acquisition, disposition, issuance, transfer, or voting of any Capital Stock or other Securities of any Purchased Company;

(xvii) any Contract relating to the settlement or other resolution of any Action or claim (or any threatened Action or claim) under which a Purchased Company has any material continuing obligations, Liabilities, or restrictions, or that involved payment by a Purchased Company of more than $100,000;

(xviii) any Contract for capital expenditures, other than capital expenditures involving (or reasonably likely to involve) expenditures of not more than $100,000 individually or $250,000 in the aggregate;

(xix) any Contract with a Key Vendor;

(xx) any Contract with a Key Customer;

(xxi) any Contract with any Governmental Authority;

(xxii) any Contract providing for “most favored customer” or “most favored nation” terms or otherwise requiring any Purchased Company to provide preferential pricing to any other Person (including any non-compete, exclusivity, or similar requirement);

(xxiii) any Contract which contains material minimum payment obligations or performance guarantees (other than in favor of any Purchased Company or any Employee Benefit Plan);

(xxiv) any Contract providing for payment obligations by or to any Purchased Company (whether contingent or absolute) in respect of earn-outs, deferred purchase price arrangements, or similar arrangements;

(xxv) any Contract that constitutes or contains a swap, hedge, future, or similar financial instrument;

(xxvi) any Contract containing a delegation of authority or irrevocable power of attorney; and

(xxvii) any other Contract, whether or not made in the ordinary course of business, that is material to the Purchased Companies and their respective businesses, taken as a whole.

The Contracts required to be identified in Section 4.10(a) of the Company Disclosure Letter are referred to in this Agreement as “Material Contracts.”

(b) Each Material Contract is a legal, valid, and binding obligation of the Purchased Company party thereto and, assuming the due authorization, execution and delivery by the other parties thereto, each other party thereto, and enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. Each Purchased Company has performed, in all material respects, all obligations required to be performed by it under each of the Material Contracts to which it is a party or by which it or its Assets are bound. No Purchased Company is in default or breach of, or has received any written notice of any default, breach or event that, with notice or lapse of time, would constitute a default or breach by such Person under any Material Contract. To the Knowledge of the Company, no other party to a Material Contract is in default or breach of such Material Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any grant or rights or other obligation under a Material Contract, or (iv) give any Person the right to cancel, terminate, or modify any Material Contract (with respect to this clause (iv), other than Material Contracts that may be canceled or terminated for convenience). No Purchased Company has received any written notice regarding any proposed or anticipated cancellation or termination of any Material Contract. All payment obligations and all other Liabilities of any Purchased Company under each Material Contract required to be performed or fulfilled prior to the date hereof have been fully performed or fulfilled. The Company has made available to Purchaser a true, correct, and complete copy of each Material Contract.

Section 4.11 Key Customers and Vendors.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth the top 20 customers of the Purchased Companies, taken as a whole (each, a “Key Customer”), based on the dollar amount of revenues earned by the Purchased Companies for each of (i) the fiscal year of Stratus Bermuda ended February 27, 2022 and (ii) the quarterly period ended May 29, 2022.

(b) Section 4.11(b) of the Company Disclosure Letter sets forth the top 10 suppliers, vendors, manufacturers, and other similar business relations of the Purchased Companies, taken as a whole (each, a “Key Vendor”), based on the dollar amount of expenses incurred by the Purchased Companies for each of (i) the fiscal year of Stratus Bermuda ended February 27, 2022 and (ii) the quarterly period ended May 29, 2022.

(c) Since the Balance Sheet Date, no Purchased Company has received any notice, letter, or other communication from any Key Customer or Key Vendor indicating such Key Customer’s or Key Vendor’s intent to terminate, not renew, or materially modify or amend such Material Contract or otherwise materially reduce its business relationship with any Purchased Company. No Purchased Company has received any notice, letter, or other communication from any Key Customers or Key Vendors involving or in respect of any material price increases in any of the Purchased Companies’ inputs or material price or volume decreases in any of the Purchased Companies’ outputs. To the Knowledge of the Company, (i) no Key Customer intends to cancel or otherwise substantially modify its relationship with any Purchased Company or to decrease materially or limit its usage or purchase of Company Products, and (ii) the transactions contemplated by this Agreement will not adversely affect the relationship of any Purchased Company with any Key Customer.

Section 4.12 Title to Assets.

(a) Each of the Purchased Companies has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, has valid leasehold interests in or a similar legally enforceable right to use, all Assets used or leased for use by such Purchased Company in connection with the conduct of its business. None of such Assets is subject to any Encumbrance (other than Permitted Encumbrances).

(b) There are no developments affecting any such Assets pending or, to the Knowledge of the Company, threatened that would reasonably be expected to materially detract from the value, materially interfere with any present or intended use, or materially adversely affect the marketability of any such Assets. All leases of such Assets are in good standing and are valid, binding, and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

(c) All tangible assets owned or leased by the Purchased Companies have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

(d) The Assets owned or leased by the Purchased Companies or which the Purchased Companies have a similar legally enforceable right to use constitute all of the property and assets necessary for the Purchased Companies to conduct their respective businesses as currently conducted, and such Assets are sufficient for the continued conduct following the Closing of the respective businesses of the Purchased Company as currently conducted.

Section 4.13 Litigation.

(a) There is no pending or, to the Company’s Knowledge, threatened material Action, and since January 1, 2018, there has not been any material Action or, to the Knowledge of the Company, threatened material Action, in each case, that involves any Purchased Company, any of their respective Service Providers (in their capacity as such), any of the Assets owned or used by any Purchased Company, or any Person for which any Purchased Company has assumed or retained such Person’s Liability, either contractually or by operation of law. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or would reasonably be expected to, give rise to or serve as a basis for the commencement of any material Action that is of a type described in the preceding sentence.

(b) There is no Order to which any Purchased Company, any of their respective Service Providers (in their capacity as such), or any of the Assets owned or used by any Purchased Company, is subject or which restricts in any material respect the ability of any Purchased Company to conduct its business. To the Knowledge of the Company, no Service Provider of any Purchased Company is subject to any Order that prohibits such Service Provider from engaging in or continuing any conduct, activity or practice relating to the business of any Purchased Company in any material respect. To the Knowledge of the Company, no material investigation by any Governmental Authority is currently pending or threatened against any Purchased Company, or has been pending or threatened since January 1, 2018.

(c) There are no (i) Orders pending, or to the Knowledge of the Company, threatened against any Purchased Company, in each case, that challenges or may otherwise have the effect of interfering with, preventing, materially delaying or making illegal the Transactions, including the Share Purchase, or (ii) Actions pending or, to the Knowledge of the Company, threatened against any Purchased Company, in each case, that challenges or may otherwise have the effect of interfering with, preventing, materially delaying or making illegal the Transactions, including the Share Purchase.

(d) There is no material Action by any Purchased Company pending, or for which any Purchased Company has commenced preparations to initiate, against any other Person.

Section 4.14 Compliance with Laws; Permits.

(a) Each Purchased Company is, and since January 1, 2018, each Purchased Company has been, in compliance in all material respects with all Laws applicable to such Purchased Company (each, a “Legal Requirement”). Since January 1, 2018, no Purchased Company has received any written or oral notice from any Governmental Authority regarding any actual or alleged material violation by a Purchased Company of, or failure by a Purchased Company to comply with, any Legal Requirement. No event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation of any Legal Requirement by any Purchased Company or result in material Liability to the Purchased Companies, taken as a whole.

(b) Each Purchased Company holds, and has at all times held, all Permits that are necessary for the conduct of its business and all such Permits are in full force and effect. Each Purchased Company is, and has been, in compliance with each such Permit in all material respects. No Purchased Company has received any written notice of or other written communication regarding, and no event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to, (i) any actual or possible violation or failure to comply with any term or requirement of any such Permit or (ii) any actual or possible suspension, modification, revocation, cancellation, withdrawal, limitation, or non-renewal, in whole or in part, of any such Permit. Each such Permit has been validly issued or obtained and is, and after the consummation of the Transactions will be, in full force and effect. Section 4.14(b) of the Company Disclosure Letter sets forth (A) a true, correct, and complete list of all Permits issued to any Purchased Company that are necessary for the conduct of its business and (B) a true, correct, and complete list of all Permits for which any Purchased Company has applied or has taken the steps necessary to secure or maintain or that any Purchased Company otherwise intends to obtain. No Permit is held in the name of any Service Provider, holder of Securities, Representative or otherwise on behalf of the Purchased Companies.

(c) Each Purchased Company, Service Provider acting on behalf of any Purchased Company and, to the Knowledge of the Company, other Representative or agent acting on behalf of any Purchased Company is, and for the past five years, has been, in compliance with U.S. and any applicable foreign economic sanctions Laws, including economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (collectively, “Sanctions”), and is, and for the past five years has been, in material compliance with U.S. and any applicable foreign Laws pertaining to export and import controls, including those administered by the U.S. Departments of Commerce and State, and applicable anti-money laundering Laws (collectively, “Trade Controls”).

(d) No Purchased Company, Service Provider acting on behalf of any Purchased Company or, to the Knowledge of the Company, other Representative or agent acting on behalf of any Purchased Company is or has been (i) identified on any Sanctions-related list of restricted or blocked persons, (ii) organized, resident, or located in any country or territory that is itself the subject of comprehensive economic Sanctions, or (iii) majority owned or controlled by any blocked Person or Persons described in clause (i) or (ii).

(e) In the past five years, there have been no claims, complaints, charges, voluntary disclosures, proceedings or, to the Knowledge of the Company, investigations, in each case, by a Governmental Authority under Trade Controls involving any Purchased Company or any of its Assets, and to the Knowledge of the Company, there are no threatened claims or investigations by a Governmental Authority involving suspected or confirmed violations thereof. The Purchased Companies maintain and enforce procedures that are reasonably designed to promote compliance by the Purchased Companies with applicable Trade Controls.

Section 4.15 Anticorruption. In the past five years, no Purchased Company, Service Provider acting on behalf of any Purchased Company or, to the Knowledge of the Company, other Representative or agent acting on behalf of any Purchased Company has taken any action in violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-bribery or anti-corruption Law (collectively, “Anti-Corruption Laws”). In the past five years, there have been no whistleblower reports, voluntary disclosures, or Actions against or involving any Purchased Company, any of their respective Service Providers, or, to the Knowledge of the Company, any of their respective Representatives or agents (in their capacity as such) relating to any applicable Anti-Corruption Laws, and to the Knowledge of the Company, there are no threatened Actions involving suspected or confirmed violations thereof. Each of the Purchased Companies maintains and enforces policies and procedures that are reasonably designed to ensure compliance by such Purchased Company and its Service Providers, Representatives and agents with applicable Anti-Corruption Laws.

Section 4.16 Taxes.

(a) All income and other material Tax Returns required to be filed (taking into account any applicable extension of time within which to file) by, or with respect to, the Purchased Companies, have been filed, and such Tax Returns are true, correct, and complete in all respects. None of the Purchased Companies is currently the beneficiary of or has requested any extension of time within which to file any material Tax Return (other than automatically granted extensions of no longer than six months obtained in the ordinary course).

(b) All Taxes owed by or with respect to the Purchased Companies (whether or not shown as due on a Tax Return) have been timely paid.

(c) Since the Balance Sheet Date, no Purchased Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(d) The Purchased Companies have delivered to Purchaser true, correct, and complete copies of all United States and Ireland income Tax Returns and all other material Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies, and adjustments in respect of the Purchased Companies, including, where applicable, any material supplemental Tax Return, for the five prior taxable years of the Purchased Companies.

(e) All Taxes that a Purchased Company has been required to collect or withhold with respect to any payment to any Service Provider, creditor, holder of Securities, or other Person have been duly collected or withheld and have been or will be timely and duly paid to the proper Governmental Authority, and each Purchased Company has complied in all material respects with all applicable Laws relating to the reporting of such Taxes.

(f) No statute of limitations in respect of any Taxes of the Purchased Companies has been waived or extended, nor has any request been made in writing for any such waiver or extension.

(g) There are no Encumbrances for Taxes upon any Asset of any Purchased Company, other than Permitted Encumbrances.

(h) Each Purchased Company has disclosed on its Tax Returns any tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local, or non-U.S. applicable Law.

(i) No Purchased Company has consummated or participated in, or is currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(j) No Purchased Company is currently party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement other than, in each case, customary provisions in commercial Contracts entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes.

(k) No Purchased Company is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes.

(l) No Purchased Company has ever been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local, or non-U.S. Tax purposes. None of the Purchased Companies has any material Liability for the Taxes of any Person (other than the Purchased Companies) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), (ii) as a transferee or successor, (iii) under any Tax sharing agreement (other than any commercial agreement entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or (iv) otherwise.

(m) No Purchased Company has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local, or non-U.S. Tax law.

(n) Section 4.16(n) of the Company Disclosure Letter is true, correct and complete listing of all entity classification elections and changes in entity classification elections that has ever been made by or with respect to any of the Purchased Companies for U.S. federal and any foreign tax purposes.

(o) None of the Purchased Companies has constituted either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code during the two years prior to the Closing Date.

(p) There is no (i) dispute, audit, or, to the Company’s Knowledge, investigation in respect of Taxes being conducted, pending or, to the Company’s Knowledge, threatened by any Governmental Authority against any of the Purchased Companies or (ii) claim for or assessment of Taxes being asserted against any Purchased Company that has not been fully paid, accrued on the books of the applicable Purchased Company, or finally settled.

(q) No Tax rulings, requests for rulings, applications for change in accounting methods, or closing agreements have been entered into with, issued by or filed with any Governmental Authority with respect to any Purchased Company that will remain in effect or apply to any period after the Closing Date.

(r) No claim has ever been made by any Governmental Authority in a jurisdiction where a Purchased Company does not file Tax Returns that such Purchased Company is or may be subject to taxation by that jurisdiction.

(s) No Purchased Company has a permanent establishment (within the meaning of an applicable Tax treaty) or other office or fixed place of business in a country other than the country in which it is organized, or has otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(t) Each Purchased Company uses the accrual method of accounting for income Tax purposes.

(u) No Purchased Company is a party to a “gain recognition agreement” within the meaning of the Treasury Regulations promulgated under Section 367 of the Code.

(v) Each Purchased Company is in compliance in all respects with all applicable transfer pricing laws. The prices for any property or services (or for the use of any property) provided by or to any Purchased Company are arm’s length prices in all respects for purposes of all applicable transfer pricing laws, including the Treasury Regulations promulgated under Section 482 of the Code. No Purchased Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date made on or before the Closing, (ii) use of an improper method of accounting for any period or portion thereof ending on or prior to the Closing Date, (iii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign applicable Law) executed on or prior to the Closing Date, (iv) intercompany transactions subject to Section 367 of the Code or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign applicable Law) with respect to a transaction occurring on or prior to the Closing Date, (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) election under Section 108(i) of the Code made on or prior to the Closing Date, or (vii) prepaid amount received on or prior to the Closing Date.

(w) Each Purchased Company organized outside the United States (i) is not and has not been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code nor is it treated as a U.S. corporation under Section 7874(b) of the Code, (ii) was not created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to Section 301.7701-5(a) of the Treasury Regulations, and (iii) will not hold assets which constitute United States property within the meaning of Section 956 of the Code.

(x) The Purchased Companies are in compliance in all respects with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(y) No Purchased Company has filed any election under Section 965(h) of the Code.

(z) No Purchased Company is a “United States real property holding corporation” within the meaning of Section 897 of the Code or has been a “United States real property holding corporation” at any time in the past five years.

(aa) No Purchased Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Execution Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Share Purchase.

(bb) The Share Purchase is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of applicable U.S. Law.

(cc) No Purchased Company has participated in or cooperated with, or has agreed to participate in or cooperate with, or is participating in or cooperating with, any international boycott within the meaning of Section 999 of the Code.

(dd) No Purchased Company is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code or (ii) the overall foreign loss provisions of Section 904(f) of the Code.

(ee) Other than the Purchased Companies owned directly or indirectly by Stratus Technologies, Inc. and Stratus Technologies Ireland Limited, no Purchased Company is treated as a controlled foreign corporation (as defined in Section 957 of the Code) or entity that is treated as a passive foreign investment company (as defined in Section 1297 of the Code). For the period commencing on the first day of any Straddle Tax Period and ending at the close of business on the Closing Date, none of the Purchased Companies that is a “controlled foreign corporation” not owned directly or indirectly by Stratus Technologies, Inc. has any material item of income which could constitute subpart F income within the meaning of Section 952 of the Code.

Section 4.17 Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a true and correct list of each material Employee Benefit Plan (other than (x) individual at-will offer of employment letters on substantially the forms provided to Purchaser that do not provide for severance, retention, or change in control payments or benefits and (y) individual award agreements for Incentive Right Awards on substantially the forms made available to Purchaser, in each case, provided that the form of such agreement or arrangement is set forth on the Company Disclosure Letter and any such agreement or arrangement that materially deviates from the scheduled form is separately scheduled), separately identifying each material Employee Benefit Plan that is governed by the laws of any jurisdiction outside of the United States or provides compensation or benefits to any Service Provider (or any dependent thereof) who resides outside of the United States (each, a “Foreign Benefit Plan”). Except pursuant to the terms of any Contract or Employee Benefit Plan set forth on Section 4.17(a) of the Company Disclosure Letter, no Purchased Company has made any promise or commitment (including any announcement committing) to create any new material benefit plans which would be considered to be a material Employee Benefit Plan once created or to materially improve or change the benefits provided under any Employee Benefit Plan.

(b) With respect to each material Employee Benefit Plan, the Purchased Companies have made available to Purchaser current copies (as applicable) of (i) all documents constituting such Employee Benefit Plan (including all amendments thereto); (ii) trust and other funding agreements, administrative service agreements, and group insurance contracts; (iii) summary plan description and any summary of material modifications; (iv) latest available favorable determination or opinion letter from the IRS; (v) for any such Employee Benefit Plan not set forth in writing, a written description of all material terms thereof; (vi) any material and non-routine correspondence with, and all filings and notices concerning audits or investigations by, any Governmental Authority during the past three years; and (vii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto or similar), if any, required under ERISA, the Code, or applicable Laws.

(c) No Employee Benefit Plan is, and no Purchased Company or any ERISA Affiliate thereof maintains, contributes to, has an obligation to contribute to, or has any direct or indirect Liability with respect to, (i) any pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or Section 430 of the Code; or (ii) a multiemployer plan within the meaning of ERISA Section 3(37). No Employee Benefit Plan is: (i) a plan maintained in connection with a trust described in Section 501(c)(9) of the Code; (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); or (iii) a multiple employer plan as defined in Section 413(c) of the Code. No Liability under Title IV of ERISA has been or, to the Knowledge of the Company, is reasonably expected to be incurred by any Purchased Company.

(d) Each Employee Benefit Plan that is intended to qualify under Code Section 401(a) has received a favorable determination or opinion letter from the IRS as to its qualified status and, to the Knowledge of the Company, no event has occurred with respect to any such Employee Benefit Plan which would reasonably be expected to result in the revocation or loss of such qualified status. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. Except as set forth on Section 4.17(d) of the Company Disclosure Letter, all material employer and employee contributions, premiums, payments, and assessments required to be made under or in respect of any Employee Benefit Plan have been timely satisfied in full or, to the extent not yet due, properly reflected as a Liability on the Balance Sheet in accordance with the terms of the Employee Benefit Plan and GAAP to the extent required.

(e) Except as set forth on Section 4.17(e) of the Company Disclosure Letter, each Employee Benefit Plan is and has been maintained, established, operated, and administered in material compliance with the terms thereof and in compliance in all material respects with all applicable Laws (including ERISA and the Code). Each Purchased Company has performed all material obligations required to be performed by such Purchased Company thereunder, is not in material default or material violation of, and such Purchased Company has no Knowledge of any material default or material violation by any other party to, any Employee Benefit Plan. No Employee Benefit Plan providing health welfare or retirement benefits provides benefits to any individual who is not a current or former employee of the Purchased Companies, or the dependents or other beneficiaries of any such individual.

(f) Except as set forth on Section 4.17(f) of the Company Disclosure Letter, no Employee Benefit Plan provides for, and the Purchased Companies have no obligation to provide post-retirement or post-termination health, life, disability, or other welfare benefits except as required by ERISA Section 601 or other applicable Law or pursuant to any Employee Benefit Plan set forth on Section 4.17(a) of the Company Disclosure Letter that provides for such obligation through the end of the month of termination.

(g) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is set forth on Section 4.17(g) of the Company Disclosure Letter. With respect to each such Employee Benefit Plan set forth on Section 4.17(g) of the Company Disclosure Letter: (i) such plan is and has been in documentary compliance in all material respects with Section 409A of the Code and is and has been operated and administered in compliance in all material respects with Section 409A of the Code and the guidance thereunder and (ii) the Transactions will not result in any adverse tax consequences to the participants in such plan as the result of Section 409A of the Code (including the inclusion in income of deferred amounts, or any additional Tax pursuant to Section 409A(a)(1)(B) of the Code). None of the Purchased Companies has any obligation to “gross up” or indemnify any individual for any Taxes, including Taxes imposed under Section 409A or Section 4999 of the Code. No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of any Purchased Company as a result of the operation of Section 409A of the Code. No amounts paid or payable by any Purchased Company are subject to any Tax or penalty imposed under Section 457A of the Code.

(h) Each Purchased Company is in compliance in all material respects with (i) the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, including all applicable reporting, tax deposits, and fee obligations thereunder, as applicable and (ii) the applicable requirements of Section 4980B of the Code and any similar applicable state Law.

(i) No Action is pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits), and no Employee Benefit Plan or, to the Knowledge of the Company, any fiduciary or administrator of any Employee Benefit Plan is the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Authority, nor is any such audit or investigation, to the Knowledge of the Company, threatened.

(j) Except as set forth on Section 4.17(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or together with any other transaction or event, including a subsequent termination of service) will (i) entitle any Service Provider to any material payment or funding of compensation or benefits under any Employee Benefit Plan; (ii) result in a material increase in the amount of compensation or benefits due to any Service Provider, whether or not under any Employee Benefit Plan; or (iii) accelerate the time of payment, funding, or vesting of any compensation or benefit to any Service Provider, whether or not under any Employee Benefit Plan.

(k) Except as set forth on Section 4.17(k) of the Company Disclosure Letter, events have occurred with respect to any Employee Benefit Plan that could result in payment or assessment by or against any Purchased Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E, or 5000 of the Code. With respect to each Employee Benefit Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of an Employee Benefit Plan and (ii) no nonexempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred, in each case, that would reasonably be expected to result in any material liability to the Purchased Companies. Except as set forth on Section 4.17(k) of the Company Disclosure Letter, no Purchased Company has made any filing in respect of any Employee Benefit Plans under the Employee Plans Compliance Resolution System, the Department of Labor Voluntary Fiduciary Correction Program, or the Department of Labor Delinquent Filer Program.

(l) There has been no amendment to, written interpretation of, or announcement (whether or not written) of a Purchased Company relating to, or change in employee participation or coverage under, any broad-based Employee Benefit Plan that would increase materially the expense of maintaining such Employee Benefit Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date of this Agreement.

(m) Except as set forth on Section 4.17(m) of the Company Disclosure Letter, no any Purchased Company has at any time maintained, established, sponsored, participated in, or contributed to, and no Employee Benefit Plan is, a self-insured plan that provides medical, dental, or any other similar benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies). Except as set forth on Section 4.17(m) of the Company Disclosure Letter, the obligations of all Employee Benefit Plans that provide health, welfare, or similar insurance benefits to Services Providers are fully insured by bona fide third-party insurers. Except as set forth on Section 4.17(m) of the Company Disclosure Letter, no Employee Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider. No liabilities or obligations under any of the Employee Benefit Plans that provide disability benefits in respect of any Business Employees on disability would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(n) With respect to each Foreign Benefit Plan, (i) each Purchased Company has complied in all material respects with all applicable reporting and notice requirements, and such Foreign Benefit Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Benefit Plan any required determinations, if any, that such Foreign Benefit Plan is in material compliance with all applicable Laws of the relevant jurisdiction, (ii) no Purchased Company has received, in the last three years, any written notice from any Governmental Authority or, to the Knowledge of the Company, any other Person questioning or challenging such compliance, (iii) there are no ongoing investigations by any Governmental Authority involving such Foreign Benefit Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Benefit Plan) or Actions against such Foreign Benefit Plan or asserting any rights or claims to benefits under such Foreign Benefit Plan, (iv) except as required by applicable Law, no condition exists that would prevent any Purchased Company from terminating or amending any Foreign Benefit Plan at any time for any reason in accordance with the terms of each such Foreign Benefit Plan without the payment of any material fees, costs, or expenses (other than the payment of benefits accrued on the Balance Sheet), and (v) no Foreign Benefit Plan has material unfunded liabilities that will not be offset by insurance or that are not fully accrued on the Balance Sheet.

(o) None of the Employee Benefit Plans, or any insurance contract(s) relating thereto, require or permit a retroactive increase in premiums or payments, or require additional premiums or payments on termination of the Employee Benefit Plan or any insurance contact relating thereto, and nothing has been done or omitted to be done by any Purchased Company which could make any policy or insurance contract relating to an Employee Benefit Plan void or voidable.

(p) Except as set forth on Section 4.17(p) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with any other event, whether contingent or otherwise) will give rise directly or indirectly to the payment of any amount that could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(2) of the Code.

Section 4.18 Employee and Labor Matters.

(a) No Purchased Company is or has at any time been party to or bound by a Labor Agreement, and no Purchased Company is negotiating or under an obligation to negotiate a Labor Agreement.

(b) Each of the Purchased Companies is, and during the past three years has been, in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor, terms, and conditions of employment, including but not limited to, Laws relating to hiring, background checks, testing, wages, hours, vacation pay, overtime, classification of employees as exempt or non-exempt, classification of workers as independent contractors, collective bargaining, employment standards (including discrimination, harassment, abuse, and disparate treatment), human rights, accessibility, COVID-19, occupational safety and workers’ compensation, pay equity, employment eligibility verification, immigration, workers’ compensation, privacy, accommodations, sick leave and other leave, discipline, document retention, notice, termination of employment, and the collection and payment of Taxes. With respect to Business Employees, no Purchased Company (i) is liable for any arrears of wages, severance pay, or other compensation or benefits or any Taxes or any penalty for failure to comply with any of the foregoing or (ii) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, Social Security, or other benefits or obligations for Business Employees (in each case, other than routine payments to be made in the normal course of business and consistent with past practice).

(c) There are no material controversies pending or, to the Knowledge of the Company, threatened between any Purchased Company and any of their respective current or former Service Providers that could result in an Action. The Purchased Companies are not party to or otherwise bound by any consent decree with, or citation or other Order by, any Governmental Authority relating to any Service Providers or labor or employment practices.

(d) All vacation pay for Business Employees is properly reflected and accrued in the books and accounts of the Purchased Companies in material compliance with applicable Laws.

(e) There are no Actions (including unfair labor practice charges, grievances, or complaints) pending or, to the Knowledge of the Company, threatened against any of the Purchased Companies brought by or on behalf of any Service Providers or otherwise concerning any labor or employment practices.

(f) There has not been in the past three years and there is not presently pending or, to the Knowledge of the Company, threatened any strike, slowdown, unfair labor practice charge, walkout, work stoppage, picketing, lockout, or any similar labor activity by any Service Providers. There are no trade or labor unions, works councils, or similar associations or other labor representative body representing or, to the Knowledge of the Company, purporting to represent any current Business Employees and, to the Knowledge of the Company, there are no union organizing activities, related employer or successor rights applications or other efforts to organize, or establish a labor organization, works council, employee association or trade union, in progress or threatened involving any Business Employees.

(g) Since January 1, 2018, no officer or director of the Purchased Companies has engaged in (and there have been no allegations in that period that any such Person has engaged in) harassment, discrimination, retaliation, or material breach of any policy of any Purchased Company relating to the foregoing or similar conduct, nor is any allegation pending or, to the Company’s Knowledge, threatened nor has any such allegation been investigated, settled, or subject to an out-of-court or pre-litigation arrangement or the subject of any Action against or involving any Purchased Company and/or such Person, and, to the Knowledge of the Company, none is reasonably anticipated.

(h) Section 4.18(h) of the Company Disclosure Letter sets forth, with respect to the Business Employees, an accurate and complete list of the names (or unique employee identification numbers), titles, hire dates, service recognition dates, annual base salary or hourly wage rates, as applicable, bonus or other cash incentive opportunity, principal work location, leave status, and (with respect to Business Employees located in the United States) status as exempt or non-exempt from the application of state, provincial, and/or federal wage and hour Laws applicable to employees, as of the date of this Agreement. The services provided by each Business Employee (i) located in the United States are terminable at the will of the applicable Purchased Company without the incurrence of any Liability other than the requirement to provide access to continuing health care pursuant to applicable Law and (ii) located outside the United States are terminable on no more than six months’ notice without the incurrence of any Liability other than the requirement to provide minimum statutory notice or pay in lieu of notice and/or statutory severance pay pursuant to applicable Law. No Key Employee or Management Employee has informed any Purchased Company in writing or, to the Knowledge of the Company, verbally of any plan to terminate employment with or services for the applicable Purchased Company, and, to the Knowledge of the Company, no such Person has any plans to terminate employment with or services for the applicable Purchased Company.

(i) No Purchased Company is or has ever been the “employer” or is or in the last six years has been an “associate of” or “connected with” the “employer” (as those words in quotation marks are used in the Pensions Act 2004 of the United Kingdom) of any UK defined benefit pension arrangement. No Business Employee or former employee has transferred to any Purchased Company pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 of the United Kingdom or similar local legislation in circumstances where that individual was previously a member of a defined benefit pension arrangement that provided for contractual early retirement benefits not related to old age, invalidity or survivors.

(j) Each Purchased Company has in all material respects properly classified its Service Providers as employees or non-employees for all relevant purposes (including for purposes of all Employee Benefit Plans). Without limiting the foregoing, each current or former Service Provider that has been characterized as a consultant or independent contractor and not an employee has been properly characterized as such, and no Purchased Company has any Liability or obligations, including under or on account of any Employee Benefit Plan, arising out of the hiring or retention of Persons to provide services to any Purchased Company and treating such Persons as consultants or independent contractors and not as employees of such Purchased Company.

(k) To the Knowledge of the Company, no Business Employee is in violation of any term of any employment agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such Business Employee to be employed by any Purchased Company because of the nature of the business conducted or presently proposed to be conducted by such Purchased Company or to the use of trade secrets or proprietary information of others.

(l) In the past three years, (i) no Purchased Company has effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Purchased Company, and (iii) no Purchased Company has engaged in layoffs or other “employment loss” (as defined in the WARN Act) terminations sufficient in number to trigger application of any similar applicable Law. Since January 1, 2018, no Purchased Company has carried out any “employment loss,” temporary layoff, or material reduction in pay or hours, which, if continued for six months, in the aggregate would trigger application of the WARN Act.

Section 4.19 Environmental Matters.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to any Purchased Company, (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action (or any basis therefor) is pending or, to the Knowledge of the Company, threatened by any Governmental Authority or other Person relating to any Purchased Company and relating to or arising out of any Environmental Law, (ii) each Purchased Company is, and has at all times since January 1, 2018, been, in material compliance with all Environmental Laws and all Environmental Permits, and (iii) there are no Liabilities of any Purchased Company of any kind whatsoever arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, no event has occurred, and no circumstances exist, that (with or without notice or lapse of time) would reasonably be expected to result in any such Liability.

(b) Since January 1, 2018, there has been no environmental investigation, study, audit, test, analysis, or report of which the Company has Knowledge in relation to the current or prior business of any Purchased Company or any property or facility now or previously owned or leased by any Purchased Company.

(c) The Company has made available to Purchaser true, complete and correct copies and results of any material environmental reports, studies, investigations, audits, tests, or analyses in the possession of any Purchased Company, pertaining to Hazardous Substances in, on, beneath, or adjacent to any property currently owned, operated, or leased by any Purchased Company.

(d) For purposes of this Section 4.19, the term “Purchased Company” shall include any entity that is, in whole or in part, a predecessor of any Purchased Company.

Section 4.20 Insurance. Section 4.20 of the Company Disclosure Letter sets forth a true, correct, and complete list of all of the insurance policies maintained by any Purchased Company, other than Employee Benefit Plans (the “Insurance Policies”), together with the following information with respect to each such Insurance Policy: (a) insurer and (b) policy number. The Company has made available to Purchaser true, complete and correct copies of all Insurance Policies. All Insurance Policies maintained by the Purchased Companies are in full force and effect and all premiums due and payable thereon have been paid, and no Purchased Company is in material breach of or material default under any Insurance Policy. Other than claims made in the ordinary course involving an amount not in excess of $50,000, there are no pending claims under any such Insurance Policies, including any claims for loss or damage to the Assets or business of any Purchased Company. There is no claim by any Purchased Company pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. The Insurance Policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Purchased Companies. No Purchased Company has received any notice of termination, cancellation, denial of coverage, or reservation of rights with respect to any Insurance Policy maintained by such Purchased Company or any material claim made pursuant to any Insurance Policy, and the Company does not have Knowledge of any actual or threatened termination of, premium increase with respect to, or material alteration of coverage under any of such Insurance Policies. The consummation of the Transactions will not cause a cancellation or reduction in the coverage of any Insurance Policy.

Section 4.21 Affiliate Transactions. Except as set forth in Section 4.21 of the Company Disclosure Letter, no Related Person, other than in such Related Person’s capacity as a director, manager, officer, or employee of any Purchased Company: (a) has entered into any Contract involving any Purchased Company or any Assets of a Purchased Company that remains in effect; (b) directly or indirectly owns, or otherwise has any right, title, or interest in, to, or under, any property or right, tangible or intangible, that is used by any Purchased Company or otherwise related to the business of any Purchased Company; (c) is engaged, directly or indirectly, in any business that competes with the business of any Purchased Company; (d) has any claim or right against any Purchased Company (other than rights to receive compensation for services performed as a director, manager, officer, or employee of any Purchased Company and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course of business consistent with past practice); (e) owes any money to any Purchased Company or is owed money from any Purchased Company (other than amounts owed for compensation or reimbursement pursuant to clause (d) above); or (f) provides services to any Purchased Company (other than services performed as a director, manager, officer or employee of an Purchased Company). In addition, to the Knowledge of the Company, no Related Person has an interest in any Person that competes with the business of any Purchased Company in any market presently served by any Purchased Company (except for ownership of less than one percent of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange).

Section 4.22 Books and Records. Except as would not reasonably be expected to be, individually or in the aggregate, material to any Purchased Company, the minute books of each Purchased Company, all of which have been made available to Purchaser, contain complete and accurate records of all material proceedings at meetings held, and corporate action taken, by the directors and holders of Capital Stock and other Securities of the Company, and the holders of Securities and any equivalent governing body of any other Purchased Company, and no such meeting has been held for which minutes have not been prepared or that are not contained in such minute books. Each Purchased Company has made and kept material business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records (including for the avoidance of doubt, Tax Returns and any other information and documents relating to Tax matters) and related work papers and other books and records of such Purchased Company (collectively for all Purchased Companies, the “Books and Records”) that are complete and accurate in all material respects and accurately and fairly reflect, in all material respects, the business activities of each Purchased Company. No Purchased Company has engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records of each Purchased Company will be in the possession of the applicable Purchased Company.

Section 4.23 Bank Accounts. Section 4.23 of the Company Disclosure Letter sets forth the names of all banks, trust companies, savings and loan associations, and other financial institutions at which any Purchased Company maintains any deposit or checking account, the account numbers of all such accounts, and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

Section 4.24 Brokers. No Purchased Company has or will have any Liability to pay any fees, commissions, or other amounts to, any broker, finder, or investment banker in connection with the Transactions based upon arrangements made by or on behalf of any Purchased Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 5.1 Formation. Purchaser is a société à responsabilité limitée duly organized, validly existing and in good standing under the Laws of Luxembourg.

Section 5.2 Authorization; Validity and Execution. Purchaser has all corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is (or will be) a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery, and performance of this Agreement and each of the Ancillary Agreements to which Purchaser is (or will be) a party, and the consummation of the Transactions, have been duly and validly authorized by Purchaser by all necessary action on the part of Purchaser and the holders of Purchaser’s Securities. This Agreement and each Ancillary Agreement to which Purchaser is (or will be) a party (a) have been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by Purchaser and (ii) assuming due authorization, execution, and delivery by the Company and Seller, this Agreement and each such Ancillary Agreement is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

Section 5.3 No Violations. The execution, delivery, and performance by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is (or will be) a party and the consummation by Purchaser of the Transactions will not (a) violate the provisions of any Organizational Document of Purchaser, (b) assuming compliance with the matters referred to in Section 5.4, violate or conflict with any material Law applicable to Purchaser or by which it or any of its Assets are bound, (c) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or a right of termination or cancellation under, or accelerate the performance required by, any of the terms, conditions, or provisions of any material Contract of Purchaser, or by which Purchaser or its Assets may be bound or affected, or (d) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the Assets of Purchaser, except, with respect to clauses (b), (c), and (d), as would not reasonably be expected, individually or in the aggregate, to prevent, materially impair, or materially delay the ability of Purchaser to consummate the Transactions.

Section 5.4 Governmental Authorization. No action by or in respect of, notice to, consent from, approval, authorization, permit or waiver of, or filing or registration with, any Governmental Authority, is required to be made or obtained in connection with the execution, delivery, and performance by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is (or will be) a party and the consummation of the Transactions, other than (a) compliance with any requirements of applicable Regulatory Laws set forth on Section 8.1(b) of the Company Disclosure Letter, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities Laws and the rules of any securities exchange on which shares of Purchaser Stock may be traded, and (c) any such action, notice, consent, approval, authorization, permit, waiver, filing or registration the absence of which or failure of which to be made or obtained would not reasonably be expected to prevent, materially impair, or materially delay the ability of Purchaser to perform its obligations under this Agreement or consummate the Transactions.

Section 5.5 Litigation. There are no (a) outstanding Orders to which Purchaser is subject that would reasonably be expected to prevent, materially impair or materially delay the ability of Purchaser to enter into and perform its obligations under this Agreement or consummate the Transactions or (b) Actions pending or, to the knowledge of Purchaser, threatened against Purchaser that would reasonably be expected to prevent, materially impair or materially delay the ability of Purchaser to perform its obligations under this Agreement or consummate the Transactions.

Section 5.6 Brokers. Other than Moelis & Company LLC, Purchaser has not engaged, and does not have any Liability to pay any fees, commissions, or other amounts to, any broker, finder, or investment banker in connection with the Transactions.

Section 5.7 Financial Capacity; Investment Intent. Purchaser has available, and will have available as of the Closing Date funds (including cash on hand and existing borrowing facilities) that will be sufficient for Purchaser to consummate the Transactions on the terms contemplated hereby, including the payment of all amounts required to be paid by Purchaser pursuant to Article I, and the payment of all related fees and expenses (including those contemplated by this Agreement). Purchaser is acquiring the Purchased Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Purchased Shares in a manner that would violate the registration requirements of the Securities Act.

Section 5.8 Investigation; No Other Representations.

(a) Purchaser is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Purchased Companies and the Transactions, which investigation, review and analysis were conducted by Purchaser together with expert advisors, including legal counsel, that it has engaged for such purpose. Purchaser, its Affiliates and their respective Representatives have been provided with access to the Representatives, properties, offices, plant and other facilities, books and records of the Purchased Companies and other information that they have requested in connection with their investigation of the Purchased Companies and the Transactions. Purchaser acknowledges that, other than the representations and warranties expressly set forth in Article III and Article IV of this Agreement (as modified by the Company Disclosure Letter) and in the certificates or other instruments delivered by Seller or the Company pursuant hereto, none of Seller, the Purchased Companies nor any of their respective direct or indirect equityholders or Representatives makes or has made any representation or warranty, either express or implied, at law or in equity (x) as to the quality, merchantability, fitness for any particular purpose, conformity to samples or condition of any Purchased Company or any assets or any part thereof, (y) as to the accuracy or completeness of any of the information (financial or otherwise) provided or made available to Purchaser or any of its Representatives prior to the execution of this Agreement or (z) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Purchased Company heretofore or hereafter delivered to or made available to Purchaser or any of its Representatives. Purchaser specifically disclaims that it is relying upon or has relied upon any representations or warranties other than the representations and warranties expressly set forth in Article III and Article IV of this Agreement and in the certificates or other instruments delivered by Seller or the Company pursuant hereto.

(b) Without limiting the representations and warranties expressly set forth in Article III and Article IV of this Agreement (as modified by the Company Disclosure Letter) and in the certificates or other instruments delivered by Seller or the Company pursuant hereto, none of Seller, the Purchased Companies nor any of their respective direct or indirect equityholders or Representatives has made, and will not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of the Purchased Companies made available to Purchaser, including due diligence materials, memorandum or similar materials, or in any presentation of the business of the Purchased Companies by management of the Purchased Companies or others in connection with the Transactions, and no statement contained in any such materials or made in any such presentation will be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the Transactions. Without limiting the representations and warranties expressly set forth in Article III and Article IV of this Agreement (as modified by the Company Disclosure Letter) and in the certificates or other instruments delivered by Seller or the Company pursuant hereto, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available to Purchaser and its Representatives are not and will not be deemed to be or to include representations or warranties of Seller or any Purchased Company, and are not and will not be deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of the Business.

(a) Except (i) as expressly provided by this Agreement, (ii) as set forth in Section 6.1(a) of the Company Disclosure Letter, (iii) as required by applicable Law, (iv) for the taking of reasonable steps in response to any extraordinary Event described in clause (vi) of the definition of Material Adverse Effect in a manner consistent with other Persons operating in the industries or markets in which the business of the Purchased Companies operates and taking into account the Purchased Companies’ facts and circumstances, or (v) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), between the Execution Date and the earlier of (A) the termination of this Agreement in accordance with Article XI and (B) the Closing (the “Pre-Closing Period”), the Company shall, and Seller and the Company shall use their respective commercially reasonable efforts to cause each of the Purchased Companies to, (1) conduct the Purchased Companies’ business in the ordinary course and in compliance with all applicable Laws, Contractual obligations and the terms of this Agreement and (2) preserve substantially intact each Purchased Company’s present business organization, including using commercially reasonable efforts to (x) maintain all of such Purchased Company’s Assets in good operating condition and repair, ordinary wear and tear excepted, (y) keep available each Purchased Company’s current Service Providers, agents and advisors, and (z) maintain each Purchased Company’s business relationships and the goodwill of each Purchased Company’s customers, suppliers, strategic partners, vendors, distributors, resellers, landlords, creditors and others having material business relationships with any Purchased Company.

(b) Without limiting the generality of Section 6.1(a), and except (1) as otherwise expressly provided in this Agreement, (2) as set forth in Section 6.1(b) of the Company Disclosure Letter, (3) as required by applicable Law, (4) for the taking of reasonable steps in response to any extraordinary Event described in clause (vi) of the definition of Material Adverse Effect in a manner consistent with other Persons operating in the industries or markets in which the business of the Purchased Companies operates and taking into account the Purchased Companies’ facts and circumstances, or (5) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company will not, and Seller and the Company will not permit any Purchased Company to:

(i) (A) amend, modify, or waive any provision of any Organizational Document of the Company, or (B) amend, modify, or waive in a manner material and adverse to Purchaser any provision of any Organizational Document of any Purchased Company (other than the Company);

(ii) fail to maintain in effect on substantially similar terms, allow to lapse, or terminate (including by failure to pay any required premiums or other fees, costs, or expenses), or otherwise materially change or alter any Insurance Policy;

(iii) declare, set aside, or pay any dividend or other distribution (whether in cash, stock, debt, or property or any combination thereof) in respect of any Securities of any Purchased Company (other than cash dividends from any wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company);

(iv) create, incur, assume, or guarantee any Indebtedness, except (A) the incurrence of Indebtedness of the type described in clauses (h), (i), (j), or (k) of the definition thereof, (B) Indebtedness incurred under the Cerberus Credit Agreement in accordance with its terms for general corporate or working capital purposes, (C) letters of credit issued pursuant to the Cerberus Credit Agreement in accordance with its terms for general corporate or working capital purposes, (D) Indebtedness solely between or among the Purchased Companies or (E) with respect to any Indebtedness not in accordance with clauses (A) through (D), for any Indebtedness not to exceed $100,000 in the aggregate outstanding at any one time;

(v) sell, pledge, dispose of, grant, transfer, lease, sublease, license, guarantee, mortgage, or create or permit to be created an Encumbrance (other than a Permitted Encumbrance) upon, or authorize the sale, pledge, disposition, grant, transfer, lease, sublease, license, guarantee, or mortgage of or creation of an Encumbrance (other than a Permitted Encumbrance) upon, any Assets, Securities, interests, or businesses of any Purchased Company (excluding the Owned IP, provision for which is made in Section 6.1(b)(xii)), other than any sale of inventory (including any finished goods or work in process) or obsolete equipment in the ordinary course of business;

(vi) form any Subsidiaries or acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or its business or any division thereof or any assets for consideration in excess of $250,000;

(vii) issue, sell, transfer, pledge, charge, dispose of, split, combine, reclassify, redeem, repurchase, acquire (directly or indirectly), or Encumber (other than Encumbrances required by the terms of the Cerberus Credit Agreement as in effect on the Execution Date) any Capital Stock or other Securities of any Purchased Company or issue or grant any equity-based or equity-linked interests or awards with respect to any Purchased Company, or offer to do any of the foregoing;

(viii) (A) change any Purchased Company’s financial accounting principles, methods or policies, except as required by a change in GAAP as advised by the Company’s independent public accountants or any applicable Law; (B) change any Purchased Company’s annual Tax accounting period; (C) make, change, or revoke any material Tax election or material method of Tax accounting, (D) file any amendment to any Tax Return; (E) settle or compromise any Tax Proceeding in respect of Taxes; (F) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) or file any request for rulings or special Tax incentives with any Taxing Authority; (G) surrender any material refund of Taxes; or (H) consent to extension or waiver of the statute of limitations period applicable to any Tax Proceeding or Tax assessment;

(ix) except as required (x) to comply with applicable Law, or (y) by the terms of any Employee Benefit Plan in effect on the Execution Date: (A) adopt, enter into, materially amend, or terminate any material Employee Benefit Plan or any plan, policy, program, agreement, or arrangement that would have been a material Employee Benefit Plan had it been in effect on the date hereof, (B) grant any bonus, commission, or other incentive compensation to any Service Provider, (C) increase the base salary or materially increase the benefits of any Service Provider, (D) accelerate the vesting or payment of any compensation or benefits to any Service Provider, whether or not under an Employee Benefit Plan, or (E) terminate (other than for cause), hire, or promote any Key Employee or Management Employee;

(x) adopt, enter into, engage in negotiations for, terminate, or amend any collective bargaining agreement;

(xi) (A) enter into any Contract that if in effect on the Execution Date would be a Material Contract pursuant to clause (iv), (xii) or (xxii) of Section 4.10(a), (B) enter into any Contract (to the extent not described in clause (A)) that, if in effect on the Execution Date would be a Material Contract entered into outside of the ordinary course of business consistent with past practice, (C) materially amend or modify or terminate (partially or completely) any Material Contract or any Contract that if in effect on the Execution Date would be a Material Contract, or (D) waive, release, or assign any material rights, claims, or benefits of a Purchased Company under any Material Contract or any Contract that if in effect on the Execution Date would be a Material Contract;

(xii) grant any rights to, sell, transfer, or otherwise make available any Owned IP, other than non-exclusive licenses to Owned IP granted to customers in the ordinary course of business;

(xiii) (A) fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any Owned Registered IP, other than in the ordinary course of business regarding Owned Registered IP that is not material to the conduct of the business of any Purchased Company, and (B) disclose to any other Person any trade secrets included in the Owned IP other than pursuant to an enforceable written agreement obligating such Person to maintain the confidentiality thereof;

(xiv) commence any material Action, or enter into any settlement, or offer or propose to enter into any settlement, of any Action or claim (whether against a Purchased Company or any other Person), except for settlements that (A) are in amounts that do not exceed $100,000 individually or $250,000 in the aggregate, (B) do not involve any material non-monetary obligations, and (C) do not relate to this Agreement or the Transactions;

(xv) (A) adopt any plan of merger, consolidation, reorganization, liquidation, or dissolution or (B) file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against any Purchased Company under any similar Law;

(xvi) incur any capital expenditures or any obligations or Liabilities in respect thereof, except for capital expenditures (or any series of related capital expenditures) that do not exceed $100,000 individually or $250,000 in the aggregate to the extent not set forth in the Company’s capital expenditure budget set forth on Section 4.9(m) of the Company Disclosure Letter;

(xvii) make any loans, advances, capital contributions, investments, or guarantees to, in, or for the benefit of any other Person, other than (A) travel and business advances to Service Providers made in the ordinary course of business or consistent with past practice or (B) loans, advances, capital contributions, investments, or guarantees solely between or among the Purchased Companies;

(xviii) enter into any new line of business outside its and their existing businesses as of the Execution Date;

(xix) enter into or modify any Affiliate Arrangement (other than offer letters, employment agreements, individual consulting agreements, individual contracting or service agreements, indemnification agreements, employment-related restrictive covenant agreements and employment-related Intellectual Property assignment agreements, in each case, entered into in the ordinary course of business) or make any material payment or incur any liability pursuant to any such Affiliate Arrangement (other than as required thereunder as of the date hereof);

(xx) other than in the ordinary course of business, make any change to a Purchased Company’s policies or practices with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable or other current assets (including any acceleration or delay or deferral of the payment or collection thereof and offering any discount, accommodation or other concession in order to accelerate or induce the collection of, any receivables); or

(xxi) agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.2 Access, Document Retention and Notices.

(a) The Company will, and Seller and the Company will cause each Purchased Company to (i) provide Purchaser and its Representatives with reasonable access, prior to the Closing Date, to the properties, personnel and books and records of the Purchased Companies during normal working hours and upon reasonable advance notice and (ii) furnish to Purchaser and its Representatives such financial and operating data and other information, in each case, that is currently in existence or prepared by the Purchased Companies in the ordinary course of business and relating to the Purchased Companies, as Purchaser or its Representatives may reasonably request. Notwithstanding anything to the contrary set forth in this Section 6.2, nothing herein will require the Company or any other Purchased Company to (A) provide Purchaser with access to information or copies of documents (1) to the extent access to such documents or information would result in a waiver of any attorney-client privilege, work product doctrine or other legal privilege applicable to such documents or information or (2) to the extent any applicable Law requires the Purchased Companies to restrict or otherwise prohibit access to such documents or information or (B) provide Purchaser with access to the personnel of the Purchased Companies to the extent such access would reasonably be expected to jeopardize the health and safety of any employee of the Purchased Companies (including as a result of COVID-19 or any other epidemic or pandemic). Without limiting the foregoing, in the event that the Company or any other Purchased Company does not provide access to documents or information in reliance on the immediately preceding sentence, it shall provide prompt written notice to Purchaser that it is withholding such access and shall use reasonable efforts to communicate the applicable information in a way that would not violate the applicable Law, risk waiver of the applicable legal privilege or jeopardize the health and safety of any employees of the Purchased Companies, including by using reasonable efforts to develop a reasonable alternative to providing such information so as to address such matters. Notwithstanding anything to the contrary set forth in this Section 6.2, Purchaser and its Representatives shall have no right to conduct any soil, sediment, groundwater, surface water, air, building material, or other intrusive sampling on the properties of the Purchased Companies prior to the Closing.

(b) After the Closing Date, Purchaser will, and will cause the Purchased Companies to, until the seventh (7th) anniversary of the Closing Date, use commercially reasonable efforts to retain all books, records and other documents pertaining to the business of the Purchased Companies in existence on the Closing Date and make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the Purchased Companies upon reasonable request and upon reasonable notice as reasonably necessary in connection with (i) the preparation and filing of Tax returns (including financial and Tax audits and Tax contests), (ii) any third party litigation or legal or regulatory compliance matters (including responding to any governmental inquiry or investigation with respect thereto) or (iii) the preparation of financial statements.

(c) During the Pre-Closing Period, Seller or the Company will notify Purchaser promptly and in writing of:

(i) the commencement of any material Action against any Purchased Company or any of its Assets or directors, officers or employees (in such capacity), including any Action relating to the Transactions;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(iii) any notice or other communication from any Governmental Authority (x) relating to the Transactions or (y) the substance of which is, or would reasonably be expected to be, adverse in any material respect to the businesses or Assets of the Purchased Companies; and

(iv) any Event that would make the timely satisfaction of any of the conditions set forth in Section 8.1 or Section 8.2 impossible or reasonably unlikely.

No such notice shall be deemed to supplement or amend the Company Disclosure Letter for any purpose under this Agreement, including for the purpose of (x) determining the accuracy of any of the representations and warranties made by Seller or the Company in this Agreement or (y) determining whether any condition set forth in Article VIII has been satisfied.

(d) During the Pre-Closing Period, Purchaser will notify the Company and Seller promptly and in writing of:

(i) the commencement of any material Action relating to the Transactions against Purchaser or any of its Subsidiaries or any of their Assets or directors, officers or employees (in such capacity);

(ii) any material notice or other material communication from any Governmental Authority relating to the Transactions; and

(iii) any Event that would make the timely satisfaction of any of the conditions set forth in Section 8.1 or Section 8.3 impossible or reasonably unlikely.

Section 6.3 Efforts to Close; Regulatory Clearance.

(a) In addition to the actions specifically provided for elsewhere in this Agreement or in any Ancillary Agreement, upon the terms and subject to the conditions set forth in this Agreement, Seller, the Company and Purchaser will cooperate with each other and use (and will cause their respective Affiliates to use) their respective reasonable best efforts, prior to, at and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary, appropriate or advisable pursuant to applicable Law, Contractual obligation, or otherwise to consummate and make effective the Transactions as promptly as reasonably practicable, including (i) delivering all required notices and obtaining all required or advisable consents and approvals of third parties including Governmental Authorities, and (ii) using reasonable best efforts to cause the conditions to the obligations of the other Parties to effect the Transactions set forth in Article VIII to be satisfied. Notwithstanding the preceding sentence, none of Seller or any Purchased Company shall be required to pay, or commit to pay, any money or other consideration or incur any liability or other obligation (other than as expressly required pursuant to this Section 6.3) as part of their efforts to obtain such consents and the failure to obtain any such consent shall not result in the failure of any of the conditions to the Closing set forth in Article VIII (but without limiting the conditions expressly set forth therein).

(b) Seller, the Company, and Purchaser will comply fully with all applicable and advisable notification, reporting, and other requirements of applicable Law and Governmental Authorities. Seller, the Company, and Purchaser will, and will cause their respective Affiliates to, (i) as promptly as practicable (and in relation to a filing under the HSR Act, no later than ten Business Days after the Execution Date or by such later date agreed to by Seller and Purchaser), file the required notifications to obtain consents, approvals, authorizations, permits or waivers of any Governmental Authority set forth on Section 8.1(b) of the Company Disclosure Letter and (ii) make other filings and submissions with the appropriate Governmental Authorities as are required or advisable under other applicable Regulatory Laws as soon as reasonably practicable after the Execution Date. Seller, the Company, and Purchaser will, and will cause their respective Affiliates to, file as soon as practicable, any additional information reasonably requested by any Governmental Authority (including pursuant to any “Second Request” under the HSR Act).

(c) Notwithstanding anything to the contrary set forth in this Agreement, in no event will Purchaser or any of its Affiliates be required to (and the Company shall not, and shall cause each other Purchased Company not to, without the prior written consent of Purchaser) become subject to, consent or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or order to (i) sell, divest, hold separate, lease, license, transfer, dispose of, or otherwise encumber, before or after the Closing, any assets, licenses, operations, rights, product lines, business, or interests therein of Purchaser or any of its Affiliates (including, after the Closing, any Purchased Company), or (ii) any changes to or restriction, requirement or limitation on, or other impairment of, Purchaser’s or its Affiliates’ (including, after the Closing, any Purchased Company’s) ability to own, operate, or exercise rights in respect of, such assets, licenses, operations, rights, products lines, business, or interests therein if any such action described in clause (i) or (ii) (individually or in the aggregate) would (x) materially reduce the benefits or advantages Purchaser and/or its Affiliates expect to receive from the Transactions or (y) impact Purchaser or any of its Affiliates (including, after the Closing, any Purchased Company) in a manner or amount that is material relative to the value of the Purchased Companies, taken as a whole; provided, that if requested by Purchaser, the Purchased Companies will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement, or order is only binding on the Purchased Companies in the event the Closing occurs.

(d) Notwithstanding anything to the contrary set forth in this Agreement, in no event will Purchaser or any of its Affiliates be required to litigate, contest or defend against, administratively or in court or otherwise, any ruling, Order (whether temporary, preliminary, or permanent), or other Action of any Governmental Authority or any other Person respecting the Transactions.

(e) Seller, the Company, and Purchaser will cooperate in connection with the defense of the Transactions in any investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the Transactions or regulatory filings under applicable Regulatory Laws; provided, Purchaser shall make all strategic and tactical decisions, following consultation with Seller and consideration of Seller’s good faith views, as to the manner in which to obtain from any Governmental Authority under any applicable Regulatory Laws, any actions or non-actions, consents, approvals, authorizations, clearances, or orders required to be obtained by Purchaser, Seller, or the Company or any of their respective Affiliates in connection with the consummation of the Transactions. Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Authority, each of Seller, the Company, and Purchaser agrees to: (i) cooperate and consult with each other;

(ii) furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings; (iii) keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other material communications received by such Party from, or given by such Party to, any Governmental Authority with respect to the Transactions; (iv) permit the other to review and incorporate the other’s reasonable comments in any material communication to be given by it to any Governmental Authority with respect to obtaining the necessary approvals for the Transactions; and (v) not to participate in any material meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless, to the extent not prohibited by such Governmental Authority, it gives the other the opportunity to attend and observe. Each of Seller, the Company, and Purchaser agrees not to enter into any agreement with any Governmental Authority to delay, or otherwise not to consummate as soon as practicable, any of the Transactions except with the prior written consent of Seller or Purchaser, as the case may be, which consent may not be unreasonably withheld.

(f) During the period from the date hereof until the earlier of (i) the date this Agreement is terminated in accordance with its terms, or (ii) the expiration of the applicable waiting periods under the HSR Act and all other applicable Regulatory Laws set forth on Section 8.1(b) of the Company Disclosure Letter, and the date on which all clearances, consents, approvals and waivers under any other applicable Regulatory Laws set forth on Section 8.1(b) of the Company Disclosure Letter are obtained, except as otherwise expressly permitted or contemplated by this Agreement, no Party shall, and each Party shall cause its respective controlled Affiliates (including, with respect to Seller and the Company, each Purchased Company) not to, agree to acquire any material business or assets if such acquisition would reasonably be expected to cause material additional substantive review of Transactions and prevent the expiration or termination of any applicable waiting periods under the HSR Act and any other Regulatory Laws set forth on Section 8.1(b) of the Company Disclosure Letter, or any clearance, consent, approval or waiver under the HSR Act and any other Regulatory Laws set forth on Section 8.1(b) of the Company Disclosure Letter, applicable to the Transaction, in each case, prior to the Outside Date (as it may be extended in accordance with this Agreement).

Section 6.4 Nasdaq Listing. In the event Purchaser elects to pay all or any portion of the Achieved Earn-Out Value, if any, in shares of Purchaser Stock, prior to issuing such shares of Purchaser Stock, Purchaser will file a Notification of Listing of Additional Shares (or such other form as may be required by Nasdaq) with Nasdaq with respect to such shares and will use reasonable best efforts to cause such shares to be approved for listing before the date of issuance.

Section 6.5 Confidentiality.

(a) Purchaser and Seller (on behalf of itself and the Purchased Companies) acknowledge and agree to continue to be bound by that certain Mutual Nondisclosure Agreement, dated December 15, 2021, by and between Purchaser and Stratus Technologies, Inc. (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon the Closing and without any action by any Party, Purchaser’s obligations under the Confidentiality Agreement will terminate with respect to Confidential Information (as defined in the Confidentiality Agreement) to the extent related solely to the Purchased Companies; provided, however, that Purchaser acknowledges that any and all Confidential Information provided to it by Seller, the Purchased Companies, their respective Affiliates or any of their respective Representatives will, to the extent concerning Seller or any of its respective Affiliates (other than the Purchased Companies), survive the Closing and continue in accordance with the terms of the Confidentiality Agreement.

(b) As a result of the ownership of the Capital Stock or other Securities of the Purchased Companies and in connection with the negotiation of this Agreement and contemplation of the consummation of the Transactions, Seller and certain of its Representatives have had access to (i) confidential or proprietary information and materials of and related to the Purchased Companies (including any such information received pursuant to Section 6.2(b), collectively, the “Company Confidential Information”) and (ii) confidential or proprietary information and materials of and related to Purchaser and its Subsidiaries (collectively, the “Purchaser Confidential Information”). Seller agrees that for a period of three years from the Closing Date (which limitation shall also apply to Section 6.5(c)), Seller, its Affiliates and its and their respective Representatives, in each case, that have received Company Confidential Information or Purchaser Confidential Information from or on behalf of Seller (including any such information shared with Affiliates or Representatives pursuant to this Section 6.5(b)), (x) shall treat as strictly confidential and shall not disclose any Company Confidential Information or Purchaser Confidential Information without the prior written consent of Purchaser, except to the extent such disclosure is required or by applicable Law or requested by a governmental authority or self-regulatory organization (in which event such Person shall comply with the terms of Section 6.5(c)), and (y) shall not use for itself or anyone else any Company Confidential Information or Purchaser Confidential Information (other than of Residual Knowledge) without the prior written consent of Purchaser. Receipt of Company Confidential Information and Purchaser Confidential Information shall not be imputed to any entity solely by virtue of the fact that any of Seller’s or any of its Affiliates’ directors, officers, employees, agents, contractors, consultants or advisors are also directors, officers, employees, agents, contractors, consultants or advisors of such entity (each, a “Dual Hat Individual”), provided, that such Dual Hat Individual does not disclose Company Confidential Information or Purchaser Confidential Information to other persons at such entity who are not Dual Hat Individuals or direct or influence such entity to take action on the basis of Company Confidential Information or Purchaser Confidential Information. Notwithstanding anything in the foregoing to the contrary, the foregoing will not prevent disclosure of any information (A) that is or becomes publicly known through no violation of this Section 6.5(b) by Seller or its Affiliates or its or their respective Representatives (as applicable) that have received Company Confidential Information or Purchaser Confidential Information from or on behalf of Seller, (B) by Seller to any of its Affiliates and its and their respective Representatives who reasonably need to know such information, including in connection with the income Tax aspects and consequences of the Transactions as they relate to Seller, such Affiliates or their respective Representatives and so long as such Affiliates and Representatives are informed of the confidential nature of such information and directed to comply with the obligations set forth in this Section 6.5(b) applicable to such Affiliate or Representative (it being understood and agreed that Seller shall be responsible for any breach by such Affiliate or Representative of this Section 6.5(b)), (C) that is reasonably necessary for Seller’s performance, enforcement or defense of any rights or obligations of Seller hereunder or under any Ancillary Agreement to which Seller is party, (D) received from a third party not known by Seller and its Affiliates and its and their Representatives that have received Company Confidential Information or Purchaser Confidential Information from or on behalf of Seller (as applicable) to have violated an obligation of confidentiality to the Purchased Companies in disclosing such information, or (E) is independently developed through the efforts of Seller, its Affiliates or its and their Representatives without use of or reference to the Company Confidential Information or the Purchaser Confidential Information, as applicable.

(c) Notwithstanding anything to the contrary in this Agreement, in the event that Seller or any of its Affiliates or its or their respective Representatives that have received Company Confidential Information or Purchaser Confidential Information from or on behalf of Seller (as applicable) is requested or required by applicable Law or legal, regulatory, judicial, arbitral or administrative process (including by deposition, interrogatories, subpoenas, civil investigative demand or similar process or any oral questioning, information or document request, court order, regulatory filing or any audit or inquiry by a regulator, bank examiner or auditor, self-regulatory authority or pursuant to mandatory professional ethics rules) to disclose any Company Confidential Information or Purchaser Confidential Information (a “Required Disclosure”), such disclosure shall be permitted hereunder in accordance with the remainder of this Section 6.5(c). In such circumstance, Seller or such Affiliate or Representative (as applicable) will, to the extent not prohibited by law and reasonably practicable and other than in the case of an inquiry or disclosure to a regulator, bank examiner or auditor, self-regulatory authority), give Purchaser prompt written notice of such request or requirement so that Purchaser may (at the sole cost and expense of Purchaser) seek an appropriate protective order or other remedy or waive compliance with the provisions of Section 6.5(b), and Seller or such Affiliate or Representative (as applicable) will, reasonably cooperate with Purchaser to obtain such protective order upon Purchaser’s request and at Purchaser’s expense. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or any such Affiliate or Representative, as applicable, is nonetheless required to make a Required Disclosure, Seller or such Affiliate or Representative may disclose only that portion of such Company Confidential Information or Purchaser Confidential Information, as applicable, that Seller or such Affiliate or Representative is advised by counsel is reasonably necessary to properly respond to the applicable requirement and will (at the sole cost and expense of Purchaser) exercise commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to the Company Confidential Information and Purchaser Confidential Information so disclosed. The foregoing notice and other actions shall not be required, however, in connection with a request for information pursuant to an examination or request for information by a regulator, bank examiner, or self-regulatory authority that is not targeted at Company Confidential Information or Purchaser Confidential Information and does not specifically reference Purchaser or any of its Affiliates (including, following the Closing, any Purchased Company) or the Transactions.

(d) Purchaser acknowledges that, in the ordinary course of their respective businesses, Seller and its Affiliates pursue, acquire, manage and serve on the boards of companies that may be competitors or potential competitors of the Purchased Companies. Except insofar as the terms of Section 6.5(b) nor Section 6.5(c) restrict the disclosure and use of Company Confidential Information and Purchaser Confidential Information, neither Section 6.5(b) nor Section 6.5(c) shall prevent Seller or its Affiliates from (i) engaging in or operating any business, (ii) entering into any agreement or business relationship with any third party, or (iii) evaluating or engaging in investment discussions with, or investing in, any third party, whether or not competitive with the Purchased Companies.

Section 6.6 Further Assurances. From and after the Closing, as and when requested by any Party, each Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, at the requesting Party’s expense, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate and give effect to the Transactions, including the Share Purchase.

Section 6.7 Publicity. The Parties agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in the form mutually agreed upon by Purchaser and Seller. None of the Parties shall, and each Party shall cause each of its controlled Affiliates and its and their respective Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the Transactions, without obtaining the prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned, of (a) if such disclosing Party is Purchaser prior to the Closing, Seller, (b) if such disclosing Party is Purchaser or any Purchased Company following the Closing, Seller, (c) if such disclosing Party is Seller or any Purchased Company prior to the Closing, Purchaser and (d) if such disclosing Party is Seller following the Closing, Purchaser. Notwithstanding the foregoing or anything in this Agreement to the contrary, Purchaser and its Affiliates (including, after the Closing, any Purchased Company) and its and their respective Representatives may issue any such press release or other public statement, in each case, without the prior written consent of, or notice to, any Person (i) if the statements contained therein with respect to this

Agreement or the Transactions are otherwise consistent with previous press releases or other public statements made by any Party in compliance with this Section 6.7, or (ii) as required by applicable Law or the SEC, FINRA or other Governmental Authority (including any securities exchange on which securities of Purchaser are then traded) as Purchaser may reasonably determine without prior consultation with any Person.

Section 6.8 Affiliate Arrangements. On or prior to the Closing Date, the Company will, and will cause all other Purchased Companies to, cause all Affiliate Arrangements set forth on Section 6.8(a) of the Company Disclosure Letter to be settled (irrespective of the terms of payment), terminated and canceled without any further Liability to, or obligation of, the Purchased Companies from and after the Closing (excluding obligations that are set forth on Section 6.8(b) of the Company Disclosure Letter, solely to the extent such provisions set forth on Section 6.8(b) of the Company Disclosure Letter expressly survive the termination of any such Affiliate Arrangement pursuant to the written terms of such Affiliate Arrangement). The Company will provide evidence of such termination and cancellation, in form and substance reasonably acceptable to Purchaser, prior to the Closing.

Section 6.9 Intercompany Accounts. Prior to the Closing, in consultation with Purchaser, the Company will, and will cause all other Purchased Companies to, use commercially reasonable efforts to cooperate in good faith with Purchaser with respect to the settlement in full and/or termination of all Intercompany Accounts as of the Closing.

Section 6.10 Payoff Letters and Invoices.

(a) No later than one Business Day prior to the Closing, the Company shall provide to Purchaser a draft of, with respect to any item of Covered Indebtedness, a payoff letter from the lender (or any agent for such lender(s)) of such item of Covered Indebtedness (each, a “Payoff Letter”), which shall include: (i) an agreement by such lender (or any agent therefor) that, upon payment of the amount payable to such lender (or any agent therefor) specified therein (such amount to include any early termination fees or prepayment premiums payable to such lender (or any agent therefor) as a result of the consummation of the Transactions), (A) all outstanding obligations of the Purchased Companies arising under or related to the applicable Covered Indebtedness shall be repaid, discharged, and extinguished in full (other than contingent indemnification obligations in respect of which a claim has not yet been made), (B) all Encumbrances securing such Covered Indebtedness shall be released, (C) the lender (or any agent therefor) shall take all actions reasonably requested by the Purchased Company or its designees to evidence and, if applicable, record such discharge and release as promptly as practicable, and (D) the lender (or any agent therefor) shall return to the Purchased Company all collateral securing the applicable Indebtedness in such lender’s or agent’s possession or control; (ii) the amount required to be paid to the lender (or any agent therefor) of such Covered Indebtedness in order to satisfy in full such Covered Indebtedness, and wire transfer instructions for such lender (or any agent therefor); and (iii) provision for delivery at the Closing of any collateral releases, collateral access agreement terminations, mortgage releases, Intellectual Property releases, physical collateral deliveries, and other related termination and/or release items in connection therewith which the Purchased Company or its designees are authorized to file (to the extent applicable) immediately following such lender’s (or such agent’s) receipt of the applicable payoff amount set forth in the Payoff Letter.

(b) No later than one Business Day prior to the Closing, the Company shall provide to Purchaser accurate and complete copies of, with respect to any item of Closing Transaction Expense, an invoice, dated no more than one Business Day prior to the Closing Date, from each advisor, other service provider to any Purchased Company, or other third party with respect to such Closing Transaction Expense (an “Invoice”), which shall include the amount required to be paid in order to satisfy in full such Closing Transaction Expense, and wire transfer instructions for the applicable payee.

Section 6.11 Expenses. All fees, costs, and expenses incurred in connection with this Agreement and the Transactions (including all third-party legal, accounting, financial advisory, consulting, or other fees, costs, and expenses) will be paid by the Party incurring such costs and expenses, whether or not the Transactions are consummated, except as otherwise expressly provided in this Agreement (including the last sentence of Section 6.17).

Section 6.12 Release.

(a) Release by Seller.

(i) Effective as of the Closing, Seller, on behalf of itself and each of its controlling Affiliates and its and their respective successors and assigns (the “Seller Releasors”), hereby irrevocably and unconditionally releases, acquits, and forever discharges (A) the Purchased Companies; (B) Purchaser; (C) each of Purchaser’s past or present Subsidiaries; (v) the successors and past, present, and future assigns, directors, managers, officers, employees, equity holders, and partners of the respective entities identified or otherwise referred to in clauses (i) through (iv) of this Section 6.12(a); and (D) the Representatives of the respective entities identified or otherwise referred to in clauses (A) through (C) of this Section 6.12(a)(i) (in their respective capacities as such) (each a “Purchaser Releasee” and, collectively, the “Purchaser Releasees”), of and from any and all Actions, causes of action, damages, accounts, Liabilities, and obligations (including attorneys’ fees), whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, in each case which arise out of, are based upon, or are connected with facts or events occurring or in existence at or prior to the Closing to the extent relating to any ownership interest of Seller or any Seller Releasor in the Purchased Companies (each, a “Seller Released Claim”); provided, however, that in no event shall the foregoing release apply with respect to any obligations of any Purchaser Releasee set forth in this Agreement or in any Ancillary Agreement (each a “Seller Excluded Claim”).

(ii) Seller represents and warrants, on behalf of itself and each of its Seller Releasors, that (A) such Seller Releasor has not assigned, transferred, conveyed, or otherwise disposed of any Seller Released Claim against any of the Purchaser Releasees, and, to Seller’s Knowledge, no other Person has any interest in any of the Seller Released Claims released pursuant to this Section 6.12(a) and (B) no authorization, instruction, consent, or approval of any Person is required to be obtained by Seller or, to Seller’s Knowledge, any of its Seller Releasors, in connection with the release of the Seller Released Claims hereunder.

(iii) Seller, on behalf of itself and each of its Seller Releasors, hereby irrevocably and unconditionally waives and relinquishes any rights and benefits with respect to the Seller Released Claims that any Seller Releasor may have under any statute or common law principle in any jurisdiction which provides that a general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in such creditor’s or releasing party’s favor at the time of executing the release that, if known by such creditor or releasing party, would reasonably have materially affected its settlement with the debtor or released party. Seller understands and acknowledges (for itself and each of its Seller Releasors) that Seller may discover facts different from, or in addition to, those which Seller knows or believes to be true with respect to the claims released herein, and agrees that (A) it is the intention of Seller (on behalf of itself and each of its Seller Releasors) to fully, finally and forever waive, release and relinquish all Seller Released Claims against any Purchaser Releasee (specifically excluding any Seller Excluded Claims) and (B) the releases contained in this Agreement shall be and remain effective in all respects notwithstanding any subsequent discovery of different or additional facts.

(b) Release by Purchaser.

(i) Effective as of the Closing, the Company, on behalf of itself and each of the Purchased Companies and their successors and assigns (the “Purchaser Releasors”), hereby irrevocably and unconditionally releases, acquits, and forever discharges (A) Seller and Seller’s designees on the board of directors of the Purchased Companies prior to the Closing, (B) the successors and past, present, and future assigns, directors, managers, officers, employees, equity holders, and partners of Seller and (C) the Representatives of Seller identified or otherwise referred to in clause (A) of this Section 6.12(b)(i) (in their respective capacities as such) (each a “Seller Releasee” and, collectively, the “Seller Releasees”), of and from any and all Actions, causes of action, damages, accounts, Liabilities, and obligations (including attorneys’ fees), whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, in each case which arise out of, are based upon, or are connected with facts or events occurring or in existence at or prior to the Closing to the extent relating to Seller’s ownership interest in the Purchased Companies (each, a “Purchaser Released Claim”); provided, however, that in no event shall the foregoing release apply with respect to any obligations of any Seller Releasee set forth in this Agreement or in any Ancillary Agreement or any claim for Fraud (each a “Purchaser Excluded Claim”).

(ii) Purchaser represents and warrants, on behalf of itself and each of its Purchaser Releasors, that (A) such Purchaser Releasor has not assigned, transferred, conveyed, or otherwise disposed of any Purchaser Released Claim against any of the Seller Releasees, and, to Purchaser’s knowledge, no other Person has any interest in any of the Purchaser Released Claims released pursuant to this Section 6.12(b) and (B) no authorization, instruction, consent, or approval of any Person is required to be obtained by Purchaser or, to Purchaser’s knowledge, any of its Purchaser Releasors, in connection with the release of the Purchaser Released Claims hereunder.

(iii) Purchaser, on behalf of itself and each of its Purchaser Releasors, hereby irrevocably and unconditionally waives and relinquishes any rights and benefits with respect to the Purchaser Released Claims that any Purchaser Releasor may have under any statute or common law principle in any jurisdiction which provides that a general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in such creditor’s or releasing party’s favor at the time of executing the release that, if known by such creditor or releasing party, would reasonably have materially affected its settlement with the debtor or released party. Purchaser understands and acknowledges (for itself and each of its Purchaser Releasors) that Purchaser may discover facts different from, or in addition to, those which Purchaser knows or believes to be true with respect to the claims released herein, and agrees that (A) it is the intention of Purchaser (on behalf of itself and each of its Purchaser Releasors) to fully, finally and forever waive, release and relinquish all Purchaser Released Claims against any Seller Releasee (specifically excluding any Purchaser Excluded Claims) and (B) the releases contained in this Agreement shall be and remain effective in all respects notwithstanding any subsequent discovery of different or additional facts.

Section 6.13 Indemnification of Directors and Officers.

(a) From and after the Closing, Purchaser shall cause the Purchased Companies after the Closing to fulfill and honor in all respects the obligations of the Purchased Companies under any and all indemnification agreements (the “Existing Indemnification Agreements”) made available to Purchaser and in effect immediately prior to the Effective Time between such Purchased Company and any of its respective current or former directors and officers and any person who becomes a director or officer of such Purchased Company prior to the Effective Time (the “D&O Indemnified Parties” and each a “D&O Indemnified Party”), in each case, with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time that are asserted after the Effective Time; provided that Purchaser’s and the Purchased Companies’ obligations under this Section 6.13(a) shall not apply to any claim or matter that relates to any Fraud. Notwithstanding anything to the contrary contained in the Existing Indemnification Agreements, no D&O Indemnified Party shall be entitled to coverage under any directors’ and officers’ liability insurance policy or errors and omission policy maintained by Purchaser unless such D&O Indemnified Party is separately eligible for coverage under such policy pursuant to Purchaser’s policies and procedures and the terms of such insurance policy.

(b) Prior to the Closing, the Company shall obtain and fully pay for a six-year “tail” insurance policy (the “D&O Tail Policy”) on the existing policy of the Purchased Companies’ directors’ and officers’ liability insurance (the “D&O Policy”), in a form reasonably acceptable to the Company and Purchaser, covering claims arising from facts or events that occurred at or prior to the Effective Time and covering each D&O Indemnified Party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof on terms and conditions no less advantageous than those of the D&O Policy; provided that in no event shall the Company be required to pay any amount for such D&O Tail Policy in excess of 300% of the last annual premium amount paid by the Company under the D&O Policy (but in such case, the Company shall purchase as much coverage as is reasonably available for such amount). The cost of the premium, and related costs and expenses, of the D&O Tail Policy subject to the proviso in the immediately preceding sentence shall be borne solely by Seller as a Transaction Expense.

(c) The provisions of this Section 6.13 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each D&O Indemnified Party and his or her heirs.

Section 6.14 No-Shop.

(a) Prior to the Closing, neither Seller nor the Company will, and Seller and the Company will cause their respective controlled Affiliates and Representatives not to, directly or indirectly: (i) solicit, initiate, seek, or knowingly encourage or facilitate, or take any action to solicit, initiate, seek, or knowingly encourage or facilitate, any inquiries, proposals or communications relating to, or the making of any submission, proposal, or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal (other than from Purchaser and its Representatives); (ii) other than solely to cause such discussions or negotiations to be terminated in accordance with Section 6.14(b), enter into, participate in, or continue any discussions or negotiations relating to any Acquisition Proposal with any Person (other than Purchaser and its Representatives); (iii) furnish or provide to any Person (other than Purchaser and its Representatives) any information that Seller or the Company believes or should reasonably know would be used for the purposes of formulating any inquiry, expression of interest, proposal, or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal, or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iv) accept any Acquisition Proposal or enter into any agreement, arrangement, or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal (other than from Purchaser and its Representatives); (v) submit any Acquisition Proposal or any matter related thereto to the vote of the holders of Capital Stock or other Securities of any Purchased Company; (vi) amend or grant any waiver or release under any standstill or similar agreement with respect to any Capital Stock or other Securities of any Purchased Company; or (vii) resolve, propose, or agree to do any of the foregoing.

(b) Seller and the Company will, and Seller and the Company will cause their respective controlled Affiliates and Representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations, if any, with any Person (other than Purchaser and its Representatives) conducted prior to the Execution Date with respect to any Acquisition Proposal. Promptly following the execution of this Agreement, Seller and the Company shall deliver written notices to request the return or destruction of all confidential information to all Persons (except for Purchaser and its Representatives) with such return or destroy obligations under non-disclosure or similar agreements (except for such non-disclosure or similar agreements that do not relate to a potential Acquisition Proposal, financing of any Purchased Company or similar transaction). During the Pre-Closing Period, Seller and the Company further agree not to, and to cause each other Purchased Company not to, release any Persons described in the preceding sentence from any obligations under such non-disclosure or similar agreements without the prior written consent of Purchaser.

(c) During the Pre-Closing Period, Seller and the Company shall promptly (and in any event within 24 hours after the receipt thereof) provide Purchaser with: (i) an oral and a written description of any expression of interest, inquiry, proposal, or offer relating to a possible Acquisition Proposal, or any request for information that could reasonably be expected to be used for the purposes of formulating any inquiry, proposal, or offer regarding a possible Acquisition Proposal, that is received by Seller or any Purchased Company, or any Representatives of Seller or any Purchased Company from any Person (other than Purchaser and its Representatives), including in such description the identity of such Person from which such expression of interest, inquiry, proposal, offer, or request for information was received (the “Other Interested Party”) and (ii) a copy of each material written communication and a complete summary of each other communication transmitted on behalf of the Other Interested Party or any of the Other Interested Party’s Representatives to Seller or any Purchased Company, or any Representatives of Seller or any Purchased Company or transmitted on behalf of Seller or any Purchased Company, or any Representatives of Seller or any Purchased Company to the Other Interested Party or any of the Other Interested Party’s Representatives, in each case, relating to a possible Acquisition Proposal. Thereafter, during the Pre-Closing Period, Seller and the Company shall keep Purchaser reasonably informed, on a reasonably prompt basis, of the status and terms of any such expression of interest, inquiry, proposal, offer, or request for information (including any amendments thereto) and the status of any such discussions or negotiations.

Section 6.15 280G Matters. If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder) with respect to any Purchased Company (each, a “Disqualified Individual”) may receive any payment(s) or benefit(s) that could reasonably be expected to constitute “parachute payments” under Section 280G of the Code in connection with the Transactions, then: (a) the Company shall solicit and use reasonable best efforts to obtain and deliver to Purchaser prior to the initiation of the 280G Vote under clause (b) a signed waiver of such Disqualified Individual’s rights to all such payments or benefits applicable to such Disqualified Individual (a “Parachute Payment Waiver”) so that all remaining payments and/or benefits applicable to such Disqualified Individual shall not be deemed to be “parachute payments” (within the meaning of Section 280G of the Code) and (b) prior to the Closing Date, the Company shall use commercially reasonable efforts to prepare and distribute to Seller’s or the applicable Purchased Company’s equityholders (as applicable) a disclosure statement providing adequate disclosure of all potential parachute payments and benefits that may be received by such Disqualified Individual(s) and shall submit such payments and benefits to such equityholders for approval, in each case, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, such that, if approved by the requisite equityholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). Prior to the Closing, if a 280G Vote is required, the Company shall deliver to Purchaser reasonably satisfactory evidence (i) that a 280G

Vote was solicited in accordance with the preceding sentence, and the requisite equityholder approval was obtained with respect to any payments and/or benefits that were subject to the 280G Vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, all payments or benefits waived under the Parachute Payment Waiver shall not be made or provided. The form of the Parachute Payment Waiver, the disclosure statement, any other materials to be submitted to such equityholders in connection with the 280G Vote and the calculations related to the foregoing shall be subject to advance timely review and reasonable comment by Purchaser. No less than twenty (20) Business Days prior to the Closing Date, Purchaser shall provide the Company all relevant information and documentation relating to any new payments and/or benefits to be provided by Purchaser or any of its Affiliates that could be deemed to constitute “parachute payments” (the “Purchaser Arrangements”). Notwithstanding anything to the contrary in this Section 6.15 or otherwise in this Agreement, to the extent Purchaser has provided inaccurate information relating to the Purchaser Arrangements, or Purchaser’s omission of information relating to the Purchaser Arrangements has resulted in inaccurate or incomplete information, there shall be no breach of the covenants contained in this Section 6.15 or the representation contained in Section 4.17(p).

Section 6.16 Data Room Information. Within two Business Days of the Execution Date, the Company shall deliver to Purchaser an electronic copy, whether by thumb drive or other electronic means, of all documents and information contained in the VDR as of such time.

Section 6.17 Needed Financial Statements.

(a) Seller shall deliver to Purchaser, at or prior to the Closing, for each fiscal quarter ending after February 27, 2022 and at least 45 days prior to the Closing Date, the unaudited management prepared consolidated balance sheet of the Purchased Companies as of the end date for such fiscal quarter and the related unaudited management prepared consolidated statements of operations and cash flows for such fiscal quarter (the “Interim Financial Statements” and together with the consent of the Company’s independent auditing firm to the filing of the Current Financial Statements as part of Purchaser’s Current Report on Form 8-K with the SEC reporting the completion of the Transactions, the “Needed Financial Statements”). The Needed Financial Statements shall be prepared in accordance with GAAP (applied on a consistent basis with the Purchased Companies’ most recent Current Financial Statements throughout the periods covered) subject, in the case of any Interim Financial Statements, to normal year-end audit adjustments and the absence of footnotes. In no event shall any Interim Financial Statements be required to be reviewed by Seller’s or any Purchased Company’s outside auditors.

(b) Following the Closing, Seller shall use its commercially reasonable efforts to (and shall use its commercially reasonable efforts to cause its Affiliates and Representatives to) cooperate and provide information (to the extent in the possession of Seller or any of its Affiliates or Representatives) reasonably requested by Purchaser and its Representatives in order for Purchaser to prepare (i) financial statements (including footnotes, to the extent reasonably required by Purchaser) of the Purchased Companies following the Closing (to the extent covering any fiscal period ending following the date hereof and prior to the Closing) and (ii) pro forma financial statements of Purchaser that meet the requirements of Regulation S-X promulgated under the Securities Act; provided, that, in no event will the information furnished pursuant to this Section 6.17(b): (A) include (1) any financial information concerning Seller or the Purchased Companies that Seller does not maintain in the ordinary course of business, (2) any other information not reasonably available to Seller under its current reporting systems or (3) information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, Seller unless, in any such case, any such information referred to in clause (1), (2) or (3) above would be required to ensure that the financial statements contemplated by this Section 6.17(b) would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), (B) be required to be reviewed or audited by the auditors or accountants of Seller or accompanied by any letters of comfort or assurances from such auditors or accountants or be prepared in compliance with the requirements of the Public Company Accounting Oversight Board, or (C) include any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments necessary or desired to be incorporated into any information used in connection with the financial statements contemplated under this Section 6.17(b). Purchaser acknowledges and agrees that any assistance provided by Seller in accordance with this Section 6.17(b) shall be at the sole cost and expense of Purchaser and need not be provided by Seller if such assistance would unreasonably interfere with the normal operations of Seller. Promptly upon request by Seller, Purchaser will reimburse Seller for any out-of-pocket costs and expenses (including attorneys’ fees) incurred by Seller in connection with its cooperation contemplated by this Section 6.17(b).

Section 6.18 Resignation of Directors and Officers; Replacement of Nominee and Minority Shareholder Arrangements.

(a) Seller shall cause the Company, and shall use commercially reasonable efforts to cause each other Purchased Company, to obtain, and shall deliver to Purchaser prior to the Closing, a duly executed letter of resignation in form and substance reasonably satisfactory to Purchaser from each member of the board of directors or managers (or similar governing body) and each officer of each Purchased Company, in each case, as directed by Purchaser no later than two Business Days prior to the Closing, such resignations to be effective as of the Effective Time (it being understood that such resignations shall not constitute a termination of employment by such director, manager, or officer or impact any of their employment arrangements or agreements).

(b) Seller shall, at Purchaser’s written request, use commercially reasonable efforts, and shall use commercially reasonable efforts to cause each Purchased Company, to take all actions necessary, appropriate, or advisable, and, shall deliver to Purchaser prior to the Closing, if so requested and obtained, evidence reasonably satisfactory to Purchaser, of the replacement of any applicable nominee arrangements or minority shareholders of any Purchased Company, in each case, as directed by Purchaser no later than ten Business Days prior to the Closing, such replacements to be effective as of the Effective Time.

ARTICLE VII

EMPLOYMENT MATTERS

Section 7.1 Comparability. Subject to applicable law, for a period of not less than one year following the Effective Time, Purchaser shall, or shall cause its Affiliates (including the Purchased Companies) to, (a) provide to each employee of the Purchased Companies who is employed with the Purchased Companies immediately prior to the Closing (each, a “Company Employee”): (i) an annual total cash compensation opportunity (i.e., a salary or wage rate, as applicable, and a target bonus or commission opportunity), that is reasonably comparable to the annual total cash compensation opportunity provided either (x) to such Company Employee immediately prior to the Closing or (y) to similarly situated employees of Purchaser and its Subsidiaries, and (ii) employee health and welfare benefits (excluding severance or retirement benefits, and defined benefit plan or other pension benefits) that are reasonably comparable, in the aggregate, to such benefits provided either (x) to such Company Employee immediately prior to the Closing or (y) to similarly situated employees of Purchaser and its Subsidiaries. From and after the Closing Date, Purchaser shall, or shall cause its Affiliates (including the Purchased Companies) to use commercially reasonable efforts to: (i) ensure that all Company Employees receive credit for prior service with the Purchased Companies (or any predecessor entities) for all purposes under all employee benefit or compensation plans, programs and arrangements of Purchaser, the Purchased Companies, and their respective Affiliates in which the Company Employees are eligible to participate from and after the Closing Date, except to the extent such credit would result in the duplication of benefits for the same period of service; (ii) ensure that all pre-existing conditions or limitations, eligibility waiting periods, actively-at-work requirements, required physical examinations, and similar requirements under all health and welfare benefit plans of Purchaser, the Purchased Companies, and their respective Affiliates are waived with respect to the Company Employees and their eligible dependents; and (iii) ensure that the Company Employees and their eligible dependents and beneficiaries receive credit under all health and welfare benefit plans of Purchaser, the Purchased Companies, and their respective Affiliates in which they participate from and after the Closing Date towards applicable deductibles, coinsurances and annual out-of-pocket limits for expenses incurred prior to the Closing Date for the plan year that includes the Closing Date.

Section 7.2 401(k) Plan. Unless Purchaser directs the Company otherwise in writing no later than ten (10) Business Days prior to the Closing Date, the Purchased Companies shall take all actions necessary to terminate, effective at least one day prior to the Closing Date, any Employee Benefit Plan that is intended to be qualified under Section 401(k) of the Code (each, a “401(k) Plan”). Prior to the Closing Date, the Company shall provide Purchaser with executed resolutions of the board of directors or similar governing body of the applicable Purchased Company effecting such termination. Purchaser shall be entitled to reasonable advanced timely review and reasonable comment on the resolutions effecting the termination and amendment of any 401(k) Plan.

Section 7.3 Employee Offers. No later than ten (10) Business Days prior to the Closing, in order to facilitate the transfer of employment of certain Business Employees from a Purchased Company to Purchaser or one of its Affiliates in connection with the Closing, Purchaser or one of its Affiliates may extend written offers of employment (the “Employment Offer Letters”) to those Business Employees whom Purchaser notifies in writing to Seller and Seller consents can be made offers (such consent not to be unreasonably delayed, conditioned or withheld), on terms and conditions determined by Purchaser; provided, that such offers are conditional on the Closing and such terms and conditions shall be no less favorable than the terms and conditions required pursuant to Section 7.1 and, with respect to Business Employees located outside the United States, the Parties, acting reasonably and in good faith, either (i) agree in writing that such offers (or the acceptance of such offers) will not trigger any severance, termination or other payment entitlement under applicable Law (“Termination Rights”) for such Business Employees, or (ii) put such arrangements in place as the Parties agree are necessary for the relevant jurisdiction to avoid such offers (or the acceptance of such offers) triggering any Termination Rights for such Business Employees. Subject to applicable Law, the Purchased Companies shall cooperate with and use their reasonable efforts to make the Business Employees reasonably accessible to Purchaser and to facilitate, as reasonably requested by Purchaser, Purchaser’s distribution of the Employment Offer Letters.

Section 7.4 Communications. Subject to applicable Law, prior to the Closing, other than with respect to the distribution of Employment Offer Letters in accordance with Section 7.3, neither Seller nor the Company shall (and the Company shall ensure that none of the Purchased Companies nor any Management Employee) issue any formal written or verbal communication (including any electronic communication) to any Business Employee regarding post-Closing employee benefit plans and compensation in connection with this Agreement or the Transactions (collectively, “Employment Matters” and any such communications regarding Employment Matters, “Employment Communications”) without the prior written approval of Purchaser or Seller, as applicable. Without limiting the foregoing, Seller and the Company agree that they will consult with Purchaser and Purchaser agrees that it will consult with Seller and the Company prior to Purchaser, any Affiliates of Purchaser, Seller, the Company, any other Purchased Company, or any of their respective officers effecting any Employment Communications to the employees of the Purchased Companies and that Purchaser and Seller, as applicable, shall have the right to review and comment on any such written Employment Communications.

Section 7.5 Cooperation. Subject to applicable Law, during the period commencing on the date of this Agreement and ending immediately prior to the Closing Date, the Purchased Companies shall, upon written request, provide Purchaser with reasonably available information related to the Service Providers and Employee Benefit Plans that is reasonably requested by Purchaser and necessary or desirable for Purchaser to integrate the Service Providers and Employee Benefit Plans into a combined business with Purchaser at or following the Closing, including but not limited to, providing Purchaser with copies of or access to U.S. Form I-9s for all present Business Employees, vacation accruals and paid time off balances for Business Employees and reporting structures for Business Employees.

Section 7.6 No Third-Party Rights. The Parties acknowledge and agree that all provisions contained in this Agreement are included for the sole benefit of the respective Parties hereto. Nothing in this Agreement shall, or shall be construed so as to: (a) prevent or restrict in any way the right of Purchaser or its Affiliates to terminate, reassign, promote, or demote any Service Provider (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, or terms or conditions of employment or service of any such Service Providers; (b) create any third-party rights in any such current or former Service Provider (or any beneficiaries or dependents thereof); (c) constitute an amendment or modification of any Employee Benefit Plan; or (d) obligate any Purchased Company, Purchaser, or any Affiliates thereof to adopt or maintain any Employee Benefit Plan or other compensatory or benefits arrangement at any time after the Closing or prevent any Purchased Company, Purchaser, or any Affiliates thereof from modifying or terminating any Employee Benefit Plan or any other compensatory or benefits arrangement at any time after the Closing.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Mutual Conditions. The respective obligations of Purchaser and Seller to consummate the Transactions will be subject to the satisfaction at or prior to the Closing of each of the following conditions, any and all of which (to the extent permitted by applicable Law) may be waived, in whole or in part, by a writing executed by Purchaser and Seller:

(a) No Prohibition. No Order enacted, entered, promulgated, or enforced by any Governmental Authority of competent jurisdiction shall be in effect which restrains, enjoins, or otherwise prohibits or prevents the consummation of the Transactions on the terms contemplated herein, and no applicable Law shall have been enacted or be deemed applicable to the Transactions that makes illegal consummation of the Transactions or restrains, enjoins, or otherwise prohibits or prevents the consummation of the Transactions on the terms contemplated herein (each, a “Closing Legal Impediment”).

(b) Regulatory Approvals. All filings required in connection with the Government Approvals set forth on Section 8.1(b) of the Company Disclosure Letter shall have been made, applicable waiting periods (and extensions thereof, including pursuant to a timing agreement with a Governmental Authority) shall have expired or been terminated, and required approvals shall have been obtained pursuant to or in connection with applicable Regulatory Laws.

Section 8.2 Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the Transactions is conditioned upon the satisfaction or waiver by Purchaser in writing, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Seller set forth in Article III (other than the representations and warranties set forth in Section 3.1 (Formation), Section 3.2 (Authorization, Validity and Execution) and Section 3.5 (Ownership of the Purchased Interests) (collectively, the “Seller Fundamental Representations”)) shall be true and correct in all material respects as of the Execution Date and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except (x) for representations and warranties that speak as of a specific date prior to the Execution Date or the Closing Date, as applicable, in which case such representations and warranties need only be true and correct in all material respects as of such specified date and (y) to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had and would not reasonably be expected to have a Material Adverse Effect.

(ii) The representations and warranties of the Company set forth in Article IV (other than the representations and warranties set forth in Section 4.1 (Formation, Existence and Good Standing), Section 4.2 (Authorization, Validity and Execution), Section 4.5 (Capitalization) (other than Section 4.5(b) and Section 4.5(c)) and Section 4.24 (Brokers) (collectively, the “Company Fundamental Representations”)), shall be true and correct in all material respects as of the Execution Date and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except (x) for representations and warranties that speak as of a specific date prior to the Execution Date or the Closing Date, as applicable, in which case such representations and warranties need only be true and correct in all material respects as of such specified date and (y) to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had and would not reasonably be expected to have a Material Adverse Effect.

(iii) The Seller Fundamental Representations and the Company Fundamental Representations shall be true and correct in all material respects as of the Execution Date and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties that speak as of a specific date prior to the Execution Date or the Closing Date, as applicable, in which case such representations and warranties need only be true and correct in all respects as of such specified date).

(b) Covenants. Each of Seller and the Company shall have performed, and complied with, in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. No Event shall have occurred since the Execution Date that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Litigation. There shall not be pending by any Governmental Authority any Action that seeks to, or inquiry by a Governmental Authority the outcome of which could reasonably be expected to, restrain, enjoin, prohibit, prevent, or otherwise make illegal the consummation of the Transactions on the terms contemplated herein.

(e) Seller Officer’s Certificate. Seller shall have delivered to Purchaser a certificate executed by an authorized officer of Seller (the “Seller Officer’s Certificate”) and containing representations and warranties of Seller to the effect that each of the conditions set forth in Section 8.2(a) (with respect to the representations and warranties Seller), Section 8.2(b) (with respect to the covenants required to be performed by Seller), Section 8.2(c) and Section 8.2(d) has been duly satisfied.

(f) Company Officer’s Certificate. The Company shall have delivered to Purchaser a certificate executed by an authorized officer of the Company (the “Company Officer’s Certificate”) containing representations and warranties of the Company to the effect that each of the conditions set forth in Section 8.2(a) (with respect to the representations and warranties of the Company), Section 8.2(b) (with respect to the covenants required to be performed by the Company), Section 8.2(c) and Section 8.2(d) has been satisfied.

(g) Closing Deliveries. Seller and the Company shall have delivered, or caused to be delivered, to Purchaser the items and documents set forth in Section 2.2(a).

Section 8.3 Conditions to Seller’s Obligations. The obligation of Seller to consummate the Transactions is conditioned upon the satisfaction or waiver in writing by Seller, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in Article V, without giving effect to materiality, material adverse effect, or similar qualifications, shall be true and correct in all material respects as of the Execution Date and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties that speak as of a specific date prior to the Execution Date or the Closing Date, as applicable, in which case such representations and warranties need only be true and correct in all material respects as of such specified date).

(b) Covenants. Purchaser shall have performed, and complied with, in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. Purchaser shall have delivered to Seller a certificate executed by an authorized officer of Purchaser (the “Purchaser Officer’s Certificate”) containing representations and warranties of Purchaser to the effect that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) has been satisfied.

(d) Closing Deliveries. Purchaser shall have delivered to Seller the items and documents set forth in Section 2.2(b).

ARTICLE IX

SURVIVAL

Except in the case of Fraud, none of the representations, warranties, covenants, or agreements contained in this Agreement, the Ancillary Agreements, or any other agreement or certificate delivered pursuant to this Agreement will survive beyond the Closing, and no claim for breach of any such representation, warranty, covenant, or agreement, or other right or remedy (whether in contract, in tort, or at law or in equity) may be brought after the Closing with respect thereto, and there will be no Liability in respect thereof, whether such Liability has accrued prior to, on, or after the Closing. Notwithstanding the foregoing, any covenant or agreement contained in this Agreement or an Ancillary Agreement which by its terms is to be performed following the Closing shall in respect of performance after Closing survive in accordance with the term of its performance.

ARTICLE X

TAX MATTERS

Section 10.1 Transfer Taxes. All sales, use, value-added, business, goods and services, transfer, real estate transfer, documentary, conveyance, or similar Taxes that may be imposed as a result of the Transactions (“Transfer Taxes”) will be borne 50% by Seller as a Transaction Expense (as provided in the definition thereof) and 50% by Purchaser. The Party responsible under applicable Law for the filing of any necessary Tax Returns and other documentation with respect to such Taxes shall prepare and file all such Tax Returns and other documentation, and each other Party will, and will cause its Affiliates to, cooperate in timely filing all Tax Returns required to be filed with respect to such Taxes.

ARTICLE XI

TERMINATION

Section 11.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by written consent of Seller and Purchaser;

(b) by either Seller or Purchaser if any Closing Legal Impediment shall be in effect and shall have become final and nonappealable;

(c) by either Seller or Purchaser, if the Closing shall not have occurred by 11:59 p.m. (Pacific time) on December 28, 2022 (the “Initial Outside Date” and, as the same may be extended in accordance with this Section 11.1(c), the “Outside Date”); provided, that, if on the Initial Outside Date all of the conditions set forth in Section 8.1, Section 8.2, and Section 8.3 have been satisfied or waived, other than (i) conditions that by their nature are to be satisfied by actions to be taken at the Closing and are capable of being satisfied at the Closing and (ii) the conditions set forth in Section 8.1(a) (but solely with respect to Closing Legal Impediments arising with respect to Regulatory Laws) or Section 8.1(b), then the Outside Date shall automatically be extended to 11:59 p.m. (Pacific time) on March 28, 2023; provided, further, that the right to terminate this Agreement pursuant to this Section 11.1(c) will not be available to any Party whose failure (or such Party’s Affiliate’s failure) to comply with its obligations under this Agreement (which failure constitutes a breach by such Party) has been the primary cause of the failure of the Closing to have occurred by the Outside Date;

(d) by Purchaser, if (i) any representation or warranty of Seller or the Company contained in this Agreement shall be inaccurate such that the condition specified in Section 8.2(a) would not be satisfied at the Closing or (ii) any of the covenants or obligations of Seller or the Company contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.2(b) would not be satisfied at the Closing; provided, that, with respect to any such inaccuracy or breach that is capable of being cured by Seller or the Company, as applicable, during the 30-day period after Purchaser notifies Seller or the Company in writing of the existence of such inaccuracy or breach (or any shorter period of time that remains between the date that Purchaser provides written notice of such breach and the date that is three Business Days prior to the Outside Date) (the “Seller Cure Period”), then Purchaser may not terminate this Agreement under this Section 11.1(d) as a result of such inaccuracy or breach prior to the expiration of the Seller Cure Period, but such prohibition shall remain effective only so long as Seller or the Company, as applicable, continues to exercise its reasonable best efforts to cure such inaccuracy or breach; provided, further, that Purchaser will not have the right to terminate this Agreement pursuant to this Section 11.1(d) if it is then in material breach of its obligations under this Agreement such that the conditions set forth in Section 8.1 or Section 8.3 would not be satisfied;

(e) by Seller, if (i) any representation or warranty of Purchaser contained in this Agreement shall be inaccurate such that the condition specified in Section 8.3(a) would not be satisfied at the Closing or (ii) any of the covenants or obligations of Purchaser contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.3(b) would not be satisfied at the Closing; provided, that, with respect to any such inaccuracy or breach that is capable of being cured by Purchaser during the 30-day period after Seller notifies Purchaser in writing of the existence of such inaccuracy or breach (or any shorter period of time that remains between the date that Purchaser provides written notice of such breach and the date that is three Business Days prior to the Outside Date) (the “Purchaser Cure Period”), then Seller may not terminate this Agreement under this Section 11.1(e) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period, but such prohibition shall remain effective only so long as Purchaser continues to exercise its reasonable best efforts to cure such inaccuracy or breach; provided, further, that Seller will not have the right to terminate this Agreement pursuant to this Section 11.1(e) if Seller or the Company is then in material breach of any of its obligations under this Agreement such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied; or

(f) by Seller, if (i) all of the conditions to the Closing set forth in Section 8.1 and Section 8.2 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied by the actions taken at the Closing, provided that such conditions are capable of being satisfied at the Closing if the Closing were to occur), (ii) Purchaser fails to consummate the Transactions (including the Share Purchase) within three Business Days after the date the Closing should have occurred pursuant to Section 2.1, and (ii) Seller and the Company stood ready, willing and able to consummate the Transactions (including the Share Purchase) throughout such three Business Day period and shall have given Purchaser an irrevocable written notice at least two Business Days prior to the date the Closing should have occurred pursuant to Section 2.1 confirming such fact; provided, that Seller and the Company each remain ready to consummate the Transactions (including the Share Purchase) at all times during such three Business Day period.

Section 11.2 Procedure upon Termination. In the event that this Agreement is terminated by Purchaser or Seller pursuant to Section 11.1 (other than Section 11.1(a)), such Party will provide written notice thereof to the other Party, specifying the basis on which, and the provision of this Article XI pursuant to which, such termination is made.

Section 11.3 Effect of Termination. Except as otherwise set forth in this Section 11.3, in the event of the valid termination of this Agreement pursuant to Section 11.1, this Agreement will forthwith become void and have no further force or effect, without any Liability on the part of any Party hereto or its Affiliates, Representatives or holders of Securities; provided, however, that nothing contained in this Agreement shall relieve any Party from any Liability for Fraud or any material breach (whether or not willful or intentional) of this Agreement occurring prior to such termination. Notwithstanding the foregoing, the provisions of Section 6.5(a) (Confidentiality) (first sentence only), Section 6.7 (Publicity), Section 6.11 (Expenses), Section 6.17(b) (Needed Financial Statements) (last sentence only), this Article XI (Termination), Article XII (Definitions), Article XIII (General Provisions) and the Confidentiality Agreement will survive any termination of this Agreement and remain valid and binding obligations of the Parties in accordance with their respective terms.

ARTICLE XII

CERTAIN DEFINITIONS

Section 12.1 Certain Definitions. The following terms as used in this Agreement, have the following meanings:

“Accounting Principles” means GAAP, applying (solely to the extent consistent therewith) the principles, practices, methodologies, and procedures used by Stratus Bermuda in the preparation of the most recent Current Financial Statements as set forth in Exhibit C-4.

“Achieved Earn-Out Value” has the meaning given to such term in Exhibit B.

“Acquisition Proposal” means, other than the Transactions, any offer, proposal, or inquiry relating to, or any Person’s indication of interest in, any Acquisition Transaction.

“Acquisition Transaction” means any transaction (including any single- or multi-step transaction) or series of transactions with a Person or “group” (as defined in the Exchange Act) other than Purchaser or any Affiliate of Purchaser relating to: (a) the sale, license, or other disposition of all or any material portion of the business or assets of any Purchased Company; (b) the direct or indirect purchase or other acquisition of any Capital Stock or other Securities of any Purchased Company (including the Purchased Shares) or any subscription, option, call, warrant, preemptive right, right of first refusal, or any other right (whether or not exercisable) to acquire any Capital Stock or other Securities of any Purchased Company (including the Purchased Shares); or (c) any merger, consolidation, business combination, reorganization, or similar transaction involving any Purchased Company in which the Company will not own, directly or indirectly, 100% of the surviving company.

“Action” means any action, claim, suit, litigation, arbitration, charge, hearing, proceeding, or dispute resolution process, in each case, by or before any Governmental Authority or mediator, or any audit, prosecution or investigation by any Governmental Authority.

“Adjustment Amount” means an amount (which can be positive or negative), equal to the sum of (a) (i) Closing Net Working Capital minus (ii) the Estimated Net Closing Working Capital (b) (i) Closing Cash minus (ii) Estimated Closing Cash, (c) (i) Estimated Closing Indebtedness minus (ii) Closing Indebtedness, and (d) (i) Estimated Closing Transaction Expenses minus (ii) Closing Transaction Expenses.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that references to Affiliates of Purchaser shall refer only to Purchaser and controlled Affiliates of Purchaser; provided, further, that in no event shall Seller or any Purchased Company be considered an Affiliate of any portfolio company (other than another Purchased Company) of any investment fund affiliated with Siris nor shall any portfolio company (other than a Purchased Company) of any investment fund affiliated with Siris be considered an Affiliate of Seller or any Purchased Company, except with respect to Section 4.10(a)(xii), Section 4.21, Section 6.1(b)(xix), Section 6.5(b), Section 6.7, Section 6.8, Section 6.12, Section 6.14, the definition of “Related Person” set forth in this Section 12.1, and Section 13.14. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled by” and “under common control with” have meanings correlative thereto. For purposes of the foregoing, (a) for all periods prior to the Closing, neither Purchaser, on the one hand, nor the Purchased Companies, on the other hand, will be treated as an Affiliate of the other, and (b) for all periods after the Closing, neither Seller, on the one hand, nor the Purchased Companies, on the other hand, will be treated as an Affiliate of the other.

“Affiliate Arrangements” means all Contracts, arrangements, commitments, or transactions between a Related Person, on one hand, and a Purchased Company, on the other hand.

“Ancillary Agreements” means the Restrictive Covenant Agreement, the Offer Letters, the Escrow Agreement, and any other certificate, instrument or other Contract to be delivered pursuant hereto.

“Assets” means assets, properties, and rights, wherever located (including in the possession of vendors, resellers, distributors, or other third-parties or elsewhere), whether real, personal or mixed, tangible, intangible, or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Business Days” means a day other than Saturday, Sunday or other day on which commercial banks in San Francisco, California or Boston, Massachusetts are required to close by Law or may be closed.

“Business Employee” means each individual who is currently or formerly employed by a Purchased Company.

“Capital Stock” means any capital stock, shares, units, partnership interests, membership interests, joint venture, or other ownership or equity interest, participation or securities of any class or series (whether voting or non-voting, whether ordinary, preferred, common, or otherwise, and including stock appreciation, contingent interest, or similar rights) of a Person.

“CARES Act” means the U.S. Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means the aggregate amount of cash and cash equivalents (including marketable securities and short-term investments) of the Purchased Companies, calculated on a consolidated basis in accordance with GAAP; provided that, without duplication, (a) Restricted Cash shall be excluded from Cash and (b) cash and cash equivalents held in Japan and Australia shall be calculated net of any Taxes (using an assumed effective Tax rate of 5%) to repatriate such amounts to the United States. Notwithstanding the previous sentence, Cash will be calculated net of the aggregate amount of any outstanding checks and drafts against the account of any Purchased Company and all uncleared wires issued by any Purchased Company but shall include uncleared checks, wire transfers and drafts received, deposited or available for deposit for the account of any Purchased Company. For illustrative purposes only, an accurate and complete sample calculation of Cash as of April 24, 2022, is attached hereto as Exhibit C-1 and was prepared in good faith by the Company.

“Cerberus Credit Agreement” means the Credit Agreement, dated as of June 8, 2021, by and among Storm Private Holdings II Ltd., Stratus Technologies Bermuda Ltd., Stratus Technologies, Inc., Cerberus Business Finance Agency, LLC, and the other parties thereto, as amended or modified from time to time in compliance with the terms of this Agreement.

“Closing Adjusted Purchase Price” means an amount equal to (a) $225,000,000 plus (b) the Estimated Closing Adjustment.

“Closing Cash” means Cash as of the Reference Time.

“Closing Indebtedness” means Indebtedness as of the Reference Time.

“Closing Net Working Capital” means Net Working Capital as of the Reference Time.

“Closing Transaction Expenses” means all Transaction Expenses that remain unpaid as of the Reference Time.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Purchaser prior to the execution of this Agreement and dated as of the Execution Date.

“Company Product” means any product or service sold, offered, owned, developed, marketed, distributed, licensed, or otherwise made available to third parties by any Purchased Company, as well as any product or service under development by or for any Purchased Company.

“Contract” means any contract, agreement, license, lease, guaranty, indenture, sales or purchase order, instrument, or other legally binding commitment, plan or arrangement, whether written or oral, including all amendments, supplements, exhibits and schedules thereto.

“Covered Indebtedness” means Indebtedness (a) for borrowed money of any Purchased Company, including Indebtedness arising under the Cerberus Credit Agreement, (b) that is guaranteed by any Purchased Company, or (c) that is secured by an Encumbrance on any Capital Stock, other Securities, assets or properties of any Purchased Company.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof, and the associated pandemic.

“Data Partners” means third parties Processing or otherwise with access to Personal Data collected or Processed by or on behalf of the Purchased Companies.

“Earnout Bonus” means any amount that becomes payable under the Earnout Bonus Letter Agreement by and between Stratus Technologies, Inc. and Dave Laurello, as in effect on the date hereof, including the employer portion of any payroll or employment taxes incurred on such amount.

“Employee Benefit Plan” means (a) each employee benefit plan as such term is defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), (b) each employment, consulting, termination, severance, or similar contract, plan, policy, program or arrangement, (c) each other plan, program, policy, agreement, or arrangement providing welfare (including health, dental, vision, life, and disability), post-retirement health and life insurance benefits, death or survivor benefit, fringe benefit, cafeteria, flex spending, tuition, adoption, dependent or employee assistance, pension, supplemental pension, retirement benefits, savings, sick leave, vacation or paid time off benefits, or supplemental unemployed benefit, and (d) each profit-sharing, bonus, commission, incentive or deferred compensation, excess benefit, retention, severance, change in control, phantom equity, equity, equity appreciation, other equity-based compensation, or other compensation or benefit plan, program, policy, agreement or arrangement, whether written or unwritten, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, in each case, (x) that is for the benefit of current or former Service Providers (or any spouses, dependents or beneficiaries thereof) and that is maintained, sponsored, administered, or contributed to by a Purchased Company, or (y) under which a Purchased Company has, or may have, any liability (contingent or otherwise). Notwithstanding the foregoing, “Employee Benefit Plan” does not include any employee benefit plan (or other arrangement described in this definition) that is required to be provided under applicable Law and maintained by any Governmental Authority.

“Encumbrances” means options, pledges, security interests, liens, mortgages, charges, easements, encroachments, title defects (or similar irregularities), rights of first refusal or offer, claims or other encumbrances or restrictions (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset).

“Environmental Laws” means any applicable Law or any agreement with any Governmental Authority or other Person, relating to (a) human health and safety (with regard to exposure to Hazardous Substances), (b) the environment, (c) the generation, manufacture, distribution, labeling, migration, use, treatment, storage, disposal, or transport of pollutants, contaminants, chemicals, or wastes, or (d) Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals, and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Purchased Companies as currently conducted.

“Equity Earn-Out Shares” has the meaning given to such term in Exhibit B.

“ERISA” means the United Stated Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any Purchased Company means any entity, whether or not incorporated, that, together with such Purchased Company, is or was required to be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means Wilmington Trust, National Association.

“Escrow Agreement” means that certain Escrow Agreement to be entered into as of the Closing Date by and among Purchaser, Seller and the Escrow Agent, in form and substance reasonably acceptable to Purchaser.

“Escrow Amount” means $2,800,000.

“Estimated Closing Adjustment” means an amount (which may be positive or negative) equal to (a) the amount, if any, by which Estimated Closing Net Working Capital exceeds Target Net Working Capital, plus (b) Estimated Closing Cash, minus (c) Estimated Closing Indebtedness, minus (d) Estimated Closing Transaction Expenses and minus (e) the amount, if any, by which Target Net Working Capital exceeds Estimated Closing Net Working Capital.

“Event” means any change, effect, fact, condition, circumstance, occurrence, or event.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” means the United States Financial Industry Regulatory Authority.

“Follow-On Incentive Right” means a “Follow-On IR” as defined in the Long Term Incentive Plan.

“Fraud” means common law fraud, as defined under the Laws of the State of Delaware, with the intent to deceive, with respect to the representations and warranties of Seller set forth in Article III and of the Company set forth in Article IV, provided that “Fraud” does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or any similar theory.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person, and any court or other tribunal and including any arbitrator and arbitration panel).

“Hazardous Substance” means any pollutant, contaminant, waste, or chemical or any toxic, radioactive, ignitable, corrosive, reactive, or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, byproducts, and other hydrocarbons, which in the case of each of the foregoing is regulated under any Environmental Law.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Right” means an “IR” as defined in the Long Term Incentive Plan, and includes Initial Incentive Rights and Follow-On Incentive Rights.

“Incentive Right Award” means an award of Incentive Rights granted under the Long Term Incentive Plan.

“Indebtedness” means, without duplication, any liability or obligation of any Purchased Company, including any (i) unpaid interest, (ii) premium thereon, (iii) prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of any such Liability and (iv) payments or premiums attributable to, or which arise as a result of, a change of control of any Purchased Company or any Affiliate of a Purchased Company) with respect to: (a) borrowed money, whether or not represented by bonds, debentures, notes, or other securities (whether or not convertible into any other security); (b) obligations evidenced by bonds, debentures, notes, or similar instruments; (c) the reimbursement obligation of any obligor pursuant to any letter of credit, banker’s acceptance, or similar credit transaction, but only to the extent of the obligation actually drawn down or borrowed; (d) obligations secured by an Encumbrance existing on any property or assets of a Purchased Company, whether or not the obligation secured thereby will have been assumed; (e) obligations of any Purchased Company as lessee under any lease or similar arrangement required to be recorded as a capital lease under GAAP; (f) obligations for the deferred purchase price of property, goods or services, or otherwise under conditional sale, installment sale, or other title retention arrangements, including all Tax-related payments, earn-out payments, seller notes, post-closing true-up obligations, and other similar payments (other than trade payables, accrued expenses, current accounts, accruals for payroll and similar expenses (including accruals for director, officer or employee compensation), in each case, incurred in the ordinary course of business (including on an inter-company basis)); (g) guaranties, endorsements, assumptions, and other contingent obligations in respect of, or to purchase or to otherwise acquire, Indebtedness of others (other than another Purchased Company); (h) unpaid income Taxes of any Purchased Company for any Pre-Closing Tax Period (and such unpaid income Taxes shall not be less than zero for any particular Purchased Company and jurisdiction, and for the avoidance of doubt, shall take into account estimated income Tax payments previously made by a Purchased Company in a jurisdiction to the extent such payments reduce the amount of unpaid income Taxes payable by such Purchased Company for such jurisdiction), which shall include for this purpose any income Taxes payable by any Purchased Company under Section 965 of the Code (and any similar provision of Law) without regard to whether an election under Section 965(h) of the Code (or similar provision of Law) was made and when any such payments are required to be made), in each case, regardless of whether due and payable as of the Closing; (i) Liabilities of any Purchased Company in respect of any accrued but unpaid severance obligations owed to Service Providers, including any employer-side Taxes imposed thereon; (j) any Liability with respect to its Japan pension plan; (k) payroll Taxes of any Purchased Company the payment of which has been deferred pursuant to Section 2302 of the CARES Act or any similar state, local or non-U.S. Laws; (l) Liabilities of any Purchased Company in respect of any loan made pursuant to the “Paycheck Protection Program” in Sections 1102 and 1106 of the CARES Act, any funds received by such Person pursuant to the “Economic Injury Disaster Loan” program or an advance on an “Economic Injury Disaster Loan” pursuant to Section 1110 of the CARES Act or any loan under similar programs in any non-U.S. jurisdictions; and (m) any Liability of the type described in clauses (a) through (l) guaranteed by a Purchased Company, that is recourse to such Purchased Company or any of its Assets or that is otherwise such Purchased Company’s legal Liability or that is secured in whole or in part by the Assets of any Purchased Company. In determining the amount of income Taxes attributable to the portion of a Straddle Tax Period ending on the Closing Date for purposes of clause (h), unpaid income Taxes will be determined on the basis of a closing of the books as of the end of the Closing Date, assuming that the tax year of each Subsidiary of the Company ends as of the Closing Date. For illustrative purposes only, an accurate and complete sample calculation of Indebtedness (other than Indebtedness solely between or among the Purchased Companies) as of April 24, 2022, is attached hereto as Exhibit C-2 and was prepared in good faith by the Company.

“Initial Incentive Right” means an “Initial IR” as defined in the Long Term Incentive Plan.

“Intellectual Property” means any: (a) patents and industrial property rights; (b) trademarks, service marks, trade names, brand names, trade dress, slogans, logos, and similar rights, whether registered or unregistered, and the goodwill associated therewith; (c) Proprietary Information, whether or not patented or patentable, and all rights therein, including all trade secret rights; (d) copyrights and copyrightable works, including copyrights in works in progress, databases, and software; (e) algorithms, inventions (whether or not patentable), know-how, methods, network configurations and architectures, methods, processes, protocols, specifications, technical data, software, techniques, URLs, domain names, web sites, documentation (including instruction manuals, samples, studies, and summaries), information, data, databases and data collections, any other forms of technology; (f) all other intellectual property and intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world; and (g) all rights in or relating to registrations, renewals, extensions, combinations, reexaminations, continuations, continuations-in-part, divisions, and reissues of, and applications for, any of the foregoing rights.

“Intercompany Accounts” means all intercompany accounts (including all intercompany receivables, payables and loans) between any Purchased Company, on the one hand, and any other Purchased Company, on the other hand.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means computers, software, hardware, servers, websites, workstations, routers, hubs, switches, data communications lines, firmware, networks, and all other information technology equipment owned, leased, licensed, or otherwise used by the Purchased Companies.

“Key Employees” means each of Dave Laurello, Jason Andersen, Dara Ambrose, Jim Robichaud, Stephen Greene and Walter Loh.

“Knowledge” means, (a) with respect to Seller, the actual knowledge of Eli Mendoza and Steven Spencer and (b) with respect to the Company, the actual knowledge of each of the Key Employees and Bob Kellegrew. Each of the foregoing Persons will be deemed to have knowledge of a particular fact or other matter if such Person is actually aware of such fact or matter (after reasonable inquiry, including of their direct reports).

“Law” means any U.S. federal, state, local, municipal, non-U.S. or other statute, law (including common law), ordinance, rule, regulation, treaty, convention, Order, legally binding guidance document, or other similar legally binding requirement enacted, adopted, or promulgated by any Governmental Authority.

“Liability” means all debts, claims, liabilities, obligations, deficiencies, demands, judgments, damages (including loss of benefit or relief), fines, penalties, interest, Taxes, costs and expenses (whether known or unknown, vested or unvested, asserted or unasserted, absolute or contingent, accrued or unaccrued, assessed or unassessed, liquidated or unliquidated, actual or potential, and due or to become due).

“Long Term Incentive Plan” means the Stratus 2017 Long Term Incentive Plan, as amended and restated as of July 30, 2018.

“Malicious Code” means any virus, malware, spyware, ransomware, adware, trojan horse, worm, back door, time bomb, drop dead device, or other program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, enable any Person to access without authorization, or otherwise adversely affect the functionality of, any software or other IT Systems.

“Management Employee” means any Business Employee with a title of Director or above.

“Material Adverse Effect” means any Event that, when considered individually or in the aggregate together with all other Events, (a) prevents or has a material adverse effect on the ability of the Company or Seller to perform their respective obligations under this Agreement or to consummate the Transactions, or (b) has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, or assets of the Purchased Companies or results of operations of the business of the Purchased Companies, taken as a whole; provided, however, that no Event, whether alone or in combination, will be deemed to give rise to a Material Adverse Effect, or be considered when determining whether a Material Adverse Effect has occurred, to the extent such Event resulted or arose from any of the following: (i) the pendency of the Transactions; (ii) changes in applicable Law or GAAP, or any changes in the interpretation of any of the foregoing; (iii) changes in general social, regulatory or political conditions in the United States or elsewhere in the world (to the extent the Purchased Companies do business in such locations); (iv) changes in general local, domestic, and foreign economic conditions or credit or financial or capital markets, in the United States or elsewhere in the world (to the extent the Purchased Companies do business in such locations), including changes in prevailing interest or exchange rates; (v) changes arising out of or relating to conditions, trends, or other circumstances generally affecting the industries or markets in which the business of the Purchased Companies operates; (vi) acts of war, sabotage or terrorism, military actions or the escalation thereof, weather conditions, pandemics (including the COVID-19 pandemic) and epidemics, or other force majeure events or acts of God, including any material worsening of any of the foregoing conditions threatened or existing as of the Execution Date; (vii) any failure by the Purchased Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement as distinct from the underlying cause of such failure; (viii) any actions taken or failure to take action, in each case, to which Purchaser has expressly requested or consented to in writing, or the taking of any action required by this Agreement; or (ix) the public announcement of the transactions contemplated by this Agreement (in accordance with the terms hereof), including (A) the loss or departure of officers or other employees of the Purchased Companies resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, (B) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, vendors, licensors or other business relationships resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, and (C) any other negative development (or potential negative development) in the relationships of the Purchased Companies with any of its customers, suppliers, vendors, licensors or other business relationships resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement; except, in the case of clauses (ii), (iii), (iv), (v), and (vi), to the extent that such Event has a material and disproportionate impact on the Purchased Companies (taken as a whole) as compared to the impact of such Event on other Persons operating in the industries or markets in which the business of the Purchased Companies operates.

“Nasdaq” means the Nasdaq Global Select Market, any successor stock exchange operated by The Nasdaq Stock Market LLC or any successor thereto.

“Net Working Capital” means (a) the total current assets of the Purchased Companies minus (b) the total current liabilities of the Purchased Companies, in each case, calculated in accordance with the Accounting Principles; provided, however, that (i) total current assets will not include (without duplication) any prepaid assets with respect to any Indebtedness or Transaction Expenses, any item included in Closing Cash or any income Tax asset, CARES Act tax credit, or any deferred Tax asset, (ii) total current liabilities will not include (without duplication) any income Tax liabilities or any deferred Tax liability and any item included in Closing Indebtedness, or any item included in Transaction Expenses and (iii) total current liabilities will include the long-term and short-term portion of deferred revenue. For illustrative purposes only, an accurate and complete sample calculation of Net Working Capital as of April 24, 2022, is attached hereto as Exhibit C-3 and was prepared in good faith by the Company.

“Open Source Software” means any software licensed, provided, or distributed under any open-source or similar license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Order” means any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment, or decree or other similar requirement of, or entered, enacted, adopted, promulgated, or applied by, with or under the supervision of, a Governmental Authority or arbitrator.

“Organizational Documents” means any charter, certificate of formation, articles of incorporation, declaration of partnership, articles of association, bylaws, operating agreement, limited liability company agreement, partnership agreement, shareholder agreement, or similar formation or governing documents and instruments of any Person.

“Owned IP” means all Intellectual Property owned or purported to be owned by a Purchased Company.

“Owned Registered IP” means all Registered IP owned or purported to be owned by a Purchased Company.

“Permit” means any permit, license, certificate, franchise, permission, clearance, registration, qualification, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes not yet due or being contested in good faith by appropriate proceedings, and for which adequate accruals and reserves have been established on the Balance Sheet in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other like Encumbrances arising or incurred in the ordinary course of business that are not yet due or being contested in good faith by appropriate proceedings, and for which adequate accruals and reserves have been established on the Balance Sheet in accordance with GAAP; (c) non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice; (d) Encumbrances consisting of building codes and zoning regulations that are not violated in any material respect by the existing use of the subject real property and do not, individually or in the aggregate, materially detract from the value or materially impair the existing use of the subject real property; (e) (i) title to any portion of the premises lying within the right of way or boundary of any public road or private road; (ii) Encumbrances that affect the underlying fee interest of any Leased Real Property; (iii) public or private easements, rights of way, utility agreements, roads or highways, and other restrictions, covenants or conditions, in each case of clauses (i) through (iii), that are not violated in any material respect by the existing use of the subject real property and do not, individually or in the aggregate, materially detract from the value or materially impair the existing use of the subject real property; (f) Encumbrances securing the Purchased Companies’ obligations pursuant to the Cerberus Credit Agreement as in effect on the Execution Date; and (g) such other Encumbrances that do not, individually or in the aggregate, materially detract from the value or materially impair the existing use of the subject Assets.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority, or other entity of any kind or nature.

“Personal Data” means any name, address, email address, payment information, IP address, unique identifiers, educational background, any information in any form, that identifies, relates to, describes, is capable of being associated with, or could be linked, directly or indirectly, to identify, contact, or locate an individual, device or household, and/or any information considered “personal information,” “personal data,” “personally identifiable information,” “protected health information,” or a similar term under applicable Privacy Laws.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and with respect to any Straddle Tax Period, the portion of such taxable period ending on and including the Closing Date.

“Privacy Laws” means applicable Laws, in each case as amended, consolidated, re-enacted, or replaced from time to time, relating to the privacy, security, or a Purchased Company’s Processing of Personal Data, data breach notification, website and mobile application privacy policies and practices, Processing and security of payment card information, consumer protection, email, text message or telephone communications, including the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Health Insurance Portability and Accountability Act, the California Consumer Privacy Act, Canada’s Personal Information Protection and Electronic Documents Act, the General Data Protection Regulation (2016/679) (“GDPR”) and any national law supplementing the GDPR (such as, in the United Kingdom, the UK GDPR and Data Protection Act 2018), the ePrivacy Directive (Directive 2002/58/EC), and any applicable national laws which implement the ePrivacy Directive including in the United Kingdom, the European Electronic Communication Code, and the Payment Card Industry Data Security Standards; and all other similar international, federal, state, provincial, and local Law, and guidance.

“Privacy Obligations” means all applicable (a) Privacy Laws, (b) Privacy Policies, and (c) contractual obligations of the Purchased Companies relating to the Processing, privacy, and security of Personal Data.

“Privacy Policy” means each policy, notice, statement, or other representation published by the Purchased Companies relating to Processing of Personal Data and/or Privacy Obligations.

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on Personal Data, whether or not by automated means, such as the use, collection, storage, recording, interception, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, or combination of such Personal Data.

“Proprietary Information” means all trade secrets and all other confidential or proprietary information, including confidential or proprietary know-how, inventions, methodologies, processes, techniques, research and development information, specifications, algorithms, financial, technical, marketing and business data, sales, pricing and cost information, customer information, and supplier lists.

“Proprietary Software” means all software owned or purported to be owned by a Purchased Company.

“Purchased Companies” means the Company and its Subsidiaries.

“Purchased Shares” means all of the issued and outstanding Capital Stock of the Company.

“Purchaser Stock” means the ordinary shares, par value $0.03 per share, of Purchaser.

“Reference Time” means 11:59 p.m. (Pacific time) on the day immediately preceding the Closing Date.

“Registered IP” means all Intellectual Property rights that are registered, filed, or issued under the authority of any Governmental Authority, including all issued patents, registered copyrights, registered trademarks and domain names, and all applications for any of the foregoing.

“Regulatory Laws” means applicable supranational, national, federal, state, provincial, or local Laws designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the purchase and sale of the Purchased Shares and the other Transactions, including the HSR Act and other similar competition or antitrust laws of any jurisdiction other than the United States, or any Laws with respect to foreign investment to the extent applicable to the purchase and sale of the Purchased Shares.

“Related Person” means (a) any manager, director, officer, employee or Affiliate of any Purchased Company, (b) Seller, and (c) each Person who is an “associate” of any such Person identified in the foregoing clauses (a) and (b) or a member of any such Person’s “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act).

“Representatives” means, with respect to a Person, such Person’s directors, managers, officers, employees, accountants, attorneys, consultants, advisors, agents, and other representatives.

“Residual Knowledge” means any general industry knowledge retained in the unaided memory of Persons who have had access to Company Confidential Information or Purchaser Confidential Information.

“Restricted Cash” means any cash or cash equivalent of any Purchased Company that is not freely useable by Purchaser immediately following the Closing, including as a result of being subject to restrictions or limitations on use or distribution (whether by Law, Contract, or otherwise).

“Retention Bonus” means a retention bonus payable pursuant to an arrangement entered into between a Purchased Company and a Service Provider at or prior to the Closing.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means any (a) Capital Stock, (b) subscription, option, warrant, call, preemptive right, or convertible or exchangeable security, (c) equity appreciation, phantom equity, profit participation, or redemption rights or commitments, or (d) other right or commitment, however denominated, to subscribe for, purchase, or otherwise acquire any of the foregoing, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Service Provider” means any current or former director, manager, officer, individual advisor, individual consultant, individual independent contractor, or employee of any Purchased Company.

“Siris” means Siris Capital Group, LLC.

“Straddle Tax Period” means a Tax year or Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, or other Person, whether incorporated or unincorporated, of which (a) such first Person, either alone or together with one or more Subsidiaries, directly or indirectly owns, purports to own or controls securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person or (b) for which such first Person has the ability, by Contract or otherwise, to elect, appoint, or designate a majority of the board of directors or other governing body of such other Person.

“Target Net Working Capital” means $(24,202,527).

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, branch profits, alternative or add-on minimum, gross income or receipts, sales, use, value added, consumption, transfer, registration, gains, ad valorem, franchise, profits, license, withholding, payroll, direct placement, employment, unemployment, social security, disability, excise, severance, stamp, procurement, occupation, premium, property, real property, personal property, escheat, unclaimed property, environmental or windfall profit tax, custom, duty, levy, capital stock, estimated, or other tax of any kind whatsoever, howsoever denominated and whether disputed or not, together with any interest, additions or penalties with respect thereto and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract, or otherwise.

“Tax Proceeding” means any audit, examination, contest, litigation, claim, or other proceeding by or with any Governmental Authority in respect of Taxes.

“Tax Return” means any return, declaration, report, claim for refund, information return or similar statement filed or required to be filed with a Governmental Authority with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any governmental agency, board, bureau, body, department, or authority of any federal, state, or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Transaction Expenses” means, without duplication, the aggregate amount of all costs, fees and expenses incurred, payable, or reimbursable by or on behalf of the Company or any of the other Purchased Companies and unpaid as of the Reference Time to the extent arising from, incurred in connection with, or related to the preparation, negotiation, execution, and performance of this Agreement, the Ancillary Agreements, the Transactions, and any similar or alternative strategic corporate transactions (including any alternative acquisition transaction with other potential acquirers or any initial public offering, direct listing or “deSPAC” transaction), if any, in connection with the transactions leading hereto, including, (a) third-party fees, costs and expenses (including legal, accounting, broker’s, investment banker’s, consultant’s, advisor’s and finder’s fees, costs and expenses) arising from, incurred in connection with, or related to this Agreement or the Transactions (whether incurred or accrued prior to or after the Closing Date and whether or not such amounts have been invoiced as of or prior to the Closing); (b) all retention, sale, change of control (including payments in respect of outstanding Incentive Right Awards under the Long Term Incentive Plan), or similar bonuses or transaction-related payments (including any portion of a Retention Bonus) that will become payable to any Service Provider solely as a result of or in connection with the consummation of the Transactions (whether paid or provided before, on or following the Closing Date); (c) the employer portion of any payroll, employment or similar Taxes incurred or to be incurred by Purchaser or its Subsidiaries or any Purchased Company arising from the Transactions (including any of the payments contemplated in clauses (b) or (j)); (d) 50% of any Transfer Taxes; (e) for the cost of the D&O Tail Policy to be obtained pursuant to and subject to the limitations set forth in Section 6.13(b); (f) 50% of the fees, costs and expenses payable to the Escrow Agent; (g) any fees, costs and expenses payable to Siris and its Affiliates (other than any Purchased Company) and Representatives (including any management, monitoring or similar fees) by any Purchased Company pursuant to any Affiliate Arrangement (whether paid or provided before, on or following the Closing Date); (h) all amounts to be paid by any Purchased Company in connection with the termination of each Affiliate Arrangement in accordance with Section 6.8; and (i) $1,075,629 in respect of Retention Bonuses which may become payable after the Closing (for the avoidance of doubt, excluding any such amounts that are considered Transaction Expenses pursuant to clause (b) above). To the extent any cash is paid with respect to the Retention Bonuses between signing of this Agreement and the Closing Date, $1,075,629 shall be reduced dollar for dollar by the amount of the cash payment. Notwithstanding the foregoing, Transaction Expenses shall exclude (w) the Earnout Bonus, (x) any employee compensation or benefit arrangements (including equity grants) put in place by, or at the direction of, Purchaser or any of its Affiliates for the benefit of employees, officers, directors, or individual service providers of any Purchased Company, (y) any severance and other costs payable in connection with the Transactions due to the termination of any employee or other service provider at or following the Closing and (z) any amounts already included as Indebtedness.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Share Purchase.

“Treasury Regulations” means final and temporary regulations promulgated by the IRS and the U.S. Department of Treasury under the Code, existing as of the Execution Date.

Section 12.2 Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section Reference
280G Vote	Section 6.15
401(k) Plan	Section 7.1
Accounting Referee	Section 1.4(d)(i)
Adjustment Review Period	Section 1.4(b)(i)
Agreed Adjustment Modifications	Section 1.4(c)
Agreement	Preamble
Anti-Corruption Laws	Section 4.15
Balance Sheet	Section 4.6(a)
Balance Sheet Date	Section 4.6(a)
Books and Records	Section 4.22
Business IP	Section 4.9(b)
CCPA	Section 4.9(q)
Closing	Section 2.1
Closing Date	Section 2.1
Closing Failure Notice	Section 11.1(f)
Closing Legal Impediment	Section 8.1(a)
Closing Purchase Price	Section 1.2(a)
Company	Preamble
Company Confidential Information	Section 6.5(b)
Company Employee	Section 7.1
Company Fundamental Representations	Section 8.2(a)(ii)
Company Officer’s Certificate	Section 8.2(f)
Confidentiality Agreement	Section 6.5(a)
Current Financial Statements	Section 4.6(a)
D&O Indemnified Party	Section 6.13(a)
D&O Policy	Section 6.13(b)
D&O Tail Policy	Section 6.13(b)
Disqualified Individual	Section 6.15
Dual Hat Individual	Section 6.5(b)
Effective Time	Section 2.1
Employment Communications	Section 7.4
Employment Matters	Section 7.4
Employment Offer Letters	Section 7.4
Enforceability Exceptions	Section 3.2
Escrow Account	Section 2.2(c)(iv)
Estimated Closing Adjustment Statement	Section 1.3
Estimated Closing Cash	Section 1.3
Estimated Closing Indebtedness	Section 1.3
Estimated Closing Net Working Capital	Section 1.3
Estimated Closing Transaction Expenses	Section 1.3
Execution Date	Preamble
Existing Indemnification Agreement	Section 6.13(a)
Foreign Benefit Plan	Section 4.17(a)
GDPR	Definition of “Privacy Laws”
Initial Outside Date	Section 11.1(c)
Insurance Policies	Section 4.20
Interim Financial Statements	Section 6.17(a)
Invoice	Section 6.10(b)
Key Customer	Section 4.11(a)
Key Vendor	Section 4.11(b)
Labor Agreement	Section 4.10(a)(ix)
Leased Real Property	Section 4.8(b)
Leases	Section 4.8(b)
Legal Requirement	Section 4.14(a)
Material Contracts	Section 4.10(a)

Needed Financial Statements	Section 6.17(a)
Non-Recourse Party	Section 13.14
Notice of Disagreement	Section 1.4(b)(ii)
Offer Letter	Recitals
Original Closing Date	Section 2.1
Other Interested Party	Section 6.14(c)
Outside Date	Section 11.1(c)
Parachute Payment Waiver	Section 6.15
Party	Preamble
Payoff Letter	Section 6.10(a)
Pre-Closing Period	Section 6.1(a)
Preliminary Adjustment Statement	Section 1.4(a)
Purchaser	Preamble
Purchaser Arrangements	Section 6.15
Purchaser Confidential Information	Section 6.5(b)
Purchaser Cure Period	Section 11.1(e)
Purchaser Excluded Claim	Section 6.12(b)(i)
Purchaser Officer’s Certificate	Section 8.3(c)
Purchaser Released Claim	Section 6.12(a)(i)
Purchaser Releasee	Section 6.12(a)(i)
Purchaser Releasor	Section 6.12(a)(i)
Remedial Actions	Section 6.3(c)
Required Disclosure	Section 6.5(c)
Restrictive Covenant Agreement	Recitals
Sanctions	Section 4.14(c)
Section 280G Approval	Section 6.15
Security Incident	Section 4.9(l)
Security Plan	Section 4.9(l)
Seller	Preamble
Seller Cure Period	Section 11.1(d)
Seller Excluded Claim	Section 6.12(a)(i)
Seller Fundamental Representations	Section 8.2(a)(i)
Seller Officer’s Certificate	Section 8.2(e)
Seller Released Claim	Section 6.12(a)(i)
Seller Releasee	Section 6.12(a)(i)
Seller Releasor	Section 6.12(a)(i)
Share Purchase	Recitals
Shortfall Amount	Section 1.4(e)(ii)
Siris Fund II	Recitals
Stratus Bermuda	Section 4.6(a)
Tax Incentive	Section 4.16(x)
Termination Rights	Section 7.3
Trade Controls	Section 4.14(c)
Transfer Taxes	Section 10.1
Unresolved Matters	Section 1.4(d)(iii)
WARN Act	Section 4.18(l)
VDR	Section 13.7

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 [Reserved.]

Section 13.2 Assignment. No Party may assign this Agreement or assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of each other Party; provided, that Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, further, that such transfer or assignment shall not relieve Purchaser of its obligations hereunder or enlarge, alter, or change any obligation of any other Party hereto or due to Purchaser.

Section 13.3 Binding Effect; Benefit; No Third-Party Beneficiaries. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Except for the Persons covered by Section 6.12, Section 6.13 and Section 13.14, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities upon any Person other than the Parties and their respective successors and permitted assigns.

Section 13.4 Entire Agreement; Amendments. This Agreement, including any Exhibits and the Company Disclosure Letter, together with the Ancillary Agreements and the Confidentiality Agreement, contains the complete and entire understanding of the Parties with respect to their subject matter, and supersedes all prior written or oral statements, representations, warranties, promises, assurances, agreements, and understandings between the Parties relating to or in connection with the subject matter of this Agreement. This Agreement may not be amended except in writing signed by each Party.

Section 13.5 Extension; Waiver. At any time at or prior to the Closing, Seller may agree to (a) extend the time for the performance of any of the obligations or other acts of Purchaser contained herein, (b) waive any inaccuracies in the representations and warranties of Purchaser contained herein or in any document, certificate, or writing delivered by Purchaser pursuant hereto, or (c) waive compliance by Purchaser with any of the agreements or conditions contained herein. At any time at or prior to the Closing, Purchaser may (i) extend the time for the performance of any of the obligations or other acts of Seller or the Company contained herein, (ii) waive any inaccuracies in the representations and warranties of Seller or the Company contained herein or in any document, certificate, or writing delivered by Seller or the Company pursuant hereto, or (iii) waive compliance by Seller or the Company with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party. No course of dealing on the part of the Parties, or their respective Representatives, or any failure by a Party to exercise any of its rights under this Agreement, shall operate as a waiver thereof or affect in any way the right of such Person at a later time to enforce the performance of such provision. No waiver by a Party of any condition or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. No failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

Section 13.6 Notices. All notices, requests, demands and other communications (including, for the avoidance of doubt, any notice or document sent by any Party, or by the Accounting Referee, pursuant to Article I or Exhibit B) required or permitted under this Agreement will be in writing and will be deemed to have been duly given (a) when delivered in person; (b) when transmitted by e-mail (in which case effectiveness shall be the earlier of (i) upon confirmation of receipt (excluding out-of-office or other similar automated replies) or (ii) in the event that confirmation of receipt is not delivered, if such electronic mail is sent prior to 5:00 p.m. (Pacific time) on a Business Day, on such Business Day, and if such electronic mail is sent on or after 5:00 p.m. (Pacific time) on a Business Day or sent not on a Business Day, the next Business Day); (c) on the next Business Day if transmitted by overnight courier or the Express Mail service maintained by the United States Postal Service; or (d) upon receipt if mailed by first class mail, registered or certified, postage prepaid and properly addressed, in each case, addressed to the applicable Party as follows:

if to Purchaser or, following the Closing, the Company:

SMART Global Holdings, Inc.

1390 McCarthy Boulevard

Milpitas, California 95035

Attention: General Counsel

Email: legalnotices@smartm.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Mark Bekheit; Bret Stancil

Email: mark.bekheit@lw.com; bret.stancil@lw.com

if to the Company prior to the Closing:

Storm Private Holdings I Ltd.

c/o Siris Capital Group, LLC

601 Lexington Avenue, 59th Floor

New York, New York 10022

Attention: General Counsel

E-mail: legalnotices@siris.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: Daniel Clivner and Vijay Sekhon

E-mail: dclivner@sidley.com and vsekhon@sidley.com

if to Seller:

Storm Private Investments LP

c/o Siris Capital Group, LLC

601 Lexington Avenue, 59th Floor

New York, New York 10022

Attention: General Counsel

E-mail: legalnotices@siris.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: Daniel Clivner and Vijay Sekhon

E-mail: dclivner@sidley.com and vsekhon@sidley.com

or such other addresses or numbers or addressee as such Party may hereafter specify by due notice under this Section 13.6 to each other Party.

Section 13.7 Interpretation. The words “hereof,” “herein,” and “herewith,” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles, Sections, preambles, recitals, clauses, and paragraphs shall be deemed to be references to the Articles, Sections, preamble, recitals, clauses, and paragraphs of this Agreement unless otherwise specified. All Exhibits and Schedules attached hereto are made a part of this Agreement for all purposes. Whenever the words “include,” “includes,” “including,” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.” The word “or” is not exclusive. The words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations and partnerships and vice versa. All references to “$” or “dollars” are to U.S. dollars, and all amounts to be calculated or paid under this Agreement will be in U.S. dollars. Unless expressly provided to the contrary, references to any Contract are to that Contract as amended, modified, or supplemented from time to time in accordance with the terms hereof and thereof. Unless otherwise expressly provided herein, any statute or Law defined or referred to herein means such statute or Law as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, and all regulations promulgated thereunder. Accounting terms not otherwise defined in this Agreement have their definitions under GAAP. References to “written” or “in writing” include in electronic form. Any statement in this Agreement to the effect that any information, document, or other material has been “made available” to Purchaser or any of its Representatives means that such information, document, or other material was posted to the electronic data room hosted by Intralinks on behalf of the Purchased Companies (the “VDR”) in connection with the Transactions no later than the signing of this Agreement and has been made available on a continuous basis by or on behalf of the Purchased Companies for review therein by Purchaser and its Representatives since such posting.

Section 13.8 Counterparts. This Agreement may be executed in multiple original, “.pdf” format, or facsimile counterparts, each of which will be deemed an original, and all of which taken together will be considered one and the same agreement. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No Party will raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in “.pdf” format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 13.9 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

Section 13.10 Governing Law; Consent to Exclusive Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy, or dispute hereunder), without giving effect to principles of conflicts of laws that would require the application of the Laws of any other jurisdiction.

(b) SUBJECT TO THE DISPUTE RESOLUTION PROCEDURES SET FORTH IN SECTION 1.4(d) AND CLAUSE (D) OF PART II OF EXHIBIT B AND SUBJECT TO SECTION 13.12(b), EACH PARTY HEREBY, FOR ITSELF AND ITS PROPERTY, (A) IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY (OR, ONLY IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE), AND ANY APPELLATE COURT THEREOF, FOR THE PURPOSE OF ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (B) AGREES NOT TO COMMENCE ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY EXCEPT IN THE DELAWARE COURT OF CHANCERY (OR, ONLY IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE), AND (C) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR BASED ON UPON THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT SUCH SUIT, ACTION, OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF SUCH SUIT, ACTION, OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE SUBJECT MATTER HEREOF OR THEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURT. EACH PARTY HEREBY AGREES THAT THIS AGREEMENT INVOLVES AT LEAST $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO BY THE PARTIES IN EXPRESS RELIANCE UPON 6 DEL. C. § 2708. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION, OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.

Section 13.11 WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM, OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR PARTIES TO THIS AGREEMENT WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO, THIS AGREEMENT OR ANY PORTION OF THIS AGREEMENT, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS, OR OTHER THEORIES OF LIABILITY. EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL.

Section 13.12 Remedies; Specific Performance.

(a) Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Each Party agrees that irreparable damage would occur, and the Parties would not have an adequate remedy at law, if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Parties will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case (i) without the requirement of posting any bond or other indemnity and (ii) in addition to any other remedy to which it may be entitled at law or in equity. Furthermore, each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement; provided that each Party may argue that no breach has occurred.

Section 13.13 Preparation of Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 13.14 Non-Recourse. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties herein in their capacities as such and no former, current, or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents, or Affiliates of any party hereto, or any former, current, or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent, or Affiliate of any of the foregoing (each, other than the parties hereto, a “Non-Recourse Party”) shall have any Liability for any obligations or Liabilities of the parties to this Agreement or for any claim (whether in tort, contract, or otherwise) based on, in respect of, or by reason of the Transactions or in respect of any representations made or alleged to be made in connection herewith; provided, however, that nothing herein shall limit the obligations of any Non-Recourse Party under any Ancillary Document to which such Non-Recourse Party is party, even if the basis for obligations thereunder relate to or arise from obligations hereunder. Without limiting the rights of any party against the other Parties, in no event shall any party or any of its controlled Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of this Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

COMPANY:

STORM PRIVATE HOLDINGS I LTD.

By:	/s/ Peter Berger
Name: Peter Berger
Title: Director

SELLER:

STORM PRIVATE INVESTMENTS LP
Acting by its general partner
Siris Partners II (Cayman) GP I LP
Acting by its general partner
Siris Partners II (Cayman) GP Holdco I LP
Acting by its general partner
Siris Partners II (Cayman) GP I Ltd.

By:	/s/ Peter Berger
Name: Peter Berger
Title: Director

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

PURCHASER:

SMART GLOBAL HOLDINGS, INC.

By:	/s/ Mark Adams

Name:	Mark Adams

Title:	President and Chief Executive Officer

Signature Page to Share Purchase Agreement